  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1996
                                                    REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             ELDORADO RESORTS LLC
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEVADA                               7011                            88-0115550
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ELDORADO CAPITAL CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEVADA                               9999                            88-0367075
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                           345 NORTH VIRGINIA STREET
                              RENO, NEVADA 89501
                                (702) 786-5700
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                ROBERT M. JONES
                            CHIEF FINANCIAL OFFICER
                             ELDORADO RESORTS LLC
                           345 NORTH VIRGINIA STREET
                              RENO, NEVADA 89501
                                (702) 786-5700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                       Copies of all communications to:

                             PAMELA B. KELLY, ESQ.
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 485-1234

                                ---------------

               APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                       OF THE SECURITIES TO THE PUBLIC:
                As soon as practicable after the effective date
                        of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------
                                                            PROPOSED        PROPOSED        AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE  OFFERING PRICE     AGGREGATE      REGISTRATION
            TO BE REGISTERED                REGISTERED    PER NOTE(1)   OFFERING PRICE(1)      FEE
- -------------------------------------------------------------------------------------------------------
10 1/2% Senior Subordinated Notes due
 2006..................................    $100,000,000       100%        $100,000,000       $34,483
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1996

PROSPECTUS

                               OFFER TO EXCHANGE
                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2006
         FOR ALL OUTSTANDING 10 1/2% SENIOR SUBORDINATED NOTES DUE 2006
                                       OF
                              ELDORADO RESORTS LLC
                                      AND
                             ELDORADO CAPITAL CORP.

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON         ,
199   UNLESS EXTENDED.

  Eldorado Resorts LLC, a Nevada limited-liability company (the "Company"), and Eldorado Capital Corp., a Nevada corporation ("Capital" and, together with the Company, the "Issuers"), hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 1/2% Senior Subordinated Notes due 2006 (the "Exchange Notes") for each $1,000 principal amount of its outstanding 10 1/2% Senior Subordinated Notes due 2006 (the "Private Notes"), of which $100,000,000 in aggregate amount was issued on July 31, 1996 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), and therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of July 31, 1996 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the Notes. See "The Exchange Offer" and "Description of the Notes."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 10 1/2% per annum and the interest thereon will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 1997. The Exchange Notes will bear interest from the date of original issuance of the Private Notes.

  The Exchange Notes will be redeemable, in whole or in part, at the option of the Issuers, at any time after August 15, 2001 at the respective redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the redemption date. In addition, on or prior to August 15, 1999, the Issuers may, at their option, use the net proceeds of one or more Public Equity Offerings (as defined herein) to redeem up to an aggregate of 33% of the Notes originally issued at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. Upon a Change of Control (as defined herein), each holder of Exchange Notes has the right to require the Issuers to repurchase such holder's Exchange Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. In addition, subject to certain conditions, the Issuers will be obligated to make an offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets.

  The Exchange Notes will be general unsecured obligations of the Issuers, subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Issuers, including all borrowings of the Company under the Credit Facility (as defined herein). See "Risk Factors--Subordination of Notes." At June 30, 1996, pro forma for the offering of the Notes and the application of proceeds therefrom, the Company would have had outstanding $100 million aggregate principal amount of Notes, $17.2 million under the Existing Credit Facility and $4.0 million of other long-term debt. The Exchange Notes will be unconditionally guaranteed (the "Guarantees") on a senior unsecured basis by certain future Restricted Subsidiaries (as defined herein).

  The Issuers will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on         , 199 ,
unless the Exchange Offer is extended by the Issuers in their sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

                                  -----------

  SEE RISK FACTORS BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NEITHER THE NEVADA  GAMING COMMISSION  NOR THE NEVADA  STATE GAMING CONTROL
    BOARD HAS PASSED  UPON THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS OR
      THE INVESTMENT  MERITS OF  THE EXCHANGE  NOTES OFFERED  HEREBY. ANY
        REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  -----------

                 The date of this Prospectus is          , 199

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of either of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Issuers, as required by the Registration Rights Agreement, that such conditions have been met. The Issuers believe that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of either of the Issuers.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of marketing-making activities or other trading activities. The Issuers have indicated their intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of effectiveness of the Registration Statement (as defined herein), unless extended pursuant to the terms of the Registration Rights Agreement (as defined herein). See "Plan of Distribution."

  The Issuers will not receive any proceeds from, and have agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  The Exchange Notes will be available initially only in book-entry form. The Issuers expect that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global notes representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global notes, Exchange Notes in certificated form will be issued in exchange for the global notes only in accordance with the terms and conditions set forth in the Indenture. See "Description of Notes-- Book Entry; Delivery and Form."

                             AVAILABLE INFORMATION

  The Issuers have filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Issuers and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, including the notes thereto, filed as a part thereof. The Registration Statement (and the exhibits thereto), as well as the periodic reports and other information filed by the Issuers with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400 Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Reference is hereby made to "Risk Factors" which contains material information that holders of Private Notes should consider prior to participating in the Exchange Offer. As used herein, the term "Reno Market" means the combined markets of Reno and Sparks, Nevada.

  Eldorado Resorts LLC (the "Company") was formed to be the successor to Eldorado Hotel Associates Limited Partnership (the "Predecessor Partnership") pursuant to an exchange of all of the currently outstanding partnership interests in the Predecessor Partnership for membership interests in the Company (the "Reorganization"). The Reorganization was effective on July 1, 1996. See "Material Agreements--The Reorganization." Eldorado Capital Corp., a Nevada corporation ("Capital"), was incorporated with the sole purpose of serving as co-issuer of the Notes in order to facilitate the offering thereof. Unless otherwise indicated, the information contained herein assumes consummation of the Reorganization.

                                  THE COMPANY

  The Company owns and operates the Eldorado Hotel & Casino (the "Eldorado"), a premier hotel/casino and entertainment facility in Reno, Nevada. The Company has established the Eldorado as a luxury destination resort by creating a sophisticated, elegant atmosphere unique in the Reno Market and providing unsurpassed personal service and cuisine, a dynamic gaming environment and a wide variety of amenities attractive to multiple market segments. The Eldorado is centrally located in downtown Reno and is easily accessible both to vehicle traffic from Interstate 80, the principal highway linking Reno to its primary visitor markets in northern California, and to pedestrian traffic from nearby casinos. For the twelve months ended June 30, 1996, the Eldorado generated $40.8 million in EBITDA (as defined herein) on net revenues of $150.7 million. In addition to owning the Eldorado, the Company's 77%-owned subsidiary, Eldorado Limited Liability Company, a Nevada limited-liability company ("ELLC"), owns a 50% joint venture interest, along with a wholly-owned subsidiary of Circus Circus Enterprises, Inc. ("Circus Circus"), in the Silver Legacy Resort Casino (the "Silver Legacy"), a major themed hotel/casino located adjacent to the Eldorado. The remaining 23% of ELLC is owned by the principal equityholders of the Company.

  The Eldorado was established in 1973 and has undergone several significant expansions and improvements, including substantial additions in 1979, 1985, 1989 and 1995. As a result of these expansions, the Eldorado is one of the largest and most elegant properties in the Reno Market. As of June 30, 1996, the Eldorado offered approximately 81,500 square feet of gaming space with 1,984 slot machines and 84 table games, three hotel towers with a total of 817 rooms, including 137 suites, seven dining venues, parking for 1,138 vehicles and approximately 12,400 square feet of convention space. For the year ended December 31, 1995, the Eldorado achieved a 93.8% average hotel occupancy rate. The Company is currently further improving and expanding the Eldorado through the development of a Parisian-style bistro, a state-of-the-art 500-seat showroom and a full-service health spa.

  The Company's business strategy draws upon management's two decades of experience successfully operating the Eldorado. A key element of the Company's strategy is to provide patrons with unsurpassed personal service that is designed to foster customer loyalty and generate repeat business. This dedication to service is supported by a variety of high quality amenities, including well-appointed hotel rooms and suites and numerous critically acclaimed dining venues. Additionally, the Company seeks to attract customers from multiple market segments by providing a well-balanced gaming environment which contains a mix of slot machines and table games attractive to both middle-income and premium-play customers. The success of the Eldorado is evidenced by its superior gaming utilization. For the twelve months ended June 30, 1996, the Eldorado generated 12.1% of the Reno Market's gaming revenues (exclusive of race and sports wagers and keno) while operating only 7.7% of its gaming capacity, giving the Eldorado 157% of its "fair share" of the Reno Market's gaming revenues.

  As part of its strategy to further enhance its position as a market leader, in 1993 the Company teamed with Circus Circus to develop the Silver Legacy, the first newly constructed major hotel/casino in the Reno Market since 1978 and its first themed mega-resort. The Silver Legacy opened in July 1995 and encompasses two city blocks in downtown Reno adjacent to the Eldorado and Circus Circus-Reno. The Silver Legacy's design is based upon Nevada's silver mining heritage and the legend of Sam Fairchild, a fictitious silver baron who "struck it rich" on the site of the hotel/casino. The Company's management believes that the Silver Legacy is a "must see" attraction for visitors to the Reno Market. As of June 30, 1996, the Silver Legacy featured 1,711 hotel rooms and suites, approximately 88,500 square feet of casino space with 2,217 slot machines and 87 table games and parking for approximately 1,800 vehicles.

  The Eldorado, Silver Legacy and Circus Circus-Reno properties are connected in a "seamless" manner by 200-foot wide skyway corridors. These enclosed corridors serve as entertainment bridgeways between the three properties and house restaurants and custom retail shops. The Eldorado, Silver Legacy and Circus Circus-Reno comprise the heart of the Reno Market's prime gaming area and room base, providing the most extensive and the broadest variety of gaming, entertainment, lodging and dining amenities in the Reno area, with an aggregate of over 4,100 rooms, approximately 5,900 slot machines and 250 table games, 16 restaurants and enough parking to accommodate approximately 4,600 vehicles. The Company's management believes that the centralized location and critical mass of these three properties, together with the ease of access between the facilities, provide the Eldorado with significant advantages over other freestanding hotel/casinos in the Reno Market.

  The Company has a very broad and experienced management team that includes, among others, Donald Carano and several members of his immediate family. Donald Carano, the Chief Executive Officer and a member of the Board of Managers of the Company, co-founded the Eldorado in 1973 and has been the driving force behind its development. In addition to Donald Carano, each of the Company's other eight senior executives has in excess of 10 years of operating experience in the gaming industry. Management believes that its family-oriented, hands-on approach has enabled the Company to operate the Eldorado successfully for over two decades. In addition to their roles in management of the Company, members of the Carano family beneficially own 63% of the Company.

  Reno is the second largest city in Nevada and is located in northern Nevada at the base of the Sierra Nevada mountain range, approximately 140 miles east of Sacramento, California and 225 miles east of San Francisco, California. The Reno Market is the third largest gaming market in the United States after Las Vegas, Nevada and Atlantic City, New Jersey and generated over $900 million in gaming revenues for the twelve months ended June 30, 1996. According to the Nevada State Gaming Control Board (the "Nevada Gaming Board"), while gaming revenues in the Reno Market grew at a 4% compound annual growth rate from 1985 to 1995, for the first eleven full months the Silver Legacy was in operation (August 1, 1995 through June 30, 1996), the Reno Market's gaming revenues increased by approximately 8.6% over the previous year's comparable eleven month period. Reno is a destination resort market which attracts visitors for an average of 2.5 nights. Visitors are attracted to the Reno area for its wide variety of gaming amenities and its numerous other summer and winter recreational activities. Principal feeder markets for the Reno Market include northern California and the Pacific Northwest. Hotel occupancy rates for the Reno Market increased in 1995 to 86.0% from 84.4% in 1994, despite a 13.2% increase in hotel room capacity. A large portion of the increased room capacity was due to the opening of the Silver Legacy, which management expects will continue to broaden the appeal of the Reno Market to potential visitors. Visitors were also attracted to the Reno Market in 1995 by the opening of the National Bowling Stadium, which is located approximately one block from the Eldorado and Silver Legacy. The National Bowling Stadium will host national bowling tournaments two out of every three years through 2009. The first of these tournaments was held in Reno in 1995 and according to the Reno Sparks Convention and Visitors Authority (the "Visitors Authority") attracted nearly 228,000 guests who infused approximately $230 million into the local economy. In addition, the Reno/Tahoe International Airport has experienced steady and significant growth over the last five years, with the number of airline passenger arrivals to the airport increasing from 1.5 million in 1990 to over
2.9 million in 1995, representing a compound annual growth rate of approximately 14%. Management believes that the opening of the Silver Legacy and the National Bowling Stadium and the continued expansion of airflight service to the Reno/Tahoe International Airport will positively impact the future growth of the Reno Market.

  The Issuers' principal executive offices reside inside the Eldorado, which is located at 345 North Virginia Street, Reno, Nevada 89501, and its telephone number is (702) 786-5700.

                               THE EXCHANGE OFFER

The Exchange Offer..........  The Issuers are hereby offering to exchange
                              $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Issuers will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $100,000,000 aggregate principal amount of Private Notes outstanding.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of either of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights
Agreement...................  The Private Notes were sold by the Issuers on
                              July 31, 1996 to Bear, Stearns & Co. Inc.,
                              Wasserstein Perella Securities, Inc. and BA
                              Securities, Inc., as the initial purchasers (the "Initial Purchasers"), pursuant to a Purchase Agreement dated July 25, 1996, between the Issuers and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Issuers and the Initial Purchasers entered into a Registration Rights Agreement dated as of July 31, 1996 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer--Termination of Certain Rights."

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on              , 199 , unless
                              the Exchange Offer is extended by the Issuers in their sole discretion, in which case the term Expiration Date shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
Exchange Notes and the
Private Notes...............  The Exchange Notes will bear interest from the date of original issuance of the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the Exchange
Offer.......................  The Exchange Offer is subject to certain customary conditions that may be waived by the Issuers. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

Procedures for Tendering
Private Notes...............  Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Fleet National Bank, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Issuers that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of the Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause
                              (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Issuers should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of either of the Issuers. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a Prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer-- Procedures for Tendering."

Special Procedures for
Beneficial Owners...........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery
Procedures..................  Holders of Private Notes who wish to tender their
                              Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
Notes and Delivery of the
Exchange Notes..............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Issuers will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders."

Certain Federal Income Tax
Considerations..............  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal in-come tax purposes because the Exchange Notes will not be considered to differ materially from the Private Notes. As a result, no material fed-eral income tax consequences will result to hold-ers exchanging Private Notes for Exchange Notes. See "Certain Federal Income Tax Considerations."

Exchange Agent..............  Fleet National Bank is serving as the Exchange
                              Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $100,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

Securities Offered..........  $100.0 million aggregate principal amount of 10
                              1/2% Senior Subordinated Notes due 2006.

Issuers.....................  The Exchange Notes will be joint and several obligations of Eldorado Resorts LLC and Eldorado Capital Corp.

Maturity....................  August 15, 2006.

Interest Payment Dates......  February 15 and August 15 of each year, commencing February 15, 1997, to holders of record on the immediately preceeding February 1 and August 1.

Optional Redemption.........  The Exchange Notes are redeemable at the option of the Issuers, in whole or in part, at any time after August 15, 2001, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. In addition, on or prior to August 15, 1999, the Issuers may redeem up to 33% in aggregate principal amount of the Exchange Notes originally issued at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined herein). See "Description of Notes-- Optional Redemption."

Special Redemption..........  The Exchange Notes are subject to redemption requirements imposed by gaming laws and
                              regulations of the state of Nevada. See
                              "Description of Notes--Gaming Redemption."

Ranking.....................  The Exchange Notes will be general unsecured obligations of the Issuers, subordinated in right of payment to all existing and future Senior Debt of the Issuers, including all borrowings of the Company under the Credit Facility. See "Description of Notes--Subordination."

Guarantees..................  The Notes will be guaranteed by certain future
                              Restricted Subsidiaries (as defined herein). Such guarantees will be subordinated to all existing and future Senior Debt of any guarantors. See "Description of Notes--Certain Covenants-- Subsidiary Guarantees."


Repurchase at the Option of
Holders.....................  Upon a Change of Control (as defined herein), each holder of Exchange Notes will have the right to require the Issuers to purchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. In addition, the Issuers will be required to offer to purchase certain of the Exchange Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase, with the proceeds of certain asset sales. See "Description of Notes-- Repurchase at the Option of Holders."

Mandatory Redemption........  The Issuers are not required to make any mandatory redemption or sinking fund payments prior to maturity of the Exchange Notes. See "Description of Notes--Mandatory Redemption."

Certain Covenants...........  The Indenture pursuant to which the Exchange
                              Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Issuers and any Restricted Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, create certain liens, enter into certain transactions with affiliates, utilize proceeds from asset sales, issue or sell equity interests of subsidiaries or enter into certain mergers and consolidations. See "Description of Notes-- Certain Covenants."

Eldorado Capital Corp. .....  Eldorado Capital Corp. is a wholly-owned subsidiary of the Company whose sole purpose is to serve as a co-issuer of the Notes.

                                  RISK FACTORS

  For a discussion of certain factors that should be considered in connection with the Exchange Offer, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The summary consolidated financial data set forth below has been derived from the consolidated financial statements of the Predecessor Partnership. The consolidated statement of income data for each year in the three-year period ended December 31, 1995 and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from the audited financial statements of the Predecessor Partnership, which are contained elsewhere in this Prospectus. The consolidated statement of income data for the thirteen-month period ended December 31, 1991 and for the year ended December 31, 1992 and the consolidated balance sheet data at December 31, 1991, 1992 and 1993 are derived from the audited financial statements of the Predecessor Partnership, which are not contained herein. Consolidated statement of income data is presented for the thirteen-month period ended December 31, 1991 because of a change in fiscal year by the Predecessor Partnership. The consolidated financial data as of and for the six-month periods ended June 30, 1995 and 1996 are derived from consolidated financial statements that are unaudited but which, in the opinion of management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the Company's financial condition and results of operations. The summary consolidated financial data are not necessarily indicative of the Company's future results of operations or financial condition and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's consolidated financial statements, including the notes thereto, and the other financial and statistical information appearing elsewhere in this Prospectus.

                                               YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED
                          THIRTEEN-MONTH --------------------------------------  --------------------
                           PERIOD ENDED                                          JUNE 30,   JUNE 30,
                          DEC. 31, 1991    1992      1993      1994      1995      1995       1996
                          -------------- --------  --------  --------  --------  ---------  ---------
                                                  (DOLLARS IN THOUSANDS)             (UNAUDITED)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Net revenues............     $133,069    $131,460  $137,057  $138,198  $148,730   $ 68,793    $70,800
Abandonment loss(1).....          --          --        --        --      1,862        --         --
Equity in net loss of
 subsidiary(2)..........          --          --        --        --      3,208        --          61
Operating income........       34,699      35,932    35,272    33,602    28,282     15,174     12,744
Interest expense, net...       (7,776)     (6,385)   (4,979)   (2,967)   (5,093)    (1,356)    (4,651)
Minority interest in net
 loss of subsidiary(3)..          --          --        --        --        745        --          14
Net income(4)...........       26,923      29,547    30,293    30,635    23,934     13,818      8,107
OTHER DATA:
EBITDA(5)(6)............     $ 41,341    $ 42,730  $ 42,715  $ 41,214  $ 41,761   $ 18,836    $17,972
Net cash provided by
 (used in):
 Operating activities...       34,762      36,691    32,002    38,786    36,345     17,786     10,888
 Investing activities...      (14,409)    (17,112)  (10,478)  (37,045)  (62,791)   (36,101)    (6,508)
 Financing activities...      (20,429)    (19,753)  (21,876)   (1,205)   27,208     13,804     (5,718)
Capital expenditures,
 net....................       14,816      17,847    10,562    12,053    57,451     30,734      6,524
Ratio of earnings to
 fixed charges..........         4.1x        5.3x      6.2x      6.1x      3.6x       4.2x       2.6x
OPERATING DATA(7):
Number of hotel
 rooms(8)...............          783         783       783       783       817        783        817
Average hotel occupancy
 rate...................         90.2%       92.2%     93.0%     93.7%     93.8%      95.3%      94.7%
Casino square
 footage(8).............       61,500      61,500    61,500    61,500    76,500     76,500     81,500
Number of slot
 machines(8)............        1,557       1,546     1,568     1,597     1,904      1,831      1,984
Number of table
 games(8)...............           84          77        77        71        84         71         84
                                                                                 TWELVE MONTHS ENDED
                                                                                    JUNE 30, 1996
                                                                                 --------------------
                                                                                     (UNAUDITED)
PRO FORMA DATA(9):
Cash interest expense.......................................................           $12,233
EBITDA/Cash interest expense................................................              3.3x
Total debt/EBITDA...........................................................              3.0x
Ratio of earnings to fixed charges..........................................              2.1x

                                       AT DECEMBER 31,                    AT JUNE 30, 1996
                         -------------------------------------------- ------------------------
                           1991     1992     1993     1994     1995    ACTUAL  AS ADJUSTED(10)
                         -------- -------- -------- -------- -------- -------- ---------------
                                                (DOLLARS IN THOUSANDS)      (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............ $  6,085 $  5,176 $  4,824 $  5,360 $  6,122 $  4,784    $  4,784
Total assets............  109,541  119,011  129,645  160,384  215,592  218,813     222,313
Total debt..............   65,392   65,645   61,469   79,064  123,630  119,088     122,588
Partners' equity(11)....   35,659   45,206   57,799   69,634   74,768   82,675      82,675

- -------
See footnotes to Summary Consolidated Financial Data

                FOOTNOTES TO SUMMARY CONSOLIDATED FINANCIAL DATA

 (1) Abandonment loss represents the net book value of property disposed of as a result of the expansion of the Eldorado.

 (2) Equity in net loss of subsidiary represents ELLC'S 50% joint venture interest in the Circus and Eldorado Joint Venture, a Nevada general partnership (the "Silver Legacy Joint Venture"). The equity in net loss of subsidiary for the year ended December 31, 1995 includes the impact of ELLC's share of the $9.9 million of pre-opening expenses that were incurred by the Silver Legacy Joint Venture.

 (3) Minority interest in net loss of subsidiary represents the 23% minority interest partners' share of ELLC's 50% joint venture interest in the Silver Legacy Joint Venture. The minority interest in ELLC is owned by the Company's equityholders.

 (4) The Predecessor Partnership was not subject to U.S. federal income taxes, as the partners included their respective shares of partnership taxable income in their income tax returns. For each period shown, the Predecessor Partnership made distributions to its partners, a portion of which was to reimburse the partners for such tax liability. As a limited-liability company, the Company also will not be subject to income tax liability. Therefore, holders of membership interests will include their respective shares of the Company's taxable income in their income tax returns and the Company will continue to make distributions for such tax liabilities.

 (5) The Company pays management fees to Recreational Enterprises, Inc. and Hotel Casino Management, Inc., the owners of 55% and 29% of the Company's equity interests, respectively. The management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. are included in selling, general and administrative expenses and totalled $2.1 million and $2.0 million for the six months ended June 30, 1995 and 1996, respectively, and $4.6 million, $3.8 million and $4.3 million for the years ended December 31, 1993, 1994 and 1995, respectively. Historically, the salaries of senior executive officers and certain other key employees of the Company were not directly incurred by the Company but were paid from a portion of the management fees paid to Recreational Enterprises, Inc. As of July 1, 1996, the aggregate annual salaries of such senior executive officers and other key employees have become payroll obligations of the Company. In connection with the issuance of the Private Notes, the Company entered into a Management Agreement (as defined herein) with Recreational Enterprises, Inc. and Hotel Casino Management, Inc. providing that future management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. will not exceed 1.5% of the Company's annual net revenues. See "Material Agreements--Management Agreement." Assuming reallocation of such salaries and the payment of management fees pursuant to the Management Agreement (assuming aggregate annual reallocated salaries at the 1996 levels of $2.3 million per year (which includes assumed aggregate bonuses of $0.3 million which may or may not be paid at the discretion of the Chief Executive Officer) and the payment of management fees of the full 1.5% of annual net revenues, in each case, for all periods presented), (i) the aggregate of such salaries and management fees would have totalled $4.4 million, $4.4 million and $4.5 million for the years ended December 31, 1993, 1994 and 1995, respectively, and (ii) the Company's pro forma net income would have been higher by $0.2 million for the year ended December 31, 1993 and would have been $0.6 million and $0.2 million lower for the years ended December 31, 1994 and 1995, respectively.

 (6) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. For the year ended December 31, 1995, EBITDA was adjusted to exclude abandonment loss of $1.9 million and ELLC's equity in net loss of its subsidiary of $3.2 million. For the six months ended June 30, 1996, EBITDA was adjusted to exclude ELLC's equity in net loss of its subsidiary of $61,000. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry.

 (7) Excludes the operating data of the Silver Legacy.

 (8) As of the end of each period presented.

 (9) Gives pro forma effect to the issuance of the Private Notes and the application of the net proceeds therefrom, as if such transactions had occurred as of June 30, 1995.

(10) Adjusted to reflect the consummation of the issuance of the Private Notes and the application of the net proceeds therefrom, as if such transactions had occurred as of June 30, 1996.

(11) Effective upon consummation of the Reorganization, partners' equity will be reclassified as members' equity.

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before participating in the Exchange Offer.

COMPETITION

  The Company competes for customers primarily on the basis of location, range and pricing of amenities and overall atmosphere. Of the 48 casinos currently operating in the Reno Market, the Company competes principally with the eight hotel/casinos that, like the Company, each generate over $36 million in annual gaming revenues, including Circus Circus-Reno and the Silver Legacy. To a lesser extent, the Company also competes with hotel/casinos located in Las Vegas and Laughlin, Nevada, in the Lake Tahoe area and in other parts of the United States and with state sponsored lotteries, on-and-off track wagering, card clubs, riverboat and Native American gaming ventures and other forms of legalized gaming.

  Since the 1980's, legalized gaming opportunities have proliferated throughout the United States. Riverboat, dockside or land-based gaming is currently legal in ten states and gaming on Native American-owned land is legal in at least 23 states, including California, Washington and Oregon. In addition, California (from where the Reno Market drew approximately 47% of its visitors in 1995) allows other non-casino style gaming, including pari-mutuel wagering, a state-sponsored lottery, card clubs, bingo and off-track betting. The Company believes that the expansion of casino gaming on Native American lands in California, and to a lesser extent in Washington and Oregon, could have a material adverse affect on the Company's operations. Furthermore, while the Company believes that the continued spread of legalized gaming may in the future present the Company with opportunities for expansion (subject to available financing), increased legalized gaming in other states, particularly in areas close to Nevada, such as California, Washington and Oregon, could adversely affect the Company's operations. See "Business--Competition."

  A substantial number of customers travel to both the Reno Market and the Lake Tahoe market during their visits. Consequently, the Company believes that its success is influenced to some degree by the success of the Lake Tahoe market. While the Company does not anticipate a decline in the popularity of either the Reno Market or the Lake Tahoe market as tourist destination areas in the foreseeable future, any such decline could adversely affect the Company's operations.

  According to statistics published by the Visitors Authority, there were approximately 14,241 hotel rooms and approximately 5,221 motel rooms in the Reno Market at the end of 1995. In addition, according to the Visitors Authority, several hotel/casino projects are currently proposed or under construction in the Reno Market which are expected to add approximately 2,690 rooms by the end of the decade. While management believes that growth in the Reno Market's room base and gaming capacity will benefit the Company, there can be no assurance that such growth will not exceed market demand and thereby adversely affect the Company's financial condition or results of operations.

LEVERAGE AND DEBT SERVICE

  The Company has substantial fixed debt service in addition to operating expenses. The Company used the net proceeds from the issuance of the Private Notes to repay a portion of the Existing Credit Facility (as defined herein) and, concurrently with the closing of the issuance of the Private Notes, amended the Existing Credit Facility to provide for a senior secured revolving credit facility of $50 million (the Existing Credit Facility as amended is hereinafter referred to as the "Credit Facility"). See "Material Agreements-- Description of the Credit Facility." As of June 30, 1996, after giving pro forma effect to the issuance of the Private Notes and the application of the net proceeds therefrom, the Company's total consolidated long-term debt (excluding current portion) would have been $121.2 million, consisting of the Private Notes, $17.2 million outstanding under the Existing Credit Facility and $4.0 million of other long-term debt. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired, (ii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited and (iii) the Company may be vulnerable in the event of a downturn in its business. The refinancing effected by the application of the proceeds of the issuance of Private Notes reduced the Company's principal repayment obligations for the near future; however, under the terms of the Indenture and the Credit Facility, the Company may continue to incur additional indebtedness.

  The Credit Facility and the Indenture contain certain restrictive covenants including, among other things, limitations on the ability of the Company and certain of its subsidiaries to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to enter into transactions with affiliates to sell or otherwise dispose of assets and to merge or consolidate with another entity. Although the covenants are subject to various exceptions which are designed to allow the Company to operate without undue restraint, there can be no assurance that such covenants will not adversely affect the Company's ability to finance future operations or capital needs or engage in other activities which may be in the interest of the Company. In addition, the Company is required under the Credit Facility to maintain certain financial ratios. The Company's ability to comply with such provisions will be dependent upon its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Accordingly, no assurance can be given that the Company will maintain a level of operating cash flow that will permit it to service its obligations and to satisfy the financial covenants in the Credit Facility. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Credit Facility, which would entitle the lenders thereunder to accelerate the maturity of the Credit Facility, and could result in cross-defaults permitting the acceleration of other indebtedness of the Company, including the Notes. Such an event would adversely affect the Company's ability to make payments on the Notes. See "Material Agreements--Description of the Credit Facility" and "Description of Notes."

SUBORDINATION OF EXCHANGE NOTES

  The Exchange Notes will be unsecured and subordinated to the prior right of payment of all existing and future Senior Debt of the Issuers, including obligations under the Credit Facility. Subject to certain limitations, the Indenture will permit the Issuers to incur additional indebtedness, including Senior Debt. See "Description of Notes--Certain Covenants--Incurrence of Indebtedness." In addition, the indebtedness under the Credit Facility will become due prior to the maturity of the Exchange Notes. As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency, the assets of the Issuers will be available to pay obligations on the Exchange Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes then outstanding. See "Material Agreements-- Description of the Credit Facility" and "Description of Notes."

DEPENDENCE ON KEY MARKETS AND PEDESTRIAN TRAFFIC IN DOWNTOWN RENO

  The Visitors Authority reports that visitors from California, Washington, Oregon and Canada accounted for approximately 47%, 12%, 7% and 7%, respectively, of the visitors to the Reno Market in 1995. Accordingly, the Company is dependent for its revenues primarily upon the gaming activities of customers visiting the Reno Market from these areas. A decline in the Reno Market's gaming revenues generally or in the economy of the Reno Market, a decline in the economies in California, Washington, Oregon, Canada or elsewhere or a decline in the number of gaming customers traveling to the Reno Market for any reason, including increased competition from other gaming areas (including Native American gaming in California, Washington and Oregon), could have a material adverse effect on the Company's results of operations. See "-- Seasonality; Quarterly Fluctuations in Operating Results" and "Business-- Competition."

  Additionally, management is aware of proposals for the potential rerouting of train tracks throughout the Reno metropolitan area. Such rerouting could increase the frequency of trains travelling through downtown Reno and could cause interruptions in normal pedestrian traffic patterns and flow. Any interruption in pedestrian traffic patterns and flow could result in a decline in the number of visitors to the Eldorado. The Company is unable to estimate the impact that future construction or the increase in the frequency of trains traveling through downtown Reno would have on its results of operations.

CONTROL BY AND DEPENDENCE ON KEY PERSONNEL

  Donald Carano controls the Company through his direct and indirect equity ownership of the Company and is a member of the Board of Managers and the Chief Executive Officer of the Company. As a result, Mr. Carano has the power to elect a majority of the Board of Managers, appoint new management and control all aspects of the daily operations of the Company and the Eldorado. The Company is dependent on the retention of, and continued performance by, Mr. Carano. The Company believes that the sudden loss of the services of Mr. Carano could have a material adverse effect on the Company. The Company does not have an employment contract with Mr. Carano and the Company does not maintain key-man insurance policies on Mr. Carano or on any other officer of the Company.

POTENTIAL CONFLICTS OF INTEREST

  Donald Carano and Robert Jones, the Chief Financial Officer of the Company, are members of the Silver Legacy Joint Venture's Executive Committee, which oversees the management of the operations of the Silver Legacy. Therefore, Mr. Carano's and Mr. Jones's decisions relating to the daily operations of the Company, in addition to Mr. Carano's equity ownership in the Company, could conflict with their respective positions on the Silver Legacy's Executive Committee to the extent that their actions in such capacities are not beneficial to both the Eldorado and the Silver Legacy. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

  Additionally, Gary Carano, the General Manager of the Silver Legacy and a member of the Board of Managers of the Company, and Glenn Carano, the Director of Marketing of the Silver Legacy, each indirectly own a 10.1% interest in Recreational Enterprises, Inc., which owns a 55% equity interest in the Company. See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, Gary Carano's and Glenn Carano's decisions relating to the management of the Silver Legacy could conflict with Gary Carano's position as a member of the Company's Board of Managers and both of their respective positions as equityholders in the Company to the extent that their actions in such capacities are not beneficial to both the Eldorado and the Silver Legacy.

  The potential for the conflicts of interest described above may be exacerbated by the fact that the Eldorado and the Silver Legacy are connected by a skyway corridor. No specific procedures for resolving these conflicts of interest have been developed and there can be no assurance that effective procedures for addressing such matters can be developed.

  Donald Carano is the Chief Executive Officer of and beneficially owns stock, along with Gene, Gregg and Cindy Carano (the Director of Hotel and Retail Operations of the Eldorado), in Recreational Enterprises, Inc., which, in addition to its ownership interest in the Company, engages in other business activities. These members of the Carano family, as well as Rhonda Carano (the Director of Advertising and Public Relations of the Eldorado), provide services and devote a portion of their time and attention to business activities of Recreational Enterprises, Inc. which are unrelated to the business of the Company. Furthermore, Donald Carano is currently a general partner of the Ferrari Carano Vineyards and Winery, a California general partnership (the "Ferrari Carano Winery"), which is owned by Recreational Enterprises, Inc. and the Carano family. Additionally, Donald Carano and Recreational Enterprises, Inc. collectively own a 50% equity interest in the Pioneer Inn Hotel Casino, a small hotel/casino located in downtown Reno. Mr. Carano spends approximately one-third of his time on matters relating to the Ferrari Carano Winery and, from time to time, devotes a portion of his attention to other business ventures, including, to a minimal extent, the Pioneer Inn Hotel Casino. In addition, Mr. Carano is "of counsel" to the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, but is not involved in the active practice of law. See "Certain Transactions."

SEASONALITY; QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

  Historically, hotel/casino operations in the Reno Market have been subject to seasonal variations. Traditionally, the strongest operating results occur in the third quarter and the weakest results have occurred during the period from November through February when weather conditions have adversely affected operating results. For example, during the winter months of 1994-1995 and 1995-1996, the Reno Market and surrounding areas experienced greater than normal snowfall, making travel to the Reno Market more difficult. This resulted in significant declines in traffic on major highways, particularly on routes to and from northern California, and caused a downturn in customer volume. Consequently, during those periods the revenues and cash flows at hotel/casinos in the Reno Market, including the Eldorado, were adversely affected. Furthermore, according to the Visitors Authority, 57% of visitors to the Reno Market in 1995 arrived by some form of ground transportation. Therefore, normal winter weather is expected to cause the Company's operating results to be seasonally affected and severe winter weather may have a material adverse effect on the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Seasonality."

  In addition, the Company's financial results for the first half of 1995 were positively impacted by the presence of bowlers competing in tournaments sponsored by the American Bowling Congress (the "ABC") which were held at the National Bowling Stadium. The Visitors Authority has entered into contracts with each of the ABC and the Women's International Bowling Congress (the "WIBC") which obligate each of the ABC and the WIBC to hold a National Championship Bowling Tournament at the National Bowling Stadium once every three years. The contracts were structured so that there will be a National Championship Bowling Tournament in Reno two out of every three years between 1995 and 2009. However, while the Company expects that the National Bowling Stadium will host tournaments sponsored by other bowling organizations, neither the ABC nor the WIBC is scheduled to sponsor a tournament in Reno in 1996. Consequently, the Company expects some negative impact in its operating results and cash flow in 1996 and in other years in which neither of these associations stages a tournament in Reno. See "Business--Reno Market."

CHANGE OF CONTROL

  In the event of a Change of Control, each holder of Notes will have the right, at the holder's option, to require the Issuers to purchase all or a portion of such holder's Notes in accordance with the terms of the Indenture. The occurrence of a Change of Control could result in a default under the Credit Facility or other Senior Debt. In addition, the Issuers' ability to pay cash to the holders of the Notes upon any such event may be limited by the Issuers' financial condition at the time of such event or by financial covenants that may be contained in the Senior Debt. If the Issuers are required to seek the consent of their lenders to repurchase the Notes and are unable to obtain such consents or are unable to refinance the borrowings that contain such prohibition, the inability of the Issuers to repurchase Notes would constitute an Event of Default under the Indenture, which, in turn, would constitute a default under the Credit Facility or other Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "--Subordination of Notes" and "Description of Notes--Repurchase at the Option of Holders."

CAPITAL CALLS UNDER THE SILVER LEGACY JOINT VENTURE AGREEMENT

  The Silver Legacy was developed pursuant to the Agreement of Joint Venture of Circus and Eldorado Joint Venture (the "Joint Venture Agreement") dated as of March 1, 1994, between ELLC and Galleon, Inc., a wholly-owned subsidiary of Circus Circus ("Circus Sub"). Under the Joint Venture Agreement, ELLC may be required to make certain additional capital contributions to defray certain net losses incurred by the Silver Legacy Joint Venture. No assurance can be given that ELLC will maintain a level of operating cash flow that will permit it to satisfy any such additional capital contribution requirements. If ELLC fails to make a required additional capital contribution, Circus Sub may loan directly to the Silver Legacy Joint Venture the amount of the additional capital contribution that ELLC has failed to pay or may contribute the amount of such additional capital contribution on behalf of ELLC, which contributed amount would be considered a loan to ELLC and would be required to be repaid by ELLC from the cash distributions it receives pursuant to the Joint Venture Agreement. If ELLC's loan were not repaid to Circus Sub within two years, ELLC's interest in the Silver Legacy Joint Venture could be purchased by Circus Sub. In addition, if ELLC were in default at any time on any two required additional capital contributions, ELLC's interest in the Silver Legacy Joint Venture could be purchased by Circus Sub. The Company is not liable for the payment of any additional capital contribution owed by ELLC. See "Material Agreements--Silver Legacy Joint Venture Agreement."

IMPACT OF SILVER LEGACY/RECENT OPERATING RESULTS

  The opening of the Silver Legacy has had a mixed effect on the Eldorado's results of operations. During peak periods, the Eldorado has benefited from the critical mass of, and the seamless connection between, the Eldorado, the Silver Legacy and Circus Circus-Reno properties. Management believes that, in slower periods, the Eldorado has been negatively impacted by the Silver Legacy, as that facility attracts a greater share of the gaming patrons due to its larger room base. From August 1, 1995 through June 30, 1996, the Eldorado's gaming revenues increased by $4.5 million, or 4.9%, as compared to the prior year period. However, while the Eldorado was able to increase its gaming revenues during this period despite competition from the Silver Legacy, the Company's EBITDA declined due to additional operating and marketing costs.

  In addition to the impact of the Silver Legacy, harsh winter conditions in the Reno area, the absence of a major bowling tournament, a lower than normal table hold percentage, as well as the increased costs associated with operating the larger Eldorado facility each had a negative impact on the Company's operating performance in 1996. For the six months ended June 30, 1996, the Company's EBITDA decreased to $17.9 million as compared to $18.8 million in EBITDA generated in the comparable prior year period. Based upon the factors discussed above, the Company expects EBITDA for the third quarter ended September 30, 1996 and for the nine months ended September 30, 1996 to be lower than the EBITDA generated in the comparable prior year periods. In addition, the Company's EBITDA for the year ended December 31, 1995 increased to $41.8 million from $41.2 million for the year ended December 31, 1994 and decreased from $42.7 million in each of the years ended December 31, 1993 and 1992. No assurance can be given that the Company's EBITDA will increase or will regain levels achieved in prior years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL MATTERS

  As is the case with any owner or operator of real property, the Company is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Federal, state and local environmental laws and regulations also impose liability on potentially responsible parties, including the owners or operators of real property, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed of or released. The Company does not have environmental liability insurance to cover such events.

  Certain of the Company's properties and former properties, including the Silver Legacy property, had or have varying degrees of petroleum contamination in the soil and/or groundwater. In each instance where such petroleum contamination has been identified, investigation or remediation activities have been undertaken or are ongoing. The possibility exists that additional contamination, as yet unknown, may exist at these or other of the Company's properties. In addition, under the terms of an Environmental Indemnity, dated May 30, 1995 (the "Environmental Indemnity"), the Company has agreed jointly and severally with Circus Circus to indemnify, defend and hold harmless the agents and lenders under the Silver Legacy Joint Venture's bank credit facility from and against any and all Environmental Losses (as defined in the Environmental Indemnity) suffered or incurred on the premises of the Silver Legacy or arising through the ownership, use, occupancy or operation thereof. Generally, liability under the Environmental Indemnity covers the period prior to the date the lenders foreclose on and take possession of the real property securing their loans to the Silver Legacy Joint Venture. The agents and lenders are not required to seek payments from the Silver Legacy Joint Venture before pursuing payments from the Company and Circus Circus for Environmental Losses. In all cases, the Company believes that the contamination arose from activities of prior owners or occupants, or from offsite sources and not as a result of any actions or operations conducted by the Company.

  As to the petroleum contamination identified on the Silver Legacy property, the Company is currently seeking reimbursement and indemnification from Chevron Company USA. The possibility exists that other responsible parties may be identified for this or other sites, and the Company will determine whether to seek contribution or reimbursement from such parties. In addition, reimbursement for some of the expenditures has been, and further reimbursement may be, obtained from the State of Nevada Petroleum Fund which has been established to reimburse parties for costs incurred in clean-up of underground storage tank related contamination.

  The Company's properties and former properties also lie within the proposed Central Truckee Meadows Remediation District, encompassing much of the City of Reno, which will address groundwater contaminated with solvents as identified by the Nevada Division of Environmental Protection. The Company does not believe that it has contributed to this solvent contamination. The Company has not been required to conduct any remediation or investigation of this matter nor to contribute toward any costs associated therewith. However, the possibility remains that funding of the investigation or remediation of this regional groundwater issue could result in a special assessment on the Company's properties or former properties among others within the Remediation District. The possibility exists that the entire area of contamination, or a portion thereof, could be listed under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

  Asbestos has been determined to be present in areas of the Eldorado, which management believes does not require removal at this time.

GAMING REGULATION

  The Company's gaming operations, and the ownership of securities in the Company, are subject to extensive regulation by the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and various local governmental authorities (the "Local Authorities" and, together with the Nevada Commission and the Nevada Board, the "Nevada Gaming Authorities"). If it were determined that the Nevada Gaming Control Act or any regulations promulgated thereunder (collectively, the "Nevada Act") were violated by the Company, the Eldorado or the Silver Legacy, the gaming licenses held by the violating entity could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. The Nevada Gaming Authorities have broad authority with respect to licensing and registration of entities and individuals involved in gaming operations, including holders of the Company's outstanding securities. The Nevada Gaming Authorities may, among other things, revoke the license of any entity licensed as a gaming corporation or the registration of any entity registered as a holding company of a gaming corporation, and may also revoke the license of any individual licensed as an officer, director, control person or shareholder of a licensed or registered entity. Revocation of the gaming licenses held by the Company would result in a material adverse effect on the business of the Company.

  The Company will be required to disclose to the Nevada Gaming Authorities the identities of the holders of the Notes. In addition, the Nevada Commission has authority under the Nevada Act, in its discretion, to (i) require holders of debt securities of licensed companies to file applications, (ii) investigate such holders and (iii) require such holders to be found suitable to own such debt securities. If the Nevada Commission determines that a person is unsuitable to own such securities, then pursuant to the regulations of the Nevada Commission, the Company may be subject to sanctions, including the loss of its approvals, if, without the prior approval of the Nevada Commission, it
(i) pays to the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form or (iv) makes any payments to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction. The Indenture provides that if a holder or beneficial owner of a
Note is required to be found suitable and is not found suitable, the Company will have the right (i) to require the holder or owner to dispose of its Notes within 30 days or such earlier period as may be ordered by the Nevada Commission or (ii) to redeem the holder's or owner's Notes within 30 days or such earlier period as may be prescribed by the Nevada Commission at the lesser of the principal amount thereof or the price at which the holder or owner acquired the Notes, together with, in either case, accrued interest to the date of finding of unsuitability by the Nevada Commission. See "Description of Notes--Gaming Redemption."

  In addition, any future public offering of debt or equity securities by the Company, including the Exchange Offer and any offering the proceeds of which are intended to be used to pay for construction of, or to acquire an interest in, any gaming facilities in Nevada, to finance the gaming operations of an affiliated company or to retire or extend obligations incurred for any such purposes, requires the prior approval of the Nevada Commission.

  If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, the Company would have to sever all relationships with such person. Furthermore, the Nevada Commission may require the Company to terminate the employment of any person who refuses to file appropriate applications. Either result could materially adversely affect the gaming operations of the Company.

POSSIBLE LEGISLATION

  The California State Assembly and the California Senate each have recently passed separate bills which would legalize electronic gaming devices and nonhouse banked card games at casinos located on Native American lands in California and would create a new agency within the California Attorney General's office that would regulate legal gaming in California. None of these bills has been passed by both houses of the legislature. The Company believes that the expansion of casino gaming on Native American lands, or otherwise, in California could have a material adverse effect on the Company's operations.

  In July 1996, the United States House of Representatives gave final congressional approval to a bill that, if signed by the President, would create the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The legislation provides that, not later than two years after the enactment of such legislation, the commission would be required to issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions. Any such recommendations, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on the Company's business or results of operations.

  Additionally, from time to time, certain federal legislators have proposed the imposition of a federal tax on gaming revenues. Any such tax could have a material adverse effect on the Company's financial condition or results of operations.

NON-RECOURSE NATURE OF NOTES

  No direct or indirect member, manager, employee, officer, stockholder or director, past, present or future, of either of the Issuers or any Guarantor (as defined herein) will have any personal liability in respect of the obligations of the Issuers under the Indenture, the Notes or any guarantees thereof by reason of the status as such member, manager, employee, officer, stockholder or director unless such person is an Issuer or Guarantor of the Notes.

ABSENCE OF PUBLIC MARKET

  The Private Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes constitute a new issue of securities for which there is currently no active trading market. The Company does not intend to list the Notes on any securities exchange or to seek approval for quotation of the Notes through any automated quotation system. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of, performance of and prospects for the Company. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes as permitted by applicable law and regulation. However, the Initial Purchasers are not obligated to do so and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer. There can be no assurance that an active trading market for the Notes will develop or be sustained. See "Notice to Investors."

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuers are under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Issuers on July 31, 1996 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors" ("Accredited Institutions"), as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act. As a condition to the sale of the Private Notes, the Issuers and the Initial Purchasers entered into the Registration Rights Agreement on July 31, 1996. Pursuant to the Registration Rights Agreement, the Issuers agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, they would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 45 days after the Closing Date, (ii) use their best efforts to cause such Registration Statement to become effective under the Securities Act within 180 days after the Closing Date and (iii) use their best efforts to consummate the Exchange Offer prior to the 30th business day following the date on which the Registration Statement is declared effective. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Issuers believe that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of either of the Issuers within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities
Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Issuers have agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale for a period not to exceed 180 days after the date of effectiveness of the Registration Statement, unless extended pursuant to the terms of the Registration Rights Agreement. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Issuers will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of Indenture, which also authorized the original issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $100,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as a nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Issuers intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

  The Issuers shall be deemed to have accepted validly tendered Private Notes when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Issuers.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
         , 199 , unless the Issuers, in their sole discretion, extend the Exchange Offer, in which case the term Expiration Date shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Issuers will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders of Private Notes an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Issuers may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Issuers shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 10 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually on each August 15 and February 15, commencing February 15, 1997. Holders of Exchange Notes will receive interest on February 15, 1997 from the date of original issuance of the Private Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF PRIVATE NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner of Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Private Notes, either make appropriate arrangements to register ownership of the Private Notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Issuers have no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Issuers reserve the right in their sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Issuers that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with a registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Issuers should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of either of the Issuers. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Issuers (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers in their sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Issuers shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Issuers determine in their sole discretion that any of these conditions are not satisfied, the Issuers may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuers will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Issuers' continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use their best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period not to exceed 180 days from the Expiration Date, unless extended pursuant to the terms of the Registration Rights Agreement and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period not to exceed 180 days after the date of effectiveness of the Registration Statement, unless extended pursuant to the terms of the Registration Rights Agreement.

SHELF REGISTRATION

  In the event that (i) the Issuers are not required to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, or (ii) any holder of Private Notes notifies the Issuers in writing on or prior to the 20th business day following consummation of the Exchange Offer (A) that based upon the advice of counsel such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) that based upon the advice of counsel such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a Prospectus and that the Prospectus contained in the Registration Statement is not appropriate or available for such resales, or (C) that such holder is a broker-dealer and holds applicable Notes acquired directly from the Issuers or one of their affiliates, the Issuers jointly and severally, will at their cost, (a) promptly file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"),
(b) use their best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act, and (c) use their best efforts to keep effective such Shelf Registration Statement until the earlier of three years after the (i) the date of its effectiveness or (ii) such shorter period ending when (A) all applicable Notes covered by the Shelf Registration Statement have been sold thereunder, (B) a subsequent shelf registration statement covering all applicable Notes has been declared effective under the Securities Act or (C) all applicable Notes may be sold pursuant to Rule 144(k) under the Securities Act. The Issuers will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells its Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

LIQUIDATED DAMAGES

  If (a) the Issuers fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Issuers fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above is hereinafter referred to as a "Registration Default"), then the Issuers will pay damages to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default, an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder. Such damages, together with damages accrued by the Issuers pursuant to the next succeeding sentence, are collectively referred to herein as "Liquidated Damages." The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registrations Defaults have been cured, up to a maximum amount of Liquidated Damages of $.40 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Issuers on each Interest Payment Date to the Global Note Holder (as defined herein) by wire transfer of immediately available funds and to holders of Certificated Securities (as defined herein) by wire transfer to the accounts specified by them or by the mailing of checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

EXCHANGE AGENT

  Fleet National Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              By Mail:                                By Hand:
         Fleet National Bank                     Fleet National Bank
     Corporate Trust Operations              Corporate Trust Operations
    777 Main Street, Lower Level            777 Main Street, Lower Level
              CTMO 0224                      Hartford, Connecticut 06115
     Hartford, Connecticut 06115            Attention: Patricia Williams
    Attention: Patricia Williams

                                 By Facsimile:
                                (860) 986-7908

                             Confirm by Telephone:
                                (860) 986-2910

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Issuers and their affiliates.

  The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers and are estimated in the aggregate to be approximately $300,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Issuers will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuers so request), (v) to the Issuers or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Issuers will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

  The Issuers will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Issuers will receive in exchange Private Notes in like principal amount, the terms of which are identical to the Exchange Notes. The Private Notes surrendered in exchange for Exchange Notes will not result in any increase in indebtedness of the Issuers.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at June 30, 1996, on an actual and an as adjusted basis to reflect the issuance of the Private Notes and the application of the net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, included elsewhere in this Offering Memorandum.

                                                            AT JUNE 30, 1996
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(1)
                                                         -------- --------------
                                                         (UNAUDITED--DOLLARS IN
                                                               THOUSANDS)
   Current portion of long-term debt.................... $ 18,773    $  1,433
                                                         ========    ========
   Long-term debt, less current portion:
     Credit Facility(2)................................. $ 96,350    $ 17,190
     Senior Subordinated Notes due 2006.................      --      100,000
     Other long-term debt...............................    3,965       3,965
                                                         --------    --------
       Total............................................  100,315     121,155
   Total partners' equity(3)............................   82,675      82,675
                                                         --------    --------
   Total capitalization................................. $182,990    $203,830
                                                         ========    ========

- --------
(1) As adjusted to reflect the issuance of the Private Notes and the application of the net proceeds therefrom. In connection with the issuance of the Private Notes, the Company amended its Existing Credit Facility to provide for a senior secured revolving credit facility of $50 million. See "Material Agreements--Description of the Credit Facility."
(2) At June 30, 1996, the Company had $4.8 million available under its Existing Credit Facility. For discussion of the Company's Existing Credit Facility see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Material Agreements--Description of the Credit Facility."
(3) Effective upon consummation of the Reorganization, partners' equity was reclassified as members' equity.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth on the following page has been derived from the consolidated financial statements of the Predecessor Partnership. The consolidated statement of income data for each year in the three-year period ended December 31, 1995 and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from the financial statements of the Predecessor Partnership which were audited by Arthur Andersen LLP, independent public accountants, and are contained elsewhere in this Prospectus. The consolidated statement of income data for the year ended December 31, 1992 and the consolidated balance sheet data at December 31, 1992 and 1993 are derived from the financial statements of the Predecessor Partnership which were audited by Arthur Andersen LLP and are not contained herein. The consolidated statement of income data for the thirteen-month period ended December 31, 1991 and the consolidated balance sheet data dated December 31, 1991 are derived from the financial statements of the Predecessor Partnership which were audited by other auditors and are not contained herein. Consolidated statement of income data is presented for the thirteen-month period ended December 31, 1991 because of a change in fiscal year by the Predecessor Partnership. The selected consolidated financial data as of and for the six-month periods ended June 30, 1995 and 1996 are derived from consolidated financial statements that are unaudited but which, in the opinion of management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the Company's financial condition and results of operations. The selected consolidated financial data are not necessarily indicative of the Company's future results of operations or financial condition and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's consolidated financial statements, including the notes thereto, and the other financial and statistical information appearing elsewhere in this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED
                           THIRTEEN-MONTH --------------------------------------  ---------------------
                            PERIOD ENDED                                          JUNE 30,    JUNE 30,
                           DEC. 31, 1991    1992      1993      1994      1995      1995        1996
                           -------------- --------  --------  --------  --------  ----------  ---------
                                                   (DOLLARS IN THOUSANDS)
                                                                                      (UNAUDITED)
 CONSOLIDATED STATEMENT
  OF INCOME DATA:
 Operating revenues:
  Casino.................     $ 93,792    $ 93,189  $ 95,261  $ 97,809  $106,737  $   50,124  $  49,319
  Food and beverage......       28,554      29,601    31,436    31,718    33,780      15,171     16,919
  Hotel..................       15,874      15,712    16,518    16,837    17,200       8,278      8,036
  Other..................        3,614       3,729     5,328     4,316     4,908       1,987      3,351
  Less promotional
   allowances............       (8,765)    (10,771)  (11,486)  (12,482)  (13,895)     (6,767)    (6,825)
                              --------    --------  --------  --------  --------  ----------  ---------
    Net revenues.........      133,069     131,460   137,057   138,198   148,730      68,793     70,800
 Operating expenses:
  Casino(1)..............       26,869      26,843    34,573    37,554    42,692      20,441     21,084
  Food and beverage(1)...       28,118      27,942    23,772    23,006    26,363      11,551     12,778
  Hotel(1)...............        6,538       6,603     5,882     6,554     7,536       3,891      3,571
  Other..................        1,788       1,907     2,799     2,361     2,043         814      1,515
  Selling, general and
   administrative(2).....       28,415      25,435    27,316    27,509    28,335      13,260     13,980
  Depreciation and
   amortization..........        6,642       6,798     7,443     7,612     8,409       3,662      5,067
  Abandonment loss(3)....          --          --        --        --      1,862         --         --
  Equity in net loss of
   subsidiary(4).........          --          --        --        --      3,208         --          61
                              --------    --------  --------  --------  --------  ----------  ---------
    Total operating
     expenses............       98,370      95,528   101,785   104,596   120,448      53,619     58,056
                              --------    --------  --------  --------  --------  ----------  ---------
 Operating income........       34,699      35,932    35,272    33,602    28,282      15,174     12,744
 Interest expense, net...       (7,776)     (6,385)   (4,979)   (2,967)   (5,093)     (1,356)    (4,651)
                              --------    --------  --------  --------  --------  ----------  ---------
 Net income before
  minority interest......       26,923      29,547    30,293    30,635    23,189      13,818      8,093
 Minority interest in net
  loss of subsidiary(5)..          --          --        --        --        745         --          14
                              --------    --------  --------  --------  --------  ----------  ---------
 Net income(6)...........     $ 26,923    $ 29,547  $ 30,293  $ 30,635  $ 23,934  $   13,818  $   8,107
                              ========    ========  ========  ========  ========  ==========  =========
 OTHER DATA:
 EBITDA(2)(7)............     $ 41,341    $ 42,730  $ 42,715  $ 41,214  $ 41,761  $   18,836  $  17,872
 Net cash provided by
  (used in):
  Operating activities...       34,762      36,691    32,002    38,786    36,345      17,786     10,888
  Investing activities...      (14,409)    (17,112)  (10,478)  (37,045)  (62,791)    (36,101)    (6,508)
  Financing activities...      (20,429)    (19,753)  (21,876)   (1,205)   27,208      13,804     (5,718)
 Capital expenditures,
  net ...................       14,816      17,847    10,562    12,053    57,451      30,734      6,524
 OPERATING DATA(8):
 Number of hotel
  rooms(9)...............          783         783       783       783       817         783        817
 Average hotel occupancy
  rate...................         90.2%       92.2%     93.0%     93.7%     93.8%       95.3%      94.7%
 Casino square
  footage(9).............       61,500      61,500    61,500    61,500    76,500      76,500     81,500
 Number of slot
  machines(9)............        1,557       1,546     1,568     1,597     1,904       1,831      1,984
 Number of table
  games(9)...............           84          77        77        71        84          71         84
                                                                                  TWELVE MONTHS ENDED
                                                                                     JUNE 30, 1996
                                                                                  -------------------
                                                                                      (UNAUDITED)
 PRO FORMA DATA(10):
 Cash interest expense......................................................            $12,233
 EBITDA/Cash interest expense...............................................              3.3x
 Total debt/EBITDA..........................................................              3.0x
 Ratio of earnings to fixed charges.........................................              2.1x

                                       AT DECEMBER 31,                    AT JUNE 30, 1996
                         -------------------------------------------- ------------------------
                           1991     1992     1993     1994     1995    ACTUAL  AS ADJUSTED(11)
                         -------- -------- -------- -------- -------- -------- ---------------
                                                (DOLLARS IN THOUSANDS)
                                                                            (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............ $  6,085 $  5,176 $  4,824 $  5,360 $  6,122 $  4,784    $  4,784
Total assets............  109,541  119,011  129,645  160,384  215,592  218,813     222,313
Total debt..............   65,392   65,645   61,469   79,064  123,630  119,088     122,588
Partners' equity(12)....   35,659   45,206   57,799   69,634   74,768   82,675      82,675

- --------
See footnotes to Selected Consolidated Financial Data

               FOOTNOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

 (1) The casino, food and beverage and hotel expenses for the thirteen month period ended December 31, 1991 and for the year ended December 31, 1992 do not reflect the expense re-allocation, in accordance with SEC guidelines, to allocate complimentaries provided, at cost, in the food and beverage and hotel outlets to the casino department. This re-allocation has been reflected in all subsequent periods presented.
 (2) The Company pays management fees to Recreational Enterprises, Inc. and Hotel Casino Management, Inc., the owners of 55% and 29% of the Company's equity interests, respectively. The management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. are included in selling, general and administrative expenses and totalled $2.1 million and $2.0 million for the six months ended June 30, 1995 and 1996, respectively, and $4.6 million, $3.8 million and $4.3 million for the years ended December 31, 1993, 1994 and 1995, respectively. Historically, the salaries of senior executive officers and certain other key employees of the Company were not directly incurred by the Company but were paid from a portion of the management fees paid to Recreational Enterprises, Inc. As of July 1, 1996, the aggregate annual salaries of such senior executive officers and other key employees have become payroll obligations of the Company. In connection with the issuance of the Private Notes, the Company entered into a Management Agreement with Recreational Enterprises, Inc. and Hotel Casino Management, Inc. providing that future management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. will not exceed 1.5% of the Company's annual net revenues. See "Material Agreements--Management Agreement." Assuming reallocation of such salaries and the payment of management fees pursuant to the Management Agreement (assuming aggregate annual reallocated salaries at the 1996 levels of $2.3 million per year (which includes assumed aggregate bonuses of $0.3 million which may or may not be paid at the discretion of the Chief Executive Officer) and the payment of management fees of the full 1.5% of annual net revenues, in each case, for all periods presented), (i) the aggregate of such salaries and management fees would have totalled $4.4 million, $4.4 million and $4.5 million for the years ended December 31, 1993, 1994 and 1995, respectively, and (ii) the Company's pro forma net income would have been higher by $0.2 million for the year ended December 31, 1993 and would have been $0.6 million and $0.2 million lower for the years ended December 31, 1994 and 1995, respectively.
 (3) Abandonment loss represents the net book value of property disposed of as a result of the expansion of the Eldorado.
 (4) Equity in net loss of subsidiary represents ELLC's 50% joint venture interest in the Silver Legacy Joint Venture. The equity in net loss of subsidiary for the year ended December 31, 1995 includes the impact of ELLC's share of the $9.9 million of pre-opening expenses that were incurred by the Silver Legacy Joint Venture.
 (5) Minority interest in net loss of subsidiary represents the 23% minority interest partners' share of ELLC's 50% joint venture interest in the Silver Legacy Joint Venture. The minority interest in ELLC is owned by the Company's equityholders.
 (6) The Predecessor Partnership was not subject to U.S. federal income taxes, as the partners included their respective shares of partnership taxable income in their income tax returns. For each period shown, the Predecessor Partnership made distributions to its partners, a portion of which was to reimburse the partners for such tax liability. As a limited-liability company, the Company also will not be subject to income tax liability. Therefore, holders of membership interests will include their respective shares of the Company's taxable income in their income tax returns and the Company will continue to make distributions for such tax liabilities.
 (7) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. For the year ended December 31, 1995, EBITDA was adjusted to exclude abandonment loss of $1.9 million and ELLC's equity in net loss of its subsidiary of $3.2 million. For the six months ended June 30, 1996, EDITDA was adjusted to exclude ELLC's equity in net loss of its subsidiary of $61,000. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry.
 (8) Excludes the operating data of the Silver Legacy.
 (9) As of the end of each period presented.
(10) Gives pro forma effect to the issuance of the Private Notes and the application of the net proceeds therefrom, as if such transactions had occurred as of June 30, 1995.
(11) Adjusted to reflect the consummation of the Offering and the application of the net proceeds therefrom, as if such transactions had occurred as of June 30, 1996.
(12) Effective upon consummation of the Reorganization, partners' equity will be reclassified as members' equity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with, and is qualified in its entirety by, the Company's consolidated financial statements, including the notes thereto, and the other financial information appearing elsewhere in this Prospectus, as well as the discussion under "Risk Factors." The discussion herein reflects the historical operations of the Predecessor Partnership.

OVERVIEW

  The Company's net revenues and net income are derived largely from the Eldorado's gaming activities. To enhance its gaming revenues, the Company attempts to maximize the use of its gaming facilities by providing a well-balanced casino environment which contains a mix of games attractive to multiple market segments. In addition, the Company attempts to maximize customer visits to the casino by offering a wide variety of value oriented dining options and through various promotions and special events. For the twelve-month period ended June 30, 1996, casino revenues accounted for approximately 70% of the Company's net revenues.

  As of June 30, 1996, the Eldorado offered approximately 81,500 square feet of gaming space with approximately 1,984 slot machines and 84 table games, three hotel towers with a total of 817 rooms, including 137 suites, and seven dining venues. Expansion activity during 1995 included the addition of 36 suites, the expansion of the casino space to 76,500 square feet (allowing for the addition of 300 slots and 12 games) and the addition of The Brew Brothers microbrewery, the Chefs' Pavilion buffet, three specialty shops, a 12,400 square foot convention center and the Grand Plaza, which is located at the base of the skyway corridor which links the Eldorado to the Silver Legacy. On March 28, 1996, the Company opened the 5,000 square foot mezzanine casino with 102 slots and 10 table games.

  The retail value of hotel accommodations and food and beverage items provided to customers without charge is included in gross revenues and deducted as a promotional allowance to calculate net revenues.

  The Company's 77%-owned subsidiary, ELLC, holds a 50% interest, along with Circus Sub, in the Silver Legacy Joint Venture, which owns and operates the Silver Legacy. In connection with entering into the Silver Legacy Joint Venture, the Company loaned $23.0 million to ELLC (the "ELLC Note"), and ELLC contributed the $23.0 million to the Silver Legacy Joint Venture as a portion of its equity investment. The Company intends to enter into an agreement with ELLC and the other members of ELLC pursuant to which the Company will contribute to the capital of ELLC all or a substantial portion of the ELLC Note and will assume certain other obligations of the other ELLC members in exchange for an increased equity interest in ELLC. Following these transactions, the Company anticipates that its ownership interest in ELLC will increase from 77% to in excess of 90%. See "Certain Transactions." The Company accounts for its investment in the Silver Legacy Joint Venture utilizing the equity method of accounting. Therefore, the Company's net income for the year ended December 31, 1995 and the six months ended June 30, 1996 reflects its pro rata share of the net loss before taxes of the Silver Legacy Joint Venture from the opening of the Silver Legacy in July 1995. The Silver Legacy Joint Venture does not pay any management fee in connection with its operations.

IMPACT OF SILVER LEGACY/RECENT OPERATING RESULTS

  The opening of the Silver Legacy in July 1995 increased the number of gaming positions and hotel rooms in the Reno Market by approximately 10% and 13%, respectively. The Reno Market has been positively impacted by the Silver Legacy, with gaming revenues increasing by approximately 8.6%, or $66 million, from August 1, 1995 to June 30, 1996, as compared to the prior year period. The opening of the Silver Legacy has had a mixed effect on the Eldorado's results of operations. During peak periods, the Eldorado has benefitted from the critical mass of, and the seamless connection between, the Eldorado, Silver Legacy and Circus Circus-Reno properties. In slower periods, the Eldorado has been negatively impacted by the Silver Legacy as that facility attracts a greater share of the gaming patrons due to its larger room base. From August 1, 1995 through

June 30, 1996, the Eldorado's gaming revenues increased by $4.5 million, or 4.9%, as compared to the prior year period. However, while the Eldorado was able to increase its gaming revenues during this period despite competition from the Silver Legacy, the Company's EBITDA declined due to additional operating and marketing costs.

  In addition to the impact of the Silver Legacy, harsh winter conditions in the Reno area, the absence of a major bowling tournament in 1996, a lower than normal table hold percentage, as well as the increased costs associated with operating a larger Eldorado facility each had a negative impact on the Company's operating performance in 1996. For the six months ended June 30, 1996, the Company's EBITDA decreased to $17.9 million as compared to $18.8 million in EBITDA generated in the comparable prior year period. Based upon the factors discussed above, the Company expects EBITDA for the third quarter ended September 30, 1996 and for the nine months ended September 30, 1996 to be lower than the EBITDA generated in the comparable prior year periods.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

  Net Revenues. Net revenues for the six-month period ended June 30, 1996 were $70.8 million compared to $68.8 million for the same period in 1995, an increase of 2.9%. The Company generated strong net revenues during the first six months of 1995 due primarily to the influx of visitors attending the ABC's National Championship Bowling Tournament held from February through June 1995. Despite the absence of a major bowling tournament during the first half of 1996, the Company's net revenues exceeded the results of the prior period as a result of the expansion and addition of food and beverage facilities and the addition of the video arcade and three specialty shops.

  Casino revenues declined to $49.3 for the six months ended June 30, 1996 compared to $50.1 million in the same period in 1995, despite the opening of the mezzanine casino on March 28, 1996, because of a lower than expected hold percentage in table games and decreased revenue in slots, primarily in the month of April. In addition, certain factors were in existence in 1996 that were not present in 1995, such as poor weather in the first quarter, which negatively impacted weekend traffic, the lack of a major bowling tournament and dilution due to the opening of the Silver Legacy and other properties.

  Food and beverage revenues were $16.9 million during the first half of 1996, an increase of 11.5% compared to $15.2 million during the same period in 1995. The increase in food and beverage revenues was due primarily to the opening of The Brew Brothers in July 1995 and the opening of the Chefs' Pavilion buffet in October 1995. These increases were somewhat offset by the closing of The Vintage restaurant in January 1996 to make room for the new mezzanine casino and the temporary closing of the Choices Express Cafe restaurant during the first quarter of 1996 to remodel and redesign the restaurant for the addition of an Asian noodle kitchen.

  Hotel revenues declined slightly to $8.0 million in the first six months of 1996 from $8.3 million for the same period of 1995. The decrease is a result of a reduction in the Company's average daily rate ("ADR") to approximately $53 in 1996 from approximately $58 in 1995. This decrease in ADR was caused primarily by increased room capacity in the Reno Market due to the opening of the Silver Legacy and other properties.

  Other revenues for the six months ended June 30, 1996 were $3.4 million compared to $2.0 million for the same period in 1995, an increase of 68.7%. This increase is attributable primarily to added retail capacity with the opening of three new specialty shops, an increase in revenue from the video arcade and a completely remodeled and relocated gift shop. Other revenues include $0.5 million on the sale of land during the second quarter of 1996.

  Promotional allowances expressed as a percentage of casino revenues were 13.8% for the first six months of 1996 compared to 13.5% for first six months of 1995. This increase was a result of greater use of complimentaries to all levels of casino patrons during the first quarter of 1996 and a lower than expected hold percentage in table games and decreased revenues in slots during the second quarter of 1996.

  Operating Expenses. The Company's operating expenses increased to $58.1 million for the six months ended June 30, 1996 from $53.6 million during the same period in 1995, an increase of 8.3%. The increase in operating expenses was attributed to casino and food and beverage departments, depreciation and selling, general and administration expenses, as well as the equity in net loss of ELLC. The increase in expenses was somewhat offset by improved operating margins in the hotel department. Casino expenses increased 3.2% to $21.1 million during the first six months of 1996 from $20.4 million during the same period in 1995 due primarily to the cost of providing complimentaries in the first quarter and servicing the larger casino floor.

  Food and beverage expenses increased 10.6% to $12.8 million in the first half of 1996 from $11.6 million during the same period in 1995. The increase in food and beverage expenses was due primarily to expansion of facilities to accommodate restaurant additions and expansions. Despite an increase in support personnel and the costs associated with the expanded facilities, the Company was able to partially offset these increases by more cost effective purchasing and adjustments to the restaurant menu mix.

  Hotel expenses declined 8.2% in the first six months of 1996 to $3.6 million from $3.9 million during the same period of 1995. The decline is primarily due to promotional expense decreases in the hotel sales department in the first half of 1996 compared to the same period in 1995 because of the absence of a major bowling tournament in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 5.4% during the first half of 1996 to $14.0 million from $13.3 million during the same period in 1995. The increase was due in part to increased advertising expenditures to promote the recent expansion and upgraded amenities to the property and to increased property maintenance expenditures because of these expansions.

  Depreciation. During the first six months of 1996, depreciation was $5.1 million compared to $3.7 million in the same period of 1995, an increase of 38.4%. The increase was attributable to the depreciation of assets which were not in service in the prior period. These assets include the addition of 36 suites, the Chefs' Pavilion buffet, the Grand Plaza and the skyway corridor, which includes The Brew Brothers and added retail space.

  Interest Expense, Net. Interest expense, net in the first six months of 1996 was $4.7 million, an increase of 243.0% from $1.4 million during the same period in 1995. Interest expense increased as a result of an increase in outstanding borrowings under the Existing Credit Facility from $95.3 million as of June 30, 1995 to $113.7 million as of June 30, 1996 relating to the Company's expansion in 1995. In addition, the Company capitalized interest of $0.2 million in the first half of 1996 related to construction costs, as compared to $2.1 million in the same period of 1995 which includes capitalized interest related to the Company's investment in the Silver Legacy Joint Venture.

  Net Income. As a result of the factors described above, net income was $8.1 million during the first half of 1996 compared to $13.8 million during the same period in 1995, a decrease of 41.3%.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net Revenues. Net revenues were $148.7 million for the year ended 1995 compared to $138.2 million for the year ended 1994, an increase of 7.6%, due primarily to increased casino revenues. During 1995, casino revenues increased 9.1% to $106.7 million from $97.8 million in 1994 as a result of increases in the Company's casino capacity and an influx of visitors attracted by the opening of the Silver Legacy and the ABC's National Championship Bowling Tournament held at the National Bowling Stadium. In addition, slot machine and table game revenue increased 6.3% and 19.4%, respectively, due primarily to the expansion of the Company's casino in 1995.

  Food and beverage revenues were $33.8 million for the year ended 1995, an increase of 6.5% compared to $31.7 million for the year ended 1994. The increase was due primarily to the opening of The Brew Brothers in July 1995, which generated $1.5 million in gross revenues. The Company was able to increase food and beverage revenues despite disruptions in the operations of the Seafood Buffet, Choices Express Cafe and the Chefs' Pavilion buffet due to construction activities throughout the hotel.

  Hotel revenues for the year ended 1995 increased 2.2% to $17.2 million from $16.8 million for the year ended 1994. The Company's ADR and hotel occupancy percentage during 1995 and 1994 remained constant at approximately $60 and 94%, respectively. The increased hotel revenues resulted from the increased use of hotel amenities.

  Promotional allowances expressed as a percentage of casino revenues were 13.0% in 1995 compared to 12.8% in 1994 as a result of greater use of complimentaries in connection with casino marketing targeted to both high-end players and participants in the bowling tournaments held at the National Bowling Stadium in 1995.

  Operating Expenses. The Company's operating expenses increased to $120.4 million for the year ended 1995 from $104.6 million for the year ended 1994, a 15.2% increase. This increase was attributable to increased expenses in the casino and food and beverage departments, increased depreciation expense and an increase in selling, general and administrative expenses, as well as equity in net loss of the Company's subsidiary of $3.2 million and an abandonment loss of $1.9 million related to the Company's expansion activities. Casino expenses were $42.7 million for the year ended 1995 compared to $37.6 million for the year ended 1994, an increase of 13.7%. This increase was due in large part to increased casino marketing costs and increased costs associated with operating a larger casino in 1995 as compared to 1994.

  Food and beverage expenses were $26.4 million for the year ended 1995 compared to $23.0 million for the year ended 1994, an increase of 14.6% due primarily to the opening of The Brew Brothers, the expansion of the new Chefs' Pavilion buffet and related support facilities.

  Hotel expenses increased 15.0% for the year ended 1995 to $7.5 million from $6.6 million for the year ended 1994 due to increased operating expenses associated with the addition of 36 new suites and expansions completed in 1995. Additionally, the hotel sales department incurred additional costs to promote the hotel to those attending the National Championship Bowling Tournament at the National Bowling Stadium in 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.0% for the year ended 1995 to $28.3 million from $27.5 million for the year ended 1994 primarily as a result of an increase in the property maintenance expenses due to the Company's expansion activities in 1995.

  Depreciation. Depreciation expense increased 10.5% to $8.4 million for the year ended 1995 compared to $7.6 million for the year ended 1994. This increase resulted from the completion of certain expansion projects, which the Company began to depreciate in the third and fourth quarters of 1995.

  Interest Expense, Net. Interest expense, net was $5.1 million in 1995, a 71.7% increase from $3.0 million in 1994. Capitalized interest was $2.7 million in 1995, compared to $2.1 million in 1994. These amounts include capitalized interest related to the Company's investment in the Silver Legacy Joint Venture.

  Net Income. As a result of the factors described above, net income was $23.9 million in 1995 compared to $30.6 million in 1994, a decrease of 21.9%.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net Revenues. Net Revenues increased 0.8% to $138.2 million in 1994 compared to $137.1 million in 1993. In the summer of 1994, the Company commenced construction of 36 new suites and the Grand Plaza, expanded the casino and added three specialty shops, The Brew Brothers and a 12,400 square foot convention center, all of which were completed in 1995. In addition, throughout 1994, the Silver Legacy was under construction, causing periodic street closings during that period.

  Despite the disruption due to the construction projects in and around the property, casino revenues increased 2.7% in 1994 to $97.8 million from $95.3 million in 1993.

  Food and beverage revenues increased slightly to $31.7 million in 1994 as compared to $31.4 million in 1993. The Company was able to maintain its level of food and beverage revenues despite a decline in customer count by increasing its overall price structure.

  Hotel revenues increased 1.9% to $16.8 million in 1994 from $16.5 million in 1993. The Company's ADR increased to approximately $60 in 1994 from approximately $59 in 1993, and hotel occupancy increased to 93.7% in 1994 from 93.0% in 1993.

  Other revenue decreased 19.0% in 1994 to $4.3 million from $5.3 million in 1993 due to a loss of income which had been generated by rental properties and vending and parking facilities that had been located on the property on which the Silver Legacy is now located. This property was contributed to the Silver Legacy Joint Venture as part of ELLC's capital contribution in 1994.

  Promotional allowances expressed as a percentage of casino revenues were 12.8% in 1994 compared to 12.1% in 1993 as a result of increased marketing efforts to attract premium players.

  Operating Expenses. The Company's operating expenses increased to $104.6 million in 1994 from $101.8 million in 1993, a 2.8% increase. The increase in operating expenses was attributable primarily to an increase in promotional expenses. The Company expanded its gaming customer base by adding additional marketing representatives to pursue premium players in new markets. As a result, casino expenses increased to $37.6 million in 1994 as compared to $34.6 million in 1993, an increase of 8.6%.

  Food and beverage expenses were $23.0 million in 1994 compared to $23.8 million in 1993, a decrease of 3.2%. The decrease in food and beverage expenses was a result of management's concerted effort to contain and economize the expenses in this department and a greater use of complimentaries during 1994.

  Hotel expenses increased 11.4% in 1994 to $6.6 million from $5.9 million in 1993 as a result of substantial increases in wages to employees in the hotel, housekeeping and reservations departments.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 0.7% for the year ended 1994 to $27.5 million from $27.3 million for the year ended 1993. A general increase in selling, general and administrative expenses was partially offset by development expenses incurred in 1993.

  Depreciation. Depreciation increased to $7.6 million in 1994 compared to $7.4 million in 1993 as a result of depreciating the Company's 652-space parking structure over a full year as compared to a partial allocation in the prior year.

  Interest Expense, Net. Interest expense dropped to $3.0 million from $5.0 million due to the capitalization of interest related to the various expansion projects and the investment in the Silver Legacy. Capitalized interest was $2.1 million in 1994, which includes capitalized interest related to the Company's investment in the Silver Legacy Joint Venture, as compared to $0.3 million in 1993.

  Net Income. As a result of the factors described above, net income was $30.6 million in 1994 compared to $30.3 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of liquidity and capital resources have been through cash flow from operations and borrowings under various credit agreements. The Company has completed several expansion and remodeling projects in the past, accounting for a significant use of cash flow from operations and borrowings under the Existing Credit Facility. Additionally, the Company received $2.5 million for the sale, to a related party, of half of the Company's interest in land on the block adjacent to the Silver Legacy.

  The Company's EBITDA for the six months ended June 30, 1996 was $17.9 million as compared to $18.8 million for the six months ended June 30, 1995, and was $41.8 million and $41.2 million for the years ended December 31, 1995 and 1994, respectively. EBITDA excludes the Company's equity in the net loss of ELLC and a $1.9 million abandonment loss recognized in the last quarter of 1995. Cash flow from operations for the six months ended June 30, 1996 and 1995 was $10.9 million and $17.8 million, respectively, and was $36.3 million and $38.8 million for the years ended December 31, 1995 and 1994, respectively.

  During the first quarter of 1996, the Company funded a portion of the $3.9 million cost of expansion of the mezzanine casino, which opened on March 28, 1996. Additionally, during the second quarter, the Company expended approximately $1 million for the construction of a 500-seat showroom and a Parisian-style bistro. The funding of this expansion project was accomplished through cash flow from operations as well as borrowings under the Existing Credit Facility.

  At June 30, 1996, the Company had $4.8 million of cash and cash equivalents and $4.8 million available pursuant to its Loan Agreement dated as of March 25, 1994 (the "Existing Credit Facility"), among the Company, the banks named therein and Bank of America NT&SA , as administrative agent. As of June 30, 1996, the Existing Credit Facility totalled $118.4 million, which consisted of a $103.4 million reducing revolver (the "Revolver") and a $15.0 million revolving working capital facility (the "Working Capital Facility"). At
June 30, 1996, the Revolver was fully drawn and approximately $10.2 million was outstanding under the Working Capital Facility. The net proceeds of the issuance of the Private Notes on July 31, 1996 were used to repay a portion of the Existing Credit Facility. The Existing Credit Facility was amended concurrently with the closing of the issuance of the Private Notes to consist of a $50 million revolving working capital facility (as amended, the "Credit Facility"). See "Material Agreements--Description of the Credit Facility." Therefore, as of June 30, 1996, giving pro forma effect to the consummation of the issuance of the Private Notes and the application of the net proceeds therefrom and assuming adoption of the proposed amendments to the Credit Facility, the Company would have had $100.0 million in aggregate principal amount of Notes outstanding, $17.2 million outstanding under the Credit Facility, $4.0 million of other long-term debt (net of current portion) and approximately $32.8 million available under the Credit Facility. See "Use of Proceeds" and "Material Agreements--Description of the Credit Facility."

  For the first six months of 1996, the Company made distributions to holders of equity interests in the Company of $0.2 million compared with $9.7 million in the first half of 1995. Distributions of $18.8 million were made in each of 1995 and 1994.

  During 1995, the Company's principal uses of funds were capital expenditures relating to several expansion projects, including the construction of 36 new suites and completion of the skyway corridor connecting the Eldorado to the Silver Legacy, which includes three speciality shops and The Brew Brothers, the Chefs' Pavilion buffet, the Grand Plaza and a 12,400 square foot convention center. Total expenditures related to these expansions were $56.7 million. During the six months ended June 30, 1996, the Company's principal uses of funds were for the reduction of the Existing Credit Facility and capital expenditures of $3.9 million related to the expansion of the casino on the mezzanine level. Total expenditures to reduce the Existing Credit Facility and capital expenditures were approximately $14 million.

  The Company's future sources of liquidity are anticipated to be from its operating cash flow, funds available from the $50 million Credit Facility and capital lease financing for certain of its fixed assets purchases. The Company's anticipated uses of cash in the near term include approximately $14 million for completion of a 500-seat showroom, a Parisian-style bistro and a full-service health spa. These expansion projects are anticipated to be completed during 1997. Approximately $4 million of these expenditures are expected to be incurred during the remainder of 1996 with the remaining $10 million anticipated to be incurred in 1997. In addition, the

Company paid $1.6 million in August 1996 to fund the cash-portion of the purchase price for a parcel of land adjacent to and west of the Eldorado. See "Business--Properties."

CORPORATE EXPENSES/MANAGEMENT FEES

  The Company pays management fees to Recreational Enterprises, Inc. and Hotel Casino Management, Inc., the owners of 55% and 29% of the Company's equity interests, respectively. The management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. are included in selling, general and administrative expenses and totalled $2.1 million and $2.0 million for the six months ended June 30, 1995 and 1996, respectively, and $4.6 million, $3.8 million and $4.3 million for the years ended December 31, 1993, 1994 and 1995, respectively. Historically, the salaries of senior executive officers and certain other key employees of the Company were not directly incurred by the Company but were paid from a portion of the management fees paid to Recreational Enterprises, Inc. As of July 1, 1996, the aggregate annual salaries of such senior executive officers and other key employees have become payroll obligations of the Company. In connection with the issuance of the Private Notes, the Company entered into a Management Agreement with Recreational Enterprises, Inc. and Hotel Casino Management, Inc. providing that future management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. will not exceed 1.5% of the Company's annual net revenues. See "Material Agreements--Management Agreement." Assuming reallocation of such salaries and the payment of management fees pursuant to the Management Agreement (assuming aggregate annual reallocated salaries at the 1996 levels of $2.3 million per year (which includes assumed aggregate bonuses of $0.3 million which may or may not be paid at the discretion of the Chief Executive Officer) and the payment of management fees of the full 1.5% of annual net revenues, in each case, for all periods presented), (i) the aggregate of such salaries and management fees would have totalled $4.4 million, $4.4 million and $4.5 million for the years ended December 31, 1993, 1994 and 1995, respectively, and (ii) the Company's pro forma net income would have been higher by $0.2 million for the year ended December 31, 1993 and would have been $0.6 million and $0.2 million lower for the years ended December 31, 1994 and 1995, respectively.

SEASONALITY

  Hotel/casino operations in the Reno Market are subject to seasonal variation, with the strongest operating results occurring in the third quarter of each year and the weakest results occurring during the period from November through February. Such variations occur when weather conditions have made travel to Reno by visitors from northern California and the Pacific Northwest difficult. The following table shows the Company's percentage of gross revenues by quarter for each of 1993, 1994 and 1995.

                                                            1993   1994   1995
                                                            -----  -----  -----
      First quarter........................................  20.6%  22.6%  21.6%
      Second quarter.......................................  25.8%  26.1%  24.9%
      Third quarter........................................  28.9%  27.7%  28.8%
      Fourth quarter.......................................  24.7%  23.6%  24.7%
                                                            -----  -----  -----
        Total.............................................. 100.0% 100.0% 100.0%

IMPACT OF INFLATION

  Absent changes in competitive and economic conditions or in specific prices affecting the industry, the Company believes that the hotel/casino industry may be able to maintain its operating profit margins in periods of general inflation by increasing minimum wagering limits for its games and increasing the prices of its hotel rooms, food and beverage and other items, and by taking actions designed to increase the number of patrons. The industry may be able to maintain growth in gaming revenues as a result of the tendency of customers to increase their gaming budgets with an increase in inflation. Changes in specific prices (such as fuel and transportation prices) relative to the general rate of inflation may have a materially adverse effect on the hotel/casino industry.

                                   BUSINESS

OVERVIEW

  The Company owns and operates the Eldorado Hotel & Casino (the "Eldorado"), a premier hotel/casino and entertainment facility in Reno, Nevada. The Company has established the Eldorado as a luxury destination resort by creating a sophisticated, elegant atmosphere unique in the Reno Market and providing unsurpassed personal service and cuisine, a dynamic gaming environment and a wide variety of amenities attractive to multiple market segments. The Eldorado is centrally located in downtown Reno and is easily accessible both to vehicle traffic from Interstate 80, the principal highway linking Reno to its primary visitor markets in northern California, and to pedestrian traffic from nearby casinos. For the twelve months ended June 30, 1996, the Eldorado generated $40.8 million in EBITDA on net revenues of $150.7 million. In addition to owning the Eldorado, the Company's 77%-owned subsidiary, ELLC, owns a 50% joint venture interest, along with a subsidiary of Circus Circus, in the Silver Legacy, a major themed hotel/casino located adjacent to the Eldorado. The remaining 23% of ELLC is owned by the principal equityholders of the Company.

  The Eldorado was established in 1973 and has undergone several significant expansions and improvements, including substantial additions in 1979, 1985, 1989 and 1995. As a result of these expansions, the Eldorado is one of the largest and most elegant properties in the Reno Market. As of June 30, 1996, the Eldorado offered approximately 81,500 square feet of gaming space with 1,984 slot machines and 84 table games, three hotel towers with a total of 817 rooms, including 137 suites, seven dining venues, parking for 1,138 vehicles and approximately 12,400 square feet of convention space. For the year ended December 31, 1995, the Eldorado achieved a 93.8% average hotel occupancy rate. The Company is currently further improving and expanding the Eldorado through the development of a Parisian-style bistro, a state-of-the-art 500-seat showroom and a full-service health spa.

  As part of its strategy to further enhance its position as a market leader, in 1993 the Company teamed with Circus Circus to develop the Silver Legacy, the first newly constructed major hotel/casino in the Reno Market since 1978 and its first themed mega-resort. The Silver Legacy opened in July 1995 and encompasses two city blocks in downtown Reno adjacent to the Eldorado and Circus Circus-Reno. The Silver Legacy's design is based upon Nevada's silver mining heritage and the legend of Sam Fairchild, a fictitious silver baron who "struck it rich" on the site of the hotel/casino. The Company's management believes that the Silver Legacy is a "must see" attraction for visitors to the Reno Market. As of June 30, 1996, the Silver Legacy featured 1,711 hotel rooms and suites, approximately 88,500 square feet of casino space with 2,217 slot machines and 87 table games and parking for approximately 1,800 vehicles.

  The Eldorado, Silver Legacy and Circus Circus-Reno properties are connected in a "seamless" manner by 200-foot wide skyway corridors. These enclosed corridors serve as entertainment bridgeways between the three properties and house several restaurants and custom retail shops. The Eldorado, Silver Legacy and Circus Circus-Reno comprise the heart of the Reno Market's prime gaming area and room base, providing the most extensive and the broadest variety of gaming, entertainment, lodging and dining amenities in the Reno area, with an aggregate of over 4,100 rooms, approximately 5,900 slot machines and 250 table games, 16 restaurants and enough parking to accommodate approximately 4,600 vehicles. The Company's management believes that centralized location and critical mass of these three properties, together with the ease of access between the facilities, provide the Eldorado with significant advantages over other freestanding hotel/casinos in the Reno Market.

  The Company has a very broad and experienced management team that includes, among others, Donald Carano and several members of his immediate family. Donald Carano, the Chief Executive Officer and a member of the Board of Managers of the Company, co-founded the Eldorado in 1973 and has been the driving force behind its development. In addition to Donald Carano, each of the Company's other eight senior executives has in excess of 10 years of operating experience in the gaming industry. Management believes that its family-oriented, hands-on approach has enabled the Company to operate the Eldorado successfully for over two decades.

In addition to their roles in management of the Company, members of the Carano family beneficially own 63% of the Company.

  Reno is the second largest city in Nevada and is located in northern Nevada at the base of the Sierra Nevada mountain range, approximately 140 miles east of Sacramento, California and 225 miles east of San Francisco, California. The Reno Market is the third largest gaming market in the United States after Las Vegas, Nevada and Atlantic City, New Jersey and generated over $900 million in gaming revenues for the twelve months ended June 30, 1996. According to the Nevada Gaming Board, while gaming revenues in the Reno Market grew at a 4% compound annual growth rate from 1985 to 1995, for the first eleven full months the Silver Legacy was in operation (August 1, 1995 through June 30,
1996), the Reno Market's gaming revenues increased by approximately 8.6% over the previous year's comparable eleven month period. Reno is a destination resort market which attracts visitors for an average of 2.5 nights. Visitors are attracted to the Reno area for its wide variety of gaming amenities and its numerous other summer and winter recreational activities. Principal feeder markets for the Reno Market include northern California and the Pacific Northwest. The Company's management believes that the opening of the Silver Legacy and the National Bowling Stadium and the expansion of airflight service to the Reno/Tahoe International Airport will positively impact the future growth of the Reno Market.

BUSINESS STRATEGY

  The Company's business strategy draws upon its extensive gaming management experience gained from operating the Eldorado successfully for nearly two decades. Key elements of the Company's strategy include the following:

  Unsurpassed Personal Service and High Quality Amenities. One of the cornerstones of the Company's business strategy is to provide its customers with an extraordinary level of personal service. The Company's senior management is actively involved in the daily operations of the Eldorado, frequently interacting with hotel, restaurant and gaming patrons to ensure that they are receiving the highest level of personal attention. Management believes that extraordinary personal service is an integral part of fostering customer loyalty and generating repeat business. Management regularly conducts feedback sessions and focus groups with customers to elicit comments and suggestions on ways it can improve each customer's experience at the Eldorado. Additionally, management personally responds to suggestions made on comment cards placed in each of the Eldorado's hotel rooms. Furthermore, management continually strives to instill in each employee a dedication to superior service designed to exceed guests' expectations.

  In addition to personalized service, the Eldorado has earned a reputation for high quality amenities and an excellent price-to-value relationship. Locals and visitors alike are attracted to the Eldorado's selection of dining venues and exceptional food quality, for which the Eldorado is nationally recognized. Management believes that the Eldorado's excellent cuisine adds to the overall atmosphere and prestige of the hotel and therefore emphasizes outstanding food and ambiance and a wide variety of dining choices.

  Superior Utilization of Gaming Capacity. The Eldorado has historically achieved excellent utilization of its gaming facilities, as evidenced by the fact that for the twelve months ended June 30, 1996, it generated 12.1% of the Reno Market's gaming revenues (exclusive of race and sports wagers and keno) while operating only 7.7% of its gaming capacity, giving the Eldorado 157% of its "fair share" of the Reno Market's gaming revenues. Management attributes this success in its gaming utilization to its strategy of providing a well-balanced gaming environment which contains a mix of slot machines and table games attractive to both middle-income and premium-play customers. Due to the significant gaming play of the Company's gaming customers, the Eldorado's win per unit across all denominations of both slot machines and table games substantially exceeds the Reno Market's average win per unit for such games. The Company attempts to attract a high volume of gaming customers to the Eldorado by offering a variety of value-oriented dining options and through various promotions and special events, including the Eldorado's celebrated annual Great Italian Festival.

  The Eldorado continually monitors and enhances its casino operations to react to changing market conditions and customer demands. For example, the Company has shifted its slots mix towards $1 and higher denominated machines in response to the increased popularity of higher-end slot machines, which the Company believes appeal to its growing base of higher-income gaming clientele. The Company targets premium-play customers as well as the value-conscious gaming patron with its state-of-the-art casino featuring the latest in game technology, unique electronic displays and customer-convenient features.

  Effective Marketing to Target Gaming Patrons. The Company primarily targets its marketing programs to four segments of the gaming market: the free and independent traveler, preferred casino customers, local patrons and the wholesale/specialty groups.

  The free and independent traveler segment consists of those travelers not affiliated with groups who make their reservations directly with the Eldorado or through independent travel agents. To attract the independent traveler, the Company uses print media, radio, television and direct mail to advertise in northern California, the Pacific Northwest, western Canada and other regional travel markets.

  Preferred casino customers are those patrons who maintain the necessary gaming criteria to become established casino guests. The Company uses a broad special events agenda and an extensive guest development program, including providing casino credit, to attract and retain preferred casino customers. In addition, the Company utilizes its quality hotel rooms, excellent restaurant venues and other amenities to offer complimentaries to a broad spectrum of established casino guests, from the frequent players who place relatively modest wagers to the true premium players who consistently wager high amounts. The Company believes that the ability to reward the more modest gaming patrons fosters intense loyalty and repeat business from such customers, who often increase their level of play over time.

  The Company has established an aggressive marketing program directed toward the local gaming market segment, consisting of frequent radio, television and newspaper advertising, a variety of promotions and other programs specifically tailored for the local customer, such as check cashing promotions. The Eldorado's reputation for exceptional quality restaurants and an excellent price-to-value relationship is particularly appealing to the local gaming patron, as dining is a primary motivation for casino visits by many local residents.

  Wholesale/specialty groups consist of those customers participating in travel packages offered by air tour operators, groups of up to 100 people with strong gaming profiles and visitors attending tournaments at the National Bowling Stadium. The Eldorado sales force targets this segment by attending trade shows in order to establish relationships with airlines, travel agents, meeting planners and wholesalers. The Eldorado has developed special marketing programs and tools to cultivate relationships with these air tour operators and specialty groups, including offering familiarization tours of the Eldorado. The Eldorado attempts to utilize this market segment as a means of creating a consistent room base during the calendar year.

  The Eldorado has implemented a state-of-the-art, real-time customer tracking system which comprehensively tracks its gaming customers throughout the casino. The system was developed by the Eldorado as a means of obtaining up-to-the-minute information on a customer's gaming habits, maximum and minimum wagers and the total amount wagered. The Eldorado can thereby ensure that customers receive immediate recognition and complimentaries based on their levels of gaming. This innovation is enhanced by a friendly, knowledgeable staff and a conveniently located promotion center. In addition, "Club Eldorado," the casino's full-service slot club, offers an array of special events and exciting tournaments and convenient ways of earning complimentaries.

  Strategic Expansion and Improvements. Since opening the Eldorado in 1973, the Company has employed a strategy of continual expansion and improvement in order to maintain and enhance its position as a leader in the Reno Market. Expansions in 1979, 1985 and 1989 increased the Eldorado's room base by approximately 500 rooms, and added a total of approximately 54,500 square feet of gaming space. Further expansion in 1992 and 1993 included a remodeling of the Eldorado's mezzanine level, the creation of the Eldorado Coffee Company and the addition of a 652-space parking garage. During the summer of 1995, the Company added 36 suites and unveiled the new Grand Plaza, a European-style plaza located at the base of the skyway corridor connecting the Eldorado with the Silver Legacy which showcases the "Fountain of Fortune," a dramatic 20-piece fountain crafted from marble and bronze. As part of the 1995 expansion, the casino was expanded to 76,500 square feet, and three exclusive specialty shops, The Brew Brothers, the Chefs' Pavilion buffet and a new 12,400 square-foot convention center were added. Most recently, in the early spring of 1996, the Company opened a new, elegant 5,000 square-foot casino with 102 slots and 10 table games adjacent to the skyway corridor on the mezzanine level to take advantage of the foot traffic coming to the Eldorado from the Silver Legacy.

  Continuing its successful expansion strategy, the Company is currently adding a new 175-seat Parisian-style bistro, which is scheduled to open in December 1996. In addition, the Eldorado is currently building a state-of-the-art 500-seat showroom which is scheduled to open in 1997. The showroom will add an entertainment experience that management believes will attract a larger and broader audience of entertainment seekers. The showroom will feature the only nightly production show of its kind in downtown Reno. In addition, the Eldorado plans to open a full-service health spa, scheduled to be completed in 1997. Management believes that the addition of these unique amenities will further enhance the Eldorado's position as a leading luxury hotel in the Reno Market. Furthermore, the Company owns a 31,000 square foot piece of property across the street from and west of the Eldorado, which could be used for further expansion of the Eldorado.

  The map on the following page shows the relative locations of the Eldorado, Silver Legacy and Circus Circus-Reno, as well as certain other major attractions in the Reno Market.

  [MAP DEPICTING DOWNTOWN RENO AND THE POSITION OF THE ELDORADO HOTEL & CASINO
     RELATIVE TO OTHER HOTEL/CASINOS AND OTHER LANDMARKS IN DOWNTOWN RENO]

[MAP DEPICTING THE CONNECTIONS BETWEEN THE ELDORADO HOTEL & CASINO, THE SILVER
    LEGACY RESORT CASINO AND CIRCUS CIRCUS-RENO AND THE DISTANCE FROM THE
                  PROPERTIES TO THE NATIONAL BOWLING STADIUM]

ELDORADO HOTEL & CASINO

  When the Eldorado opened in 1973 with 282 rooms and approximately 7,000 square feet of gaming space, it was the only hotel/casino located in the northern section of downtown Reno. As Reno has steadily grown northward, the Eldorado is now centrally positioned in the heart of Reno's prime gaming area and room base. Easily accessible to both foot and vehicle traffic, the Eldorado is strategically located directly off Interstate 80, the principal highway linking the Reno Market with San Francisco, Sacramento and other cities in its primary visitor market of northern California. With three golden towers, including a 26-story tower that lights up with over 2,000 feet of neon at night, the Eldorado is visible from Interstate 80, attracting visitors to the downtown area and generating interest in the property. Management believes the Eldorado serves as a downtown landmark, situated to attract a large volume of foot traffic from other casinos as well as from the local populace. In addition, the Eldorado is easily accessible to visitors competing in and attending the various bowling tournaments that are held in the National Bowling Stadium, which is located just one block away. Furthermore, management believes that the new exterior facade at the primary Virginia Street entrance, featuring a 24-foot by 48-foot golden portal and majestic flickering torchieres, is in itself an entertainment attraction that draws customers from competing hotel/casinos.

  As of June 30, 1996, the Eldorado offered approximately 81,500 square feet of gaming space, with approximately 1,984 slot machines, 84 table games consisting of blackjack, craps, roulette, Pai Gow Poker, Let It Ride(R), Caribbean stud poker, mini-baccarat and baccarat, two keno games and a race and sports book. The Eldorado's casino includes a balanced mix of slot machines and table games which management believes makes it attractive to both middle-income and premium-play customers. The relatively high proportion of slot machines, which are offered in denominations from 5c to $100, generates approximately 68% of the total gaming revenues for the casino and provides consistency in revenues and cash flow. The diverse selection of table games and the variety of table limits allow for the maximum amount of play from a wide variety of gaming customers, which management believes makes the Eldorado one of the premier table games casinos in the Reno Market.

  The interior of the hotel is designed to create a unique European ambiance and offers 817 finely-appointed rooms and suites, including 18 specialty suites, 93 "Eldorado Player's Spa Suites" with bedside spas and 26 one-bedroom and two-bedroom penthouse suites. Hotel guests enjoy panoramic views of Reno's skyline and the majestic Sierra Nevada mountain range. Management believes that attention to detail, decor and architecture have created an identifiable and innovative presence in the Reno Market for the Eldorado. In 1995, the Eldorado achieved a 93.8% average hotel occupancy rate and an ADR of approximately $60. Management believes that the Eldorado's average hotel occupancy rate and ADR are among the highest in the Reno Market.

  The Eldorado is nationally recognized for its exceptional cuisine. Management believes that the Eldorado's superior cuisine and wide-ranging selection of dining opportunities are crucial factors in attracting and retaining customers. All of the Eldorado's dining venues, which range from buffet to gourmet, offer high quality food at reasonable prices. The following chart details the Eldorado's dining venues, their respective seating capacities and their outstanding attributes, including a detail of the awards and distinctions each has received.

                       Seating
 Dining Venue          Capacity                   Description
 ------------          --------                   -----------
 LA STRADA               170    . Features northern Italian cuisine in an
                                  Italian countryside villa setting
                                . Recognized as one of the country's top 10
                                  Italian restaurants in the 1994 Best of the
                                  Best Academy Awards of the Restaurant
                                  Industry
                                . Recipient of the Wine Spectator Award of
                                  Excellence in each of the past five years
                                . Hailed in the March 1993 issue of Bon Appetit
                                  magazine as a "sure thing in Reno" for food
                                  lovers
 THE BREW BROTHERS       225    . The first microbrewery located in a
                                  hotel/casino. Features a variety of
                                  handcrafted beers and live nightly
                                  entertainment.
                                . Named as the area's best microbrewery in the
                                  Reno Gazette-Journal in 1996
                                . Offers seven microbrewed beers, including
                                  Eldorado Extra Pale Honey Ale, Redhead Amber
                                  Ale, Wild Card Wheat Ale, Big Dog Ale, Gold
                                  Dollar Pale Ale, Double Down Stout and a
                                  rotating seasonal brew
 THE GRILL               185    . A spirited, lively steak and seafood house
                                . Specializes in rotisserie and grilled entrees
                                  at affordable prices
                                . Offers top quality USDA cuts of beef and
                                  fresh seafood, a "never-ending" salad and
                                  fruit bar with homemade soups
 CHEFS' PAVILION         525    . A 220-foot buffet offering a wide variety of
                                  cuisines, including a Mongolian barbecue,
                                  omelette station and a salad, fruit, ice
                                  cream and dessert bar
                                . Features an open exhibition kitchen where
                                  customers can observe meals being prepared
 TIVOLI GARDENS          210    . A 24-hour restaurant with a menu featuring
                                  Asian, Italian, Mexican and South American
                                  cuisines
                                . Features the Eldorado Coffee Company, where
                                  fresh coffee beans are roasted each day for
                                  use throughout the hotel and for retail
                                  purchase
                                . Hailed in the March 1993 issue of Bon Appetit
                                  magazine as a "sure thing in Reno" for food
                                  lovers
 CHOICES EXPRESS CAFE    220    . A food court offering a diverse selection of
                                  cuisines, including an Asian noodle kitchen,
                                  a delicatessen, a gelato shop where 24
                                  flavors are made fresh each day, a salad bar,
                                  a bakery and an espresso bar
 SEAFOOD BUFFET          425    . Offered each Friday and Saturday night
                                . Named one of the top 25 seafood restaurants
                                  in the country in the 1994 Best of the Best
                                  Academy Awards of the Restaurant Industry
                                . Voted one of Reno's best all-around food
                                  values in a 1994 Reno Gazette-Journal
                                  readership poll
 PARISIAN-STYLE BISTRO   175    . A Parisian-style bistro, bar and restaurant
 (scheduled to open               offering French country fare
 in December 1996)              . Designed by famed restaurant designer Pat
                                  Kuleto to feature seven distinct
                                  architectural styles

  The Eldorado's selection of high-quality food and beverages reflects the Carano family's emphasis on the dining experience. Eldorado chefs utilize homemade pasta, carefully chosen imported ingredients, fresh seafood and top quality USDA choice cuts of beef. Throughout the property, beverage offerings include The Brew Brothers microbrewed beers and wines from the Ferrari Carano Winery.

  The Eldorado features a 652-space parking garage, a 360-space valet parking facility and 126 surface parking spaces. Other amenities offered by the Eldorado include several specialty shops, a versatile 12,400 square foot convention center and an outdoor plaza located adjacent to the Eldorado which hosts a variety of special events. The Eldorado's casino cabaret has been named Reno's best cabaret for the past seven years by "Fun and Gaming," a widely circulated Reno tourist publication.

SILVER LEGACY RESORT CASINO

  The Silver Legacy opened in July 1995 as the first major newly-constructed hotel/casino in the Reno Market since 1978 and its first themed mega-resort. Plans for the Silver Legacy were originally formulated in 1993 by the Company and Circus Circus, who jointly recognized the potential synergies of constructing a new hotel/casino in between the Eldorado and Circus Circus-Reno properties.

  The Silver Legacy's design is based upon Nevada's silver mining heritage and the legend of Sam Fairchild, a fictitious silver baron who "struck it rich" on the site of the hotel/casino. Accordingly, the opulent interior of the Silver Legacy showcases a variety of antique silver pieces from the Mackey silver collection and a casino built around Sam Fairchild's legendary 120-foot tall mining rig. The mining rig appears to transform ore into silver coins that cascade into slot machines located at the mining rig's base. The mining rig is enclosed within a 75,000 square foot dome, the interior of which is painted to resemble the sky and features three dynamic sound and light shows which are continuously updated so that visitors are provided with a unique experience each time they enter the hotel. The exterior of the dome serves as a distinctive landmark on the Reno skyline. The Company's management believes that the Silver Legacy is a "must see" attraction for visitors to the Reno Market.

  The Silver Legacy is situated on two city blocks, encompassing 240,000 square feet in downtown Reno. The hotel currently offers 1,711 guest rooms and suites, many of which feature views of Reno's skyline and the Sierra Nevada mountain range. The Silver Legacy's 10-story parking facility can accommodate approximately 1,800 vehicles. The Silver Legacy's casino features approximately 88,500 square feet of gaming space and contains 2,217 slot machines and 87 table games including blackjack, craps, roulette, Pai Gow Poker, Let It Ride(R), Caribbean stud poker, mini-baccarat and Pai Gow and two keno games. "Club Legacy," the Silver Legacy's slot club, offers customers exciting special events and tournaments and convenient ways of earning complimentaries. From its opening in July 1995 through the second quarter of 1996, the Silver Legacy has generated $39.1 million in EBITDA before preopening expenses on net revenues of $137.0 million. The Company's management expects the Silver Legacy's gaming revenues to increase as the casino builds its premium customer base.

  The Silver Legacy's restaurant offerings include a 240-seat buffet, a delicatessen, a steak and seafood restaurant, an oyster bar and a 24-hour coffee shop. In addition, the hotel sponsors entertainment events which are held in the hotel's convention area. The Silver Legacy's other amenities include three custom retail shops, exercise facilities and an outdoor swimming pool and sundeck. The Silver Legacy's plans for the future include the addition of periodic evening entertainment, a race and sports book to the casino and a video arcade.

RENO MARKET

  The Reno Market is the third largest gaming market in the United States after Las Vegas, Nevada and Atlantic City, New Jersey and generated over $900 million of gaming revenues for the twelve months ended June 30, 1996. In addition, according to Nevada Gaming Board, while gaming revenues in the Reno Market grew at a 4% compound annual growth rate from 1985 to 1995, for the first eleven full months the Silver Legacy was in operation (August 1, 1995 through June 30, 1996), the Reno Market's gaming revenues increased by approximately 8.6% over the previous year's comparable eleven month period. Also, as of December 31, 1995, the Reno Market featured 14,241 hotel rooms which had an 86.0% average hotel occupancy rate in 1995. According to the Visitors Authority, numerous other approved or announced hotel projects are expected to add approximately 2,690 rooms to the Reno Market by the end of the decade.

  Reno is the second largest city in Nevada, with a population of approximately 150,620 as of July 1, 1995, and is located at the base of the Sierra Nevada mountains along Interstate 80, approximately 140 miles east of Sacramento, California and 225 miles east of San Francisco, California. Reno is a destination resort market which attracts visitors by offering gaming as well as numerous other summer and winter recreational activities. In addition to gaming, the Reno area features numerous national forests, mountains and lakes (including Lake Tahoe) and offers outstanding year-round opportunities for outdoor activities of all types. According to the Visitors Authority, visitors to the Reno Market stayed an average of 2.5 nights in 1995. The Reno area enjoys relatively mild weather, with abundant sunshine throughout the year, low humidity and modest annual snowfall. Special annual events in the Reno area include Hot August Nights, the National Championship Air Races, the Reno Balloon Races and the Reno Rodeo. According to the Visitors Authority, the greater Reno area attracted 4.9 million visitors in 1995, an increase of 8.5% from 1994.

  The following table sets forth certain statistical information for the Reno Market for the years 1991 through 1995, as reported by the Visitors Authority or the Nevada Gaming Board.

                                THE RENO MARKET

                               1991       1992       1993       1994       1995
                             ---------  ---------  ---------  ---------  ---------
   Gaming Revenues
    (000's)................   $762,043   $804,927   $811,227   $826,174   $889,480
   Gaming Positions(1)(2)..     27,963     28,500     29,228     29,943     31,926
   Hotel Rooms(1)..........     12,368     12,566     12,566     12,582     14,241
   Average Hotel Occupancy
    Rate...................       83.8%      84.3%      85.2%      84.4%      86.0%
   Airline Passenger
    Arrivals(3)............  1,713,313  1,884,703  2,374,244  2,670,969  2,911,834
   Convention Attendance...    135,323    169,271    177,925    203,389    314,137

  --------
  (1) As of December 31 for each period shown.
  (2) Calculated from information provided by the Nevada State Gaming Control Board.
  (3) Arrivals to Reno/Tahoe International Airport.

  The Company believes that four recent developments will further expand the size of the Reno Market. These developments include (i) the opening of the National Bowling Stadium in February 1995, (ii) the opening of the Silver Legacy in July 1995, (iii) the announcement of several new hotel developments and expansions and (iv) the increase in air service to Reno, especially by Reno Air and Southwest Airlines.

  The National Bowling Stadium, located approximately one block from the Eldorado and Silver Legacy, opened in February 1995 at a reported cost of approximately $48 million. The state-of-the-art facility features 80 bowling lanes and will host tournaments for the ABC and the WIBC over the next 13 years as well as many other tournaments for other bowling organizations. The National Bowling Stadium has scheduled the WIBC's National Championship Bowling Tournament in 1997, 2000, 2003, 2006 and 2009 and has scheduled the ABC's National Championship Bowling Tournament for 1998, 2001, 2004 and 2007, providing a major bowling tournament in Reno two out of every three years through the year 2009. The Visitors Authority estimates that the ABC's 1995 National Championship Bowling Tournament, which was held between February and July 1995, was attended by approximately 228,000 people (93,000 bowlers and 135,000 family members and friends) who stayed for an average of approximately four days and infused approximately $230 million into the local economy. According to the Visitors Authority, bowling tournaments held at the National Bowling Stadium attract visitors from markets that do not normally contribute substantially to Reno's visitor profile. The National Bowling Stadium also features a large-screen movie theater, a 1950s-themed diner and retail space and can be configured to host special events and conventions.

  The Silver Legacy is Reno's first newly constructed major hotel/casino since 1978 and its first themed mega-resort. The Silver Legacy's 1,711 hotel rooms and approximately 2,800 gaming positions represented an approximately 13% increase in the number of hotel rooms and an approximately 10% increase in the number of gaming positions in the Reno Market. In addition, according to the Visitors Authority, several new hotel/casino projects have been commenced or are planned. The Company's management believes that these new development and expansion activities will help retain existing customers and assist in attracting additional customers to the Reno Market.

  Passenger traffic at the Reno/Tahoe International Airport has increased steadily for five consecutive years, from 1.5 million airline passenger arrivals in 1990 to over 2.9 million in 1995, representing a 14% compound annual growth rate. In 1995, twelve scheduled airlines and numerous other charter airlines provided service to more than 250 North American cities, carrying more than 15,800 people daily. The most frequent users of the airport are Reno Air and Southwest Airlines, with approximately 90 and 80 daily flights, respectively, to and from Reno as of July 1, 1996. To meet the significant increase in tourism and travel anticipated because of major development efforts in the Reno area, including the development of the National Bowling Stadium and the Silver Legacy, Reno has renovated and expanded its airport facilities to accommodate an expected growth in passenger activity. The Eldorado and Silver Legacy are within a 10-minute drive of the airport, making them easily accessible to visitors travelling to Reno by air.

COMPETITION

  The Company competes for customers primarily on the basis of location, range and pricing of amenities and overall atmosphere. Of the 48 casinos currently operating in the Reno Market, the Company competes principally with the eight other hotel/casinos that each generate over $36 million in annual gaming revenues, including Circus Circus-Reno and the Silver Legacy. To a lesser extent, the Company also competes with hotel/casino operations located in Las Vegas and Laughlin, Nevada and in the Lake Tahoe area. A substantial number of customers travel to both Reno and the Lake Tahoe market during their visits. Consequently, the Company believes that its success is influenced to some degree by the success of the Lake Tahoe market. Environmental restrictions place limitations on the expansion of hotels and casinos in the Lake Tahoe market. Additionally, the Company competes with casino gaming on Native American-owned lands throughout California, Washington and Oregon, from where the Reno Market drew approximately 47%, 12% and 7%, respectively, of its visitors in 1995. Furthermore, since the 1980's, legalized gaming opportunities have proliferated throughout the United States, and the Company now competes with pari-mutuel wagering, state-sponsored lotteries, card clubs, bingo, off-track betting, riverboat and other forms of legalized gaming. The Visitors Authority estimates that approximately 2,690 rooms will be added to the Reno Market by the end of the decade. The Company expects that these additional rooms will increase competition for visitor revenue in the future.

EMPLOYEES

  As of August 31, 1996, the Company had 2,542 employees, the substantial majority of whom are nonmanagement personnel. The number of people employed at any time is subject to seasonal fluctuation. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that employee relations are excellent.

PROPERTIES

  The Company's executive offices reside inside the Eldorado, which is located on an approximately 159,000 square foot parcel at 345 North Virginia Street, Reno, Nevada. The Company owns the entire parcel, except for approximately 30,000 square feet which is leased by the Company from C, S and Y Associates, a general partnership of which Donald Carano is a general partner. See "Certain Transactions." The lease expires on June 30, 2027. Annual rent is equal to the greater of (i) $400,000 and (ii) an amount based on a decreasing percentage of the Eldorado's gross gaming revenues ranging from 3.0% of the first $6.5 million of gross gaming revenues to 0.1% of gross gaming revenues in excess of $75.0 million. Rent in 1995 totalled $649,000.

  In addition, the Company owns a 35,000 square foot parcel of land located at 444 North Center Street, Reno, Nevada, on which the Company's human resources offices are located, and owns approximately 90 acres of land located in Verdi, Nevada. In addition, the Company owns a 31,000 square foot parcel of property across the street from and west of the Eldorado, which could be used for expansion of the Eldorado. Furthermore, the Company and Circus Circus each own a one-half interest in a 63,000 square foot parcel of land across the street from the Silver Legacy.

LEGAL MATTERS

  The Company from time to time is involved in litigation arising in the ordinary course of its business. The Company does not believe that such litigation will, individually or in the aggregate, have a material adverse effect on its financial position or results of operations.

                                  MANAGEMENT

  The following tables set forth certain information with respect to persons who are members of the Company's Board of Managers (each a "Board Member"), executive officers of the Company or the Eldorado and other significant employees. The Indenture requires that the Company's Board of Managers include at least one independent Board Member to be appointed within 180 days after issuance of the Private Notes, subject to approval of such Board Member by the Nevada Gaming Authorities.

                     BOARD MEMBERS AND EXECUTIVE OFFICERS

     NAME                  AGE                    POSITION(S)
     ----                  ---                    -----------
     Donald L. Carano      64    Board Member and Chief Executive Officer of
                                  the Company
     Robert M. Jones       53    Chief Financial Officer of the Company
     Gene R. Carano        40    Vice President and Secretary of the Company
                                  and Co-General Manager of the Eldorado
     Gregg R. Carano       37    Vice President of the Company and Co-General
                                  Manager of the Eldorado
     Gary L. Carano        44    Board Member--Appointed by Recreational
                                  Enterprises, Inc. as its corporate
                                  representative
     Raymond J. Poncia,    63    Board Member--Appointed by Hotel Casino
     Jr.                          Management, Inc. as its corporate
                                  representative

                             SIGNIFICANT EMPLOYEES

     NAME                  AGE                    POSITION(S)
     ----                  ---                    -----------
     Robert B. MacKay      48    Director of Administration of the Eldorado
     Robert B. Mouchou     40    Director of Gaming of the Eldorado
     Rick W. Murdock       41    Director of Sales and Casino Marketing of the
                                  Eldorado
     Cindy L. Carano       35    Director of Hotel and Retail Operations of
                                  the Eldorado
     Rhonda B. Carano      42    Director of Advertising and Public Relations
                                  of the Eldorado

  DONALD L. CARANO. Mr. Carano has served as Chief Executive Officer of, and has owned a controlling interest in, the Company since 1973. Previously, he was an attorney with the firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, with which he maintains an "of counsel" relationship. Mr. Carano has been involved in the gaming industry and has been a licensed casino operator since 1969. Mr. Carano's commitment to the development and promotion of tourism in Reno has earned him several awards, including the Nevada Food and Beverage Directors Association Man-of-the-Year Award, the American Lung Association 1993 Distinguished Community Service Award and the 1992 Hotelier of the Year Award. Also, since 1984, Mr. Carano has been the Chief Executive Officer of the Ferrari Carano Winery. He is the father of Gary, Gene, Glenn, Gregg and Cindy Carano and is married to Rhonda Carano.

  ROBERT M. JONES. Mr. Jones has served as Chief Financial Officer of the Company since 1989. Prior to joining the Company in 1984, Mr. Jones spent fourteen years in public accounting, ten of which were as an audit principal with the international accounting firm of Arthur Young & Company. Mr. Jones is a Certified Public Accountant, was an honors graduate of the University of Arizona with a major in accounting and has a Master of Business Administration degree in taxation from Golden Gate University in San Francisco.

  GENE R. CARANO. Mr. Carano has served as Vice President of the Company and Co-General Manager of the Eldorado since 1993 and has been Secretary of the Company since June 1996. From 1986 to 1993, Mr. Carano served as the Eldorado's Director of Gaming. Prior to joining the Eldorado, Mr. Carano held various positions at another major casino in northern Nevada, including slot floor supervisor and pit boss. Mr. Carano studied business management and hotel administration at Utah State University and the University of Nevada, Las Vegas.

  GREGG R. CARANO. Mr. Carano returned to the Eldorado in 1994 as Vice President of the Company and the Co-General Manager after serving as General Manager of Circus Circus-Reno from 1993 to 1994. From 1985 to 1993, Mr. Carano served as Director of Food and Beverage at the Eldorado. Mr. Carano holds a Bachelor of Science Degree in Hotel/Restaurant Management from Florida International University and an Associates Degree in Occupational Studies in Culinary Arts from the Culinary Institute of America.

  GARY L. CARANO. Mr. Carano is the General Manager of the Silver Legacy. Previously, he served as Assistant General Manager, General Manager and Chief Operating Officer of the Eldorado from 1980 to 1994. Mr. Carano holds a Bachelors Degree in Business Administration from the University of Nevada, Reno.

  RAYMOND J. PONCIA, JR. Mr. Poncia has had an ownership interest in the Eldorado since 1973 and has been involved in the gaming industry since 1968. He has been involved with the Eldorado in the areas of development, architectural and interior design, construction financing and business planning. Mr. Poncia received his architectural degree from Case-Reserve University and has been a licensed architect in private practice since 1960.

  ROBERT B. MACKAY. Mr. MacKay has been the Director of Administration of the Eldorado since 1989. From 1985 to 1989, Mr. MacKay served as the Eldorado's Treasurer. He also has held the positions of Director of Finance and Controller of the Eldorado. Mr. MacKay is a Certified Public Accountant and is a graduate of the University of Nevada, Reno with a degree in Accounting.

  ROBERT B. MOUCHOU. Mr. Mouchou has been the Director of Gaming of the Eldorado since 1993. Mr. Mouchou joined the Eldorado in 1979 and has held a variety of positions, including Games Manager, Assistant Slot Manager, Casino Analyst, Assistant Controller and Audit Supervisor.

  RICK W. MURDOCK. Mr. Murdock has been the Director of Sales since 1985 and the Director of Sales and Casino Marketing of the Eldorado since 1995. He began his career at the Eldorado in 1981 and has since held various positions, including Director of Sales, National Sales Manager and Assistant Hotel Manager.

  CINDY L. CARANO. Ms. Carano has been the Director of Hotel and Retail Operations of the Eldorado since 1994. Ms. Carano joined the Eldorado's management team in 1985 as a reservation supervisor and served as Hotel Manager before becoming the Director of Hotel and Retail Operations. Ms. Carano holds a Bachelor of Science degree from the University of Nevada, Las Vegas School of Hotel Administration.

  RHONDA B. CARANO. Mrs. Carano has been the Director of Advertising and Public Relations of the Eldorado since 1978. Mrs. Carano previously worked as a management trainee at the Eldorado from 1976 to 1978 where she learned the hotel/casino business. Mrs. Carano is the Vice President of the Ferrari Carano Winery. She received a Bachelor of Science degree from the University of Nevada, Reno.

EXECUTIVE COMPENSATION

 Summary Compensation Tables

  The following table sets forth all compensation paid by the Predecessor Partnership during 1995 to the Company's officers named below (the "Named Officers").

                                         ANNUAL     LONG-TERM
                                      COMPENSATION COMPENSATION
                                      ------------ ------------
                                                    NUMBER OF
                                                   APPRECIATION
                                                      RIGHTS       ALL OTHER
     NAME AND PRINCIPAL POSITION      SALARY BONUS   GRANTED    COMPENSATION(1)
     ---------------------------      ------ ----- ------------ ---------------
Donald Carano........................   --     --        --        $501,501(2)
 Board Member and Chief Executive
 Officer of the Company
Robert Jones.........................   --     --     75,000        287,807(3)
 Chief Financial Officer of the
 Company
Gene Carano..........................   --     --    100,000        375,080(4)
 Vice President of the Company and
 Co-General Manager of the Eldorado
Gregg Carano.........................   --     --    100,000        375,276(5)
 Vice President of the Company and
 Co-General Manager of the Eldorado

- --------
(1) Historically, the salaries of the Named Officers were not directly incurred by the Company but were paid from a portion of the management fees paid to Recreational Enterprises, Inc. Certain of such Named Officers also perform services for Recreational Enterprises, Inc. unrelated to the business of the Company for which they receive salaries from Recreational Enterprises, Inc. Amounts shown include salaries paid by Recreational Enterprises, Inc. from a portion of the management fees. As of July 1, 1996, the aggregate annual salaries of such Named Officers and certain other key employees have become payroll obligations of the Company. The Company has been informed by Recreational Enterprises, Inc. that salaries and bonuses (including deferred compensation) attributable to services provided by the Named Officers to the Company consisted of $500,000, $285,000, $372,000 and $372,000 paid to Messrs. Carano, Jones, Carano and Carano, respectively.
(2) Includes contributions to the Company's 401(k) Plan (as defined herein) of $1,181, payment of term life insurance premiums of $138 and payment of health insurance premiums of $182.
(3) Includes contributions to the Company's 401(k) Plan of $1,707, payment of term life insurance premiums of $138 and payment of health insurance premiums of $962.
(4) Includes contributions to the Company's 401(k) Plan of $1,980, payment of term life insurance premiums of $138 and payment of health insurance premiums of $962.
(5) Includes contributions to the Company's 401(k) Plan of $2,176, payment of term life insurance premiums of $138 and payment of health insurance premiums of $962.

  Following the consummation of the Reorganization, the Company intends to pay the following annual compensation to the Named Officers.

                                                                    ANNUAL
         NAME AND PRINCIPAL POSITION                            COMPENSATION(1)
         ---------------------------                            ---------------
     Donald Carano.............................................    $550,000
      Board Member and Chief Executive Officer
       of the Company
     Robert Jones..............................................     270,000
      Chief Financial Officer of the Company
     Gene Carano...............................................     300,000
      Vice President of the Company and Co-General Manager
      of the Eldorado
     Gregg Carano..............................................     300,000
      Vice President of the Company and Co-General Manager
      of the Eldorado

- --------
(1) Such amounts do not include bonuses in an amount not to exceed 20% of such Named Officers salaries for which such executive officers are eligible. Bonuses are granted at the discretion of the Chief Executive Officer.

 Performance and Appreciation Rights

  The following table provides certain information with respect to the grants of appreciation rights made during 1995 to the Named Officers.

                                         INDIVIDUAL GRANTS
                    -----------------------------------------------------------
                     NUMBER OF      % OF TOTAL
                    APPRECIATION   APPRECIATION
                       RIGHTS    RIGHTS GRANTED TO               EXPIRATION
    NAME             GRANTED(1)  EMPLOYEES IN 1995 BASE PRICE      DATE(2)
    ----            ------------ ----------------- ---------- -----------------
Donald Carano......       --             --             --           --
Robert Jones.......    75,000           8.72%        $26.66   December 31, 2004
Gene Carano........   100,000          11.63          26.66   December 31, 2004
Gregg Carano.......   100,000          11.63          26.66   December 31, 2004

- --------
(1) Such rights vest at a rate of 1/96th per month, subject to continued employment, beginning on January 1, 1995 and become fully vested on January 1, 2000.
(2) Appreciation rights may expire earlier upon termination of employment, death or disability.

 Aggregated Performance and Appreciation Rights

  The following table provides certain information with respect to appreciation rights exercised by the Named Officers in 1995 and the value held by such officers as of the end of 1995.

                                                NUMBER OF  UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF            APPRECIATION RIGHTS AS OF    APPRECIATION RIGHTS
                         APPRECIATION              DECEMBER 31, 1995      AS OF DECEMBER 31, 1995
                            RIGHTS     VALUE   ------------------------- -------------------------
    NAME                  EXERCISED   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
    ----                 ------------ -------- ----------- ------------- ----------- -------------
Donald Carano...........      --         --         --           --           --           --
Robert Jones............      --         --       9,375       65,625          --           --
Gene Carano.............      --         --      12,500       87,500          --           --
Gregg Carano............      --         --      12,500       87,500          --           --

DEFERRED COMPENSATION PLAN

  Effective January 1, 1990, the Company established the Eldorado Hotel Casino Deferred Compensation Plan (the "Deferred Compensation Plan") for the benefit of a select group of management and highly compensated employees. Under the Deferred Compensation Plan, each year the Company makes a contribution to a trust on behalf of each participating employee in an amount determined by the Chief Executive Officer of the Company, Donald Carano, in his sole discretion. Participating employees vest 20% per year in the amount contributed to their respective deferred compensation accounts each year so that they become 100% vested in the amount credited to their respective accounts in any given year five years from the date such amount was contributed. In addition, a participating employee becomes 100% vested in all amounts credited to such employee's account upon retirement, death, permanent disability or termination of employment with the Company for any reason other than fraud, upon a sale of substantially all of the Company's assets or if the Carano family ceases to have majority ownership or control of the Company. Participating employees receive annual distributions commencing upon the earliest of the second month after death, permanent disability, retirement or, if employment is terminated for reasons other than death or disability prior to attainment of age 60, attainment of age 60. The Chief Executive Officer, however, may in his sole discretion elect to make a distribution to an employee who terminates employment prior to the attainment of age 60. In addition, the Chief Executive Officer may in his sole discretion elect to distribute an employee's benefits in the form of a lump sum distribution and may elect to distribute benefits to an employee over a shorter period of time than that provided for in the Deferred Compensation Plan. The Company has established a trust fund, with Donald Carano as trustee, to hold and invest amounts contributed pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, participating employees have a duty to devote their full time, energy, skill and best efforts to the affairs of the Company.

1995 PERFORMANCE AND APPRECIATION RIGHTS PLAN

  The Company adopted the Eldorado Hotel Associates Limited Partnership 1995 Performance and Appreciation Rights Plan (the "Rights Plan") effective January 1, 1995 to provide certain executives and other key employees of the Company who have substantial responsibility for its management and growth with incentives and rewards. The Rights Plan is administered by a Committee comprised of Donald Carano and two other individuals selected by the members of the Company (the "Rights Committee"). The Rights Committee has sole and complete authority to select eligible employees, to grant performance and appreciation rights up to a maximum of 1,000,000 each in the aggregate, to determine the date on which each performance right or appreciation right will vest and to impose restrictions and conditions on performance and appreciation rights. An employee is eligible to be granted performance and appreciation rights if, on the proposed grant date, such employee is an executive or other key employee of the Company or an affiliate of the Company, as determined by the Rights Committee. An employee's performance rights terminate upon such employee's exercise of any appreciation rights or the termination of such employee's employment with the Company. Upon the termination of an employee's employment with the Company, the employee will be entitled to exercise appreciation rights only to the extent that such rights have vested to such date. No performance or appreciation rights may be granted after June 1, 2000.

  A performance right allows an employee to receive upon exercise compensation equal to a percentage of the total distributions to the members of the Company for the prior fiscal quarter between the date that the right was granted and the date of exercise. An appreciation right allows an employee upon exercise to receive compensation based on the difference between the value of the membership interests of the Company at the date the right was granted and the date of exercise. The combination of one performance right and one appreciation right is intended to represent the economic equivalent of ownership of .00001% of one membership interest in the Company. Performance and appreciation rights do not, however, entitle holders thereof to any rights in or to own or control any membership interests in the Company.

  Performance rights and appreciation rights may not be transferred other than by will or the laws of descent and distribution or to a family trust created solely for the benefit of an employee or such employee's spouse and descendants. Performance rights and appreciation rights may be exercised only by the employee holding such rights (or a legal guardian, legal representative, trustee of a family trust or executor of the estate of a deceased employee). The Rights Committee, however, may in its discretion allow certain other transfers of performance and appreciation rights, such as transfers during the lifetime of an employee to the spouse and children of the employee.

401(K) RETIREMENT SAVINGS PLAN

  The Company maintains a savings plan (the "401(k) Plan") qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all employees of the Company in the United States who are 21 years of age or older, who have completed six months and 1,000 hours of service and who are not covered by collective bargaining agreements are eligible to participate in the 401(k) Plan. Employees who elect to participate in the 401(k) Plan may defer up to 15% but not less than 1% of their annual compensation, subject to statutory and certain other limits. The Company makes matching contributions of 25% of the employees' contributions, up to a maximum of 1.5% of the employees' annual compensation and subject to certain other limitations.

COMPENSATION COMMITTEE AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  The Company does not have a compensation committee or other committee of the Board of Managers performing equivalent functions. The compensation paid in 1995 and to be paid in the future to each of the Company's Board Members and executive officers will be determined by the Chief Executive Officer.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following chart illustrates the ownership of the Company and the Silver Legacy Joint Venture. Recreational Enterprises, Inc. is beneficially owned by members of the Carano family and Hotel Casino Management, Inc. is beneficially owned by members of the Poncia family.


                             [Chart appears here]

  The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding membership interests by (i) each person known by the Company to be a beneficial owner of 5% or more of the outstanding membership interests, (ii) each Board Member, (iii) each executive officer named under the caption "Management--Executive Compensation" and (iv) all Board Members and executive officers of the Company as a group.

                                                                      PERCENTAGE
                                                                      MEMBERSHIP
                   NAME AND ADDRESS OF BENEFICIAL OWNER                INTEREST
                   ------------------------------------               ----------
      Donald L. Carano(1)(2).........................................   63.0%
      Recreational Enterprises, Inc.(3)..............................   55.0%
      Raymond J. Poncia, Jr.(4)(5)...................................   32.0%
      Hotel Casino Management, Inc.(5)(6)............................   29.0%
      Hotel Casino Realty Investments, Inc.(7).......................    6.0%
      Gene R. Carano(2)(8)...........................................    5.9%
      Gregg R. Carano(2)(8)..........................................    5.9%
      Gary L. Carano(2)(8)...........................................    5.9%
      Cindy L. Carano(2)(8)..........................................    5.9%
      Glenn T. Carano(2)(8)..........................................    5.9%
      Ludwig J. Corrao(9)............................................    5.0%
      Robert M. Jones(2).............................................    --
      All Board Members and executive officers as a group............   95.0%

- --------
(1) Includes 5.0% owned by Mr. Carano individually, 55.0% owned by Recreational Enterprises, Inc., which is owned by members of the Carano family, and 3.0% beneficially owned by Mr. Carano through Recreational Enterprises, Inc.'s 50.0% ownership of Hotel Casino Realty Investments, Inc.
(2) The address of Donald L. Carano, Gene R. Carano, Gregg R. Carano, Cindy L. Carano and Robert M. Jones is c/o Eldorado Resorts LLC, P.O. Box 3399, Reno, Nevada 89505. The address of Gary L. Carano and Glenn T. Carano is c/o Silver Legacy Resort Casino, 407 N. Virginia Street, Reno,
    Nevada 89501.
(3) Recreational Enterprises, Inc. is beneficially owned by the following members of the Carano family in the following percentages: Donald L. Carano--49.5%; Gene R. Carano--10.1%; Gregg R. Carano--10.1%; Gary L. Carano--10.1%; Cindy L. Carano--10.1% and Glenn T. Carano--10.1%. Gary holds 7.185% of his interest in Recreational Enterprises, Inc. through various trusts. Gene, Gregg, Cindy and Glenn each hold all of their respective interests in Recreational Enterprises, Inc. through various trusts. The address of Recreational Enterprises, Inc. is P.O. Box 2540, Reno, Nevada 89505.
(4) Includes 29.0% owned by Hotel Casino Management, Inc., which is owned by members of the Poncia family, and 3.0% beneficially owned by Mr. Poncia through Hotel Casino Management, Inc.'s 50.0% ownership of Hotel Casino Realty Investments, Inc.
(5) The address of Raymond J. Poncia, Jr. and Hotel Casino Management, Inc. is P.O. Box 429, Verdi, Nevada 89439.
(6) Hotel Casino Management, Inc. is beneficially owned by the following members of the Poncia family in the following percentages: Raymond J. Poncia, Jr.--49.712%; Cathy L. Poncia-Vigen--12.572%; Linda R. Poncia-- 12.572%; Michele L. Poncia--12.572% and Tammy R. Poncia--12.572%. Cathy, Linda, Michele and Tammy each hold all of their respective interests in Hotel Casino Management, Inc. through various trusts.
(7) Recreational Enterprises, Inc. and Hotel Casino Management, Inc. each own 50% of the outstanding shares of capital stock of Hotel Casino Realty Investments, Inc. The address of Hotel Casino Realty Investments, Inc. is P.O. Box 429, Verdi, Nevada 89439.
(8) All of such membership interest is beneficially owned through such individual's 10.1% ownership of Recreational Enterprises, Inc.
(9) The address of Ludwig J. Corrao is P.O. Box 12907, Reno, Nevada 89510.

                             CERTAIN TRANSACTIONS

  The Company's 77%-owned subsidiary, ELLC, holds a 50% interest, along with Circus Sub, in the Silver Legacy Joint Venture, which owns and operates the Silver Legacy. In connection with entering into the Silver Legacy Joint Venture, the Company loaned $23.0 million to ELLC, and ELLC contributed the $23.0 million to the Silver Legacy Joint Venture as a portion of its equity investment. The Company intends to enter into an agreement with ELLC and the other members of ELLC pursuant to which the Company will contribute to the capital of ELLC all or a substantial portion of the ELLC Note and will assume certain other obligations of the other ELLC members in exchange for an increased equity interest in ELLC. Following these transactions, the Company anticipates that its ownership interest in ELLC will increase from 77% to in excess of 90%.

  The Company has historically paid a management fee to each of Recreational Enterprises, Inc. and Hotel Casino Management, Inc. A portion of these fees represented compensation for services provided to the Company by certain members of the Carano family. Management fees totalled $4.6 million, $3.8 million and $4.3 million in 1993, 1994 and 1995, respectively.

  In the future, management fees will be paid pursuant to a Management Agreement (the "Management Agreement") entered into by the Company, Recreational Enterprises, Inc. and Hotel Casino Management, Inc. concurrently with the issuance of the Private Notes. The Management Agreement provides that Recreational Enterprises, Inc. and Hotel Casino Management, Inc. (collectively, the "Managers") will, among other things, (a) develop strategic plans for the Company's business, including preparing annual budgets and capital expenditure plans, (b) provide advice and oversight with respect to financial matters of the Company, (c) establish and oversee the operation of financial accounting systems and controls and regularly review the Company's financial reports, (d) provide planning, design and architectural services to the Company and (e) furnish advice and recommendations with respect to certain other aspects of the Company's operations. In consideration for such services, the Company will pay to the Managers a management fee not to exceed 1.5% of the Company's annual net revenues. The Management Agreement will be in effect for three years from the date thereof and will be automatically renewed for additional three year terms until terminated by one of the parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Corporate Expenses/Management Fees."

  The Company owns the entire parcel on which the Eldorado is located, except for approximately 30,000 square feet which is leased by the Company from C, S and Y Associates, a general partnership of which Donald Carano is a general partner. The lease expires on June 30, 2027. Annual rent is equal to the greater of (i) $400,000 or (ii) an amount based on a decreasing percentage of the Eldorado's gross gaming revenues ranging from 3% of the first $6.5 million of gross gaming revenues to 0.1% of gross gaming revenues in excess of $75 million. Rent in 1993, 1994 and 1995 totalled $636,000, $642,000 and
$649,000, respectively.

  In addition, the Company leases certain real property from G & G Associates, a general partnership of which Gary Carano is a general partner. Lease payments in 1993, 1994 and 1995 totalled approximately $11,000, $17,000 and $17,000, respectively.

  Donald Carano has been an attorney with the firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP ("McDonald Carano") since 1961. Mr. Carano maintains an "of counsel" relationship with McDonald Carano, but is not involved in the active practice of law or in the representation of the Company or any of its affiliates as an attorney. The Company currently retains McDonald Carano in connection with a variety of legal matters. In addition, McDonald Carano will pass upon certain legal matters with respect to the validity of the Notes.

  Donald Carano and Recreational Enterprises, Inc., which is owned by members of the Carano family, collectively own a 50% equity interest in the Pioneer Inn Hotel Casino, a small hotel/casino located in downtown Reno.

  The Company pays insurance premiums for and from time to time leases an aircraft owned by Recreational Enterprises, Inc. and a yacht owned by Hotel Casino Realty Investments, Inc. for use in operating the Company's business. In 1993, 1994 and 1995, (i) insurance premiums and lease payments for the aircraft totalled approximately $331,000, $222,000 and $168,000, respectively, and (ii) insurance premiums and lease payments for the yacht totalled approximately $186,000, $185,000 and $187,000, respectively.

                              MATERIAL AGREEMENTS

THE REORGANIZATION

  The Company was recently formed under the laws of the State of Nevada to be the successor to the Predecessor Partnership. Pursuant to an Agreement and Plan of Merger dated as of June 28, 1996, between the Predecessor Partnership and the Company, (i) the Predecessor Partnership merged with and into the Company, with the Company remaining as the surviving entity, and (ii) each partner's ownership interest in the Predecessor Partnership was converted into the same ownership percentage of membership interests in the Company. The Reorganization was effective on July 1, 1996. Concurrently with the Reorganization, the Predecessor Partnership dissolved and terminated.

DESCRIPTION OF THE CREDIT FACILITY

  The following is a summary of the Existing Credit Facility and the amendments thereto which are contained in the Amended and Restated Loan Agreement dated as of July 31, 1996 (the "Credit Facility"), between the Company and Bank of America. This summary is qualified in its entirety by reference to the Existing Credit Facility and the Credit Facility, a copy of each of which is available upon request. See "Available Information."

 Existing Credit Facility

  The Existing Credit Facility provided for a revolving credit facility of $118.4 million as of June 30, 1996. Borrowings under the Existing Credit Facility bore interest, at the Company's option, at either (i) a fluctuating rate equal to the greater of (a) the Reference Rate publicly announced by Bank of America and (b) the Federal Funds Rate plus .50%, plus an applicable percentage or (ii) a rate based upon the rate offered by Bank of America to prime banks in the London Eurodollar Market or another Eurodollar Market acceptable to Bank of America, plus an applicable percentage. As of June 30, 1996, the Company had $113.7 million principal amount outstanding under the Existing Credit Facility, which bore interest at an average effective rate of 7.38%.

 Amendments to the Existing Credit Facility

  Concurrently with the issuance of the Private Notes, the Company entered into the Credit Facility. The Credit Facility provides for a senior secured revolving credit facility of $50 million ($3 million of which may be utilized for the issuance of letters of credit). Borrowings bear interest, at the Company's option, at either (i) the greater of (a) the Reference Rate publicly announced by Bank of America and (b) the Federal Funds Rate plus .50%, plus an applicable percentage or (ii) the Eurodollar rate plus an applicable percentage. The Credit Facility will mature on July 31, 2001.

  Security; Guaranty. The Credit Facility is secured by a first deed of trust and security interest in all real property interests and fixtures underlying the Eldorado, certain parking facilities, a second deed of trust on the 31,000 square foot property located across the street from the Eldorado, all related personal property, substantially all other assets of the Company and a pledge of the Company's interests in ELLC. In addition, Capital has guaranteed the Company's obligations under the Credit Facility.

  Fees. In connection with the Credit Facility, the Company has agreed to pay certain fees to the lenders, including a per annum commitment fee based on the unused portion of the Credit Facility, a facility fee and an agency fee.

  Covenants. The Credit Facility contains a number of restrictive and other covenants, including (i) restrictions on the disposition of property, (ii) restrictions on investments and acquisitions, (iii) restrictions on distributions to members of the Company, (iv) restrictions on the incurrence of negative pledges, (v) restrictions on the incurrence of indebtedness and the issuance of guarantees, (vi) restrictions on transactions with affiliates and (vii) restrictions on annual capital expenditures including capital leases. The Credit Facility also contains financial covenants including a maximum total debt to EBITDA ratio, a maximum senior debt to EBITDA ratio, a minimum fixed charge coverage ratio and a minimum equity requirement.

  Events of Default. The Credit Facility contains customary events of default, including (i) failure to pay principal or interest when due, (ii) cross defaults to other indebtedness and material agreements of the Company, including any guarantees issued by the Company, (iii) change of control restrictions, (iv) failure to comply with covenants, representations or warranties in the Credit Facility, (v) the occurrence of judgments or impermissible liens, (vi) the invalidity or termination of any loan document executed in connection with the Credit Facility or the failure of any such loan document to create a valid first priority lien on the assets of the Company and (vii) bankruptcy, insolvency or similar events with respect to the Company, any of its subsidiaries or any of its members.

LIMITED-LIABILITY COMPANY OPERATING AGREEMENT

  The rights and obligations of the equityholders of the Company (the "Members") are governed by the Operating Agreement of Eldorado Resorts LLC (the "Operating Agreement") dated as of June 28, 1996, as amended, entered into in connection with the Reorganization.

  Membership Interests. Each Member's interest in the Company ("Membership Interest") is equal to the percentage of capital contributed by that Member. See "Security Ownership of Certain Beneficial Owners and Management."

  Management. The Company is managed by the Board of Managers, which currently consists of three Board Members. The initial Board Members are designated in the Operating Agreement as Donald Carano, Recreational Enterprises, Inc. and Hotel Casino Management, Inc. Each corporation that serves as a Board Member must select a corporate officer as its representative. Recreational Enterprises, Inc. has selected Gary Carano as its representative and Hotel Casino Management, Inc. has selected Raymond Poncia as its representative. A corporation which is a Board Member may change its representative at any time by providing notice to the Company. The Operating Agreement provides that the Board of Managers will consist of at least three, but not more than seven, Board Members, as determined by a majority of the Board of Managers.

  Board Members are elected at annual meetings of the Members for one-year terms. Any Board Member may be removed from office with a vote of 60% of the Membership Interests, but no Board Member may be removed where there would be enough votes to elect that Board Member at an election. In an election, each Member is entitled to as many votes as equals the number of percentage points of such Member's Interest multiplied by the number of Board Members to be elected. Members can cast all of their votes for a single Board Member or distribute them among the candidates for Board Member as they see fit. The Board of Managers generally has control over the management and affairs of the Company. Board Members are required to devote enough time to the Company to reasonably perform their duties. The Chief Executive Officer, President and Presiding Board Member will supervise the day-to-day operations of the Company. Members and interest holders have no right to participate directly in management or control of the Company, except for votes required for certain extraordinary transactions described in the Operating Agreement.

  Certain transactions may not be consummated without the approval of 75% of the Membership Interests. These transactions include, among others, amending the size of the Board of Managers to consist of less than three or more than seven Board Members, engaging in any business combination or reorganization, entering into any joint venture, partnership or limited-liability company relating to the operation or ownership of the Company's properties, issuing or selling Membership Interests, causing the Company to guarantee indebtedness, requiring certain additional capital contributions, registering with the appropriate regulatory authorities and publicly offering equity securities of the Company.

  Board Member and Officer Indemnification. The Operating Agreement provides that no Board Member or Officer will be liable to the Company, its Members or holders of its Membership Interests for acts or omissions of such Board Member or Officer in connection with the business or affairs of the Company, including for breach of fiduciary duty or mistake of judgment, except for acts involving intentional misconduct, fraud or knowing violations of the law. The Operating Agreement also provides that the Company will indemnify, defend and hold harmless every Board Member and Officer for any losses arising out of the Company or its business or affairs, unless such losses are based on acts or omissions involving intentional misconduct, fraud or a knowing violation of the law.

  Rights and Restrictions of Members. Members have a preemptive right, for a period of 30 days, to acquire any Membership Interest or any other equity or voting interest, or any right or option for the purchase thereof, in the Company that the Company or the Board of Managers at any time proposes to issue. These rights cannot be altered without a unanimous vote of the Membership Interests.

  Restrictions on Transfer of Membership Interests. No Member may transfer its interest without first offering it to the Company and the other Members. Any transferee of a Membership Interest must obtain a license to hold an ownership interest in a gaming licensee in Nevada. Additionally, any transferee must be approved by at least a majority in interest of the non-transferring Members before that person can enjoy the rights of membership.

  Permitted Assignments and Transfers of Membership Interests. Any Member may assign all or some of that Member's Membership Interest to the Company, any other Member or to entities controlled by or under common control with any other Member. Such assignees will not become Members, however, without the approval of at least a majority in interest of the non-transferring Members. Additionally, under certain circumstances, the Membership Interests which were originally issued to, and respectively held as of the date of the Operating Agreement by, Donald Carano and Ludwig Corrao may be transferred to any affiliate of a Member, to any children or other lineal descendants of the current holder of such transferable interest or to a revocable living trust for the benefit of the current holder of such transferrable interest. Such transferees immediately become Members. All transfers must meet with prior approval of the Nevada Commission.

  Dissolution and Liquidation. The Company will be dissolved upon the earliest to occur of: (a) December 31, 2030, (b) the sale or disposition of all or substantially all of the assets of the Company, (c) the written consent of Members holding more than a 75% voting interest in the Company or (d) any event that, pursuant to the Operating Agreement, terminates a Member's interest, unless there are at least two remaining Members and at least a "majority in interest" (as defined in Nevada Revised Statutes Section 86.065) of the remaining Members agree to continue the Company.

  The Company shall be liquidated upon the occurrence of any event requiring dissolution of the Company. Proceeds from liquidation shall be dispersed first to creditors, including Members and interest holders who are creditors for debts other than their respective capital contributions, and second to Members and interest holders in accordance with their capital account balances.

  Mandatory Distributions. The Board of Managers will distribute each year to each Member an amount equal to such Member's allocable share of taxable income multiplied by the highest marginal combined federal, state and local income tax rate applicable to individuals for that year; provided that such distributions will not be made after any event that causes the Company to thereafter be taxed under the Internal Revenue Code of 1986, as amended, as a corporation.

SILVER LEGACY JOINT VENTURE AGREEMENT

  The Silver Legacy was developed by the Silver Legacy Joint Venture formed pursuant to the Agreement of Joint Venture of Circus and Eldorado Joint Venture (the "Joint Venture Agreement") dated as of March 1, 1994, between ELLC and Circus Sub. Under the Joint Venture Agreement, each of ELLC and Circus Sub (together, the "Partners") owns a 50% interest in the Silver Legacy Joint Venture (each Partner's "Percentage Interest"). Each Partner was obligated to contribute cash or property to the Silver Legacy Joint Venture with a value equal to 15% of the total budgeted cost for developing and constructing the Silver Legacy. To satisfy their respective contribution obligations, ELLC contributed real property worth $25.0 million on which to build the Silver Legacy and $26.9 million in cash and Circus Sub contributed $51.9 million in cash. In addition, pursuant to the Joint Venture Agreement, Circus Circus provided certain loans to the Silver Legacy Joint Venture for the costs of developing and constructing the Silver Legacy and also provided credit support for a $230.0 million credit agreement entered into by the Silver Legacy Joint Venture on May 30, 1995 (the "Silver Legacy Credit Agreement") for the balance of the development and construction costs (such loans and financing are collectively referred to herein as the "Construction Financing"). In return, Circus Circus receives an annual fee which has been 1.5% of the average outstanding principal balance of such financing. The Silver Legacy Credit Agreement is secured by a deed of trust on the Silver Legacy and by security interests in other assets of the Silver Legacy Joint Venture. Under the Silver Legacy Credit Agreement, indebtedness is subject to scheduled quarterly reductions ranging from $5.0 million to $7.0 million, and a scheduled reduction of the remaining outstanding balance on September 30, 2000. In addition to the scheduled quarterly payments, mandatory prepayments are required after the end of each of the first eight full fiscal quarters following the opening of the Silver Legacy in the amount of 50% of the Silver Legacy Joint Venture's Consolidated Available Cash Flow (as defined in the Silver Legacy Credit Agreement). Proposed amendments to the Silver Legacy Credit Agreement would require quarterly reductions ranging from $2.5 million to $5.0 million, and a scheduled reduction of the remaining outstanding balance in June 2003. Each of ELLC's and Circus Sub's ability to participate in cash flows generated by the Silver Legacy is limited by the terms of the Joint Venture Agreement and the Silver Legacy Credit Agreement. As of June 30, 1996, the Silver Legacy Joint Venture was indebted to Circus Circus in the aggregate amount of $37.8 million, the repayment of which is subject to certain limitations under the terms of the Silver Legacy Credit Agreement. The advances to the Silver Legacy Joint Venture are secured by a second deed of trust on the Silver Legacy. As of June 30, 1996, the assets of the Silver Legacy Joint Venture, including the Silver Legacy, were subject to encumbrances securing the repayment of indebtedness in the principal amount of $250.3 million.

  Additional capital contributions in proportion to each Partner's Percentage Interest may be required by the Managing Partner (as defined in the Joint Venture Agreement) to defray any net loss (not including depreciation and amortization expenses) incurred by the Silver Legacy Joint Venture. If either Partner fails to make such additional capital contributions, the non-defaulting Partner may (i) contribute the amount of the additional capital contribution that the defaulting Partner has failed to pay to the Silver Legacy Joint Venture on behalf of the defaulting Partner, which amount will be considered a loan to the defaulting Partner from the non-defaulting Partner (an "Additional Capital Contribution Loan") and must be repaid by the defaulting Partner from the cash distributions it receives pursuant to the Joint Venture Agreement or (ii) loan the amount of the additional capital contribution that the defaulting Partner has failed to pay to the Silver Legacy Joint Venture, which loan must be repaid from Net Cash from Operations (as defined herein).

  Profit Allocation. Under the terms of the Joint Venture Agreement, Profits of the Silver Legacy Joint Venture (defined as the Silver Legacy Joint Venture's taxable income with certain adjustments) in each fiscal year are allocated to the Partners pursuant to the following formula: (i) the net operating income of the Silver Legacy Joint Venture for financial reporting purposes (determined in accordance with generally accepted accounting principles) for such fiscal year, exclusive of interest expense, is credited to Circus Sub up to the amount of its Priority Allocation (as defined below) for such fiscal year, any balance is credited to ELLC up to the amount of Circus Sub's Priority Allocation for such fiscal year and any remaining balance is credited to the Partners in proportion to their Percentage Interests, (ii) interest expense of the Silver Legacy Joint Venture for such fiscal year is charged to the Partners in proportion to their Percentage Interests and (iii) the difference between net operating income less interest expense and Profits for such fiscal year is credited (or charged) to the Partners in proportion to their Percentage Interests. If this formula causes a Partner to be charged with a loss in any fiscal year, such Partner will be allocated zero Profits for such year and the other Partner will be allocated all of the Profits for such year. In addition, losses of the Silver Legacy Joint Venture (defined as the Silver Legacy Joint Venture's taxable loss with certain adjustments) in any fiscal year are allocated to the Partners in proportion to their Percentage Interests.

  Circus Sub is entitled to a priority allocation ("Priority Allocation") of pretax operating income equal to 7.5% of the "Initial Investment," defined as the total cost of construction of the Silver Legacy up to a maximum of $290 million. The Initial Investment is decreased each year by the amount of depreciation expense recorded on the Silver Legacy in such year and by any principal payments made to repay the Construction Financing in such year. Circus Sub is entitled to such Priority Allocation beginning May 1, 1997 and for so long as ELLC selects the General Manager (as defined in the Joint Venture Agreement) of the Silver Legacy (as provided for in the Joint Venture Agreement).

  Distributions of Cash From Operations. The Joint Venture Agreement provides that Net Cash from Operations (defined as the gross cash proceeds from all Silver Legacy Joint Venture operations less cash operating expenses and certain other expenses and obligations, including interest and principal payments on indebtedness including the Construction Financing, other than indebtedness owed Partners or affiliates as provided for in the Joint Venture Agreement) is to be distributed quarterly to the Partners in proportion to their Percentage Interests after satisfaction of certain other obligations as follows: (i) at the end of the first year of operation only, the distribution to each Partner of an amount equal to its tax liability attributable to the Silver Legacy Joint Venture, (ii) the payment of interest and principal on all loans to the Silver Legacy Joint Venture from Partners and affiliates (excluding payment of principal on the Construction Financing), (iii) the payment of principal and interest on any Additional Capital Contribution Loan, plus the distribution to the non-defaulting Partner who provided such Additional Capital Contribution Loan of an amount equal to the amount of such Additional Capital Contribution Loan, (iv) the payment of certain construction cost overruns, (v) at the end of the first year of operation only, the payment of the balance of the principal of the Constructrion Financing not including cost overruns, (vi) to the extent earned and available, the distribution to Circus Sub of an amount up to its Priority Allocation and to ELLC of an amount up to the amount distributed to Circus Sub pursuant to Circus Sub's Priority Allocation, (vii) after the first year of operation, the distribution to each Partner of an amount equal to its tax liability attributable to the Silver Legacy Joint Venture and (viii) the payment of the balance of the portion of the Construction Financing provided by Circus Circus until such loans are paid in full or refinanced. In addition, any withdrawal from the Silver Legacy Joint Venture by either party results in a reduction of distributions to such withdrawing Partner to 75% of amounts otherwise payable to such Partner.

  Management. The Silver Legacy Joint Venture is managed by an Executive Committee, a Managing Partner and a General Manager. The Executive Committee consults with, reviews, monitors and oversees the performance of the Managing Partner and the General Manager, thus functioning in a capacity similar to a corporation's board of directors. The Executive Committee may act only upon the approval of a majority of its members. The Executive Committee has five members, three of whom are appointed by the Managing Partner and the other two of whom are appointed by the other Partner. The Joint Venture Agreement names Circus Sub as the Managing Partner. As of September 1, 1996, the members of the Executive Committee appointed by the Managing Partner are Kurt Sullivan, Yvette Landau and Scott Beeman; the members appointed by ELLC are Donald Carano and Robert Jones.

  The Managing Partner is generally responsible for overseeing the management and the business affairs of the Silver Legacy Joint Venture and may be replaced only: (i) upon the unanimous agreement of the Partners or (ii) by the other Partner if the Silver Legacy Joint Venture's net operating results for any four consecutive quarters are less than 80% of the amount projected in the Silver Legacy Joint Venture's annual business plan, upon which such other Partner will become the Managing Partner; provided, however, that as long as ELLC appoints the General Manager, ELLC may not require Circus Sub to resign as Managing Partner.

  The General Manager is responsible for the oversight and management of the day-to-day operations of the Silver Legacy and other business of the Silver Legacy Joint Venture. The General Manager, currently Gary Carano, is appointed by ELLC subject to the approval of Circus Sub. The General Manager will continue to be selected by ELLC so long as Circus Sub is allocated its Priority Allocation or so long as the Silver Legacy Joint Venture's net operating results are not less than 80% of the amount projected in the Silver Legacy Joint Venture's annual business plan. If the General Manager fails to meet such performance requirements, Circus Sub may replace the General Manager; provided, however, that if Circus Sub replaces the General Manager without ELLC's consent, Circus Sub will not receive its Priority Allocation.

  Transfers of Partnership Interests. After the Silver Legacy has been in operation for at least 10 years and the initial Construction Financing has been paid in full, either Partner may, so long as such Partner is not in default of any of the provisions of the Joint Venture Agreement, offer to purchase the entire interest of the other Partner. If either Partner makes such an offer, the other Partner is required to either sell its interest or purchase the interest of the offering Partner at the price proposed by the offering Partner, subject to a pro rata adjustment if the interests are not equal at the time of the offer. In addition, in the event that (i) a Partner is in default at any time on any two required additional capital contributions, (ii) an Additional Capital Contribution Loan is not repaid within two years, (iii) any deed of trust for the benefit of Circus Circus for the Construction Financing is in default for over one year or (iv) unless otherwise agreed by Circus Circus, Donald Carano, an immediate family member acceptable to Circus Sub or one of their respective affiliates does not control ELLC, or unless otherwise agreed by ELLC, Circus Circus does not control Circus Sub, then the non-defaulting Partner may purchase the defaulting Partner's interest. The purchase price will be equal to the net equity of the defaulting Partner's interest, decreased by any amount that the non-defaulting Partner contributed as a capital contribution on behalf of the defaulting Partner (which amount is considered a loan to the defaulting Partner pursuant to the Joint Venture Agreement). Any such purchase and sale is subject to the approval of the Nevada Gaming Authorities.

                             DESCRIPTION OF NOTES

GENERAL

  The Private Notes were issued pursuant to an indenture (the "Indenture") dated as of July 31, 1996, between the Issuers and Fleet National Bank, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Private Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The form and terms of the Exchange Notes will be the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture may be obtained from the Company. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of their respective Registrar, which for the Notes initially will be the Trustee's corporate trust office. The Issuers may change any Paying Agent and Registrar without notice to holders of the Notes.

  As of the date of the Indenture, the only Subsidiary of the Issuers (other than Capital) was ELLC, an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

  Capital is a wholly-owned subsidiary of the Company that was incorporated in Nevada for the purpose of serving as a co-issuer of the Notes in order to facilitate the issuance of the Notes. Capital will not have any substantial operations or assets and will not have any revenues. As a result, prospective participants in the Exchange Offer should not expect Capital to participate in servicing the interest and principal obligations on the Notes. See "--Certain Covenants."

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $100.0 million and will mature on August 15, 2006. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year (each, an "Interest Payment Date"), commencing on February 15, 1997, to holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

  The payment of principal of, and premium, interest and Liquidated Damages (if any) on, the Notes, and any other amounts payable by the Issuers with respect to the Notes, will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Issuers, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of either Issuer in a liquidation or dissolution of such Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Issuer or its property, an assignment for the benefit of creditors or any marshalling of either Issuer's assets and liabilities, the holders of Senior Debt of such Issuer will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt of such Issuer are paid in full in cash, any distribution to which the holders of Notes would be entitled shall be made to the holders of such Senior Debt (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Issuers also may not make any payment upon or in respect of the Notes and may not offer to repurchase Notes (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or interest on Designated Senior Debt occurs and has not been cured or waived in writing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuers or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee by any holders of Designated Senior Debt, and which is known to the holders of such Designated Senior Debt, shall be, or be made, the basis for a subsequent Payment Blockage Notice (unless such nonpayment default shall have been cured or waived for a period of not less than 181 days).

  The Indenture further requires that the Issuers promptly notify holders of Senior Debt of the receipt of an acceleration notice following an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Issuers who are holders of Senior Debt. As of June 30, 1996, after giving pro forma effect to the offering of the Private Notes and the application of the net proceeds therefrom, the Company would have had outstanding approximately $22.6 million in principal amount of Senior Debt. The Indenture limits the amount of additional Indebtedness, including Senior Debt, that the Issuers and their Restricted Subsidiaries can incur. See "-- Certain Covenants--Incurrence of Indebtedness."

OPTIONAL REDEMPTION

  Except for the Company's rights in connection with one or more Public Equity Offerings or as required by applicable gaming law, the Notes are not redeemable at the Issuers' option prior to August 15, 2001. Thereafter, the Notes are subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2001..............................................................  105.25%
   2002..............................................................  103.50%
   2003..............................................................  101.75%
   2004 and thereafter...............................................  100.00%

  Notwithstanding the foregoing, but subject to the terms of any Designated Senior Debt, on or prior to August 15, 1999, the Issuers may redeem up to 33% in aggregate principal amount of the Notes originally issued under the Indenture at a redemption price of 110% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date with the net proceeds of one or more Public Equity Offerings; provided that at least $67.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of each such redemption; and provided, further, that notice of each such redemption shall have been given within 30 days after the date of the closing of each such Public Equity Offering.

GAMING REDEMPTION

  Notwithstanding any other provision hereof, if any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and such holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such holder or such beneficial owner is not so licensed, qualified or found suitable, the Company will have the right, at its option, (i) to require such holder or beneficial owner to dispose of such holders or beneficial owner's Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (ii) to redeem the Notes of such holder or beneficial owner at the lesser of the principal amount thereof or the price at which such holder or beneficial owner acquired such Notes, together with, in either case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. The holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability. The Company is not required to pay or reimburse any holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such holder or beneficial owner. See "Risk Factors--Gaming Regulation" and "Business--Regulatory Matters".

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date

(except in the case of a redemption required by any Gaming Authority, which may be less than 30 business days) to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  Except as set forth below under "--Repurchase at the Option of Holders," the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control. Upon the occurrence of a Change of Control (as defined herein), the Issuers are required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Offer Price," and such date of payment being the "Change of Control Payment Date") which date is required to be no earlier than 30 days nor later than 60 days from the date such notice is mailed (unless a longer period is required by law). Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction that constitutes the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Issuers will, to the extent lawful, (i) accept for payment all of the Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all of the Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer's Certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer as provided above if, in connection with any Change of Control, it has made an offer to purchase (an "Alternative Offer") any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Offer Price and has purchased all Notes properly tendered in accordance with the terms of such Alternative Offer.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The occurrence of a Change of Control could result in a default under the Senior Credit Agreement or other Senior Debt. In addition, the Senior Credit Agreement or other Senior Debt could restrict the Issuers' ability to repurchase Notes upon a Change of Control. In the event a Change of Control occurs at a time when the Issuers are prohibited from repurchasing Notes, the Issuers could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from repurchasing Notes. In such case, the Issuers' failure to make a Change of Control Offer or to repurchase Notes tendered in a Change of Control Offer would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the Senior Credit Agreement or other Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "--Subordination." Finally, the Issuers' ability to repurchase Notes upon a Change of Control may be limited by the Issuers' then existing financial resources.

  Asset Sales. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries or ELLC to, engage in an Asset Sale unless (i) no Default or Event of Default exists or is continuing immediately prior to and after giving effect to such Asset Sale, (ii) the Issuers, the Restricted Subsidiary or ELLC, as the case may be, receives (a) consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of or (b) in the case of a lease of assets which constitutes an Asset Sale, a lease providing for rent and other consideration which are no less favorable to the Company, the Restricted Subsidiary or ELLC, as the case may be, than the then prevailing market conditions (in the case of either (a) or (b), evidenced by a resolution of the Management Committee set forth in an Officer's Certificate delivered to the Trustee) and (iii) at least 80% of the consideration therefor received by the Issuers, such Restricted Subsidiary or ELLC, as the case may be, is in the form of cash or Cash Equivalents; provided that (a) the amount of any liabilities (as shown on the most recent balance sheet of the Issuers, such Restricted Subsidiary or ELLC, as the case may be) of the Issuers, any Restricted Subsidiary or ELLC (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuers, such Restricted Subsidiary or ELLC, as the case may be, from further liability, shall be deemed to be Cash Equivalents for purposes of this covenant, (b) the amount of any notes or other obligations received by the Issuers, such Restricted Subsidiary or ELLC from such transferee that are promptly (but in any event, within 30 days) converted by the Issuers, such Restricted Subsidiary or ELLC into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision, (c) with respect to an Asset Sale of Development Property or other real property except a hotel/casino (1) real property received in exchange therefor and to be used or useful in any business in which the Company is permitted to engage pursuant to the covenants described under "--Certain Covenants--Business Activities" will be deemed to be Cash Equivalents for purposes of this covenant and shall be deemed to have been applied in accordance with the first sentence of the next succeeding paragraph and (2) notes or other evidences of indebtedness received in exchange therefor shall be deemed Cash Equivalents for purposes of this covenant, provided that cash payments received in respect thereof shall be applied by the Company in accordance with this covenant, (d) with respect to an Asset Sale by ELLC, consideration received by ELLC in the form of a note pursuant to Section 12.2 of the Joint Venture Agreement shall be deemed to be Cash Equivalents for purposes of this provision and payments received by ELLC in respect of such note shall be applied by ELLC as specified in the next succeeding paragraph and (e) with respect to an Asset Sale by the Company of its interest in ELLC or an Asset Sale by ELLC, voting equity securities issued by an Included Person that are registered and freely-tradeable by the Company under applicable state and federal securities laws and listed for trading on a national securities exchange will be deemed to be Cash Equivalents for purposes of this provision, provided that the sale, transfer or other distribution by the Company of such equity securities shall be subject to this covenant; and provided, further, that contingent liabilities that are assumed by the transferee of any such assets shall not be deemed to be the receipt of consideration if such contingent liabilities are not shown as liabilities on the most recent balance sheet of the Issuers, such Restricted Subsidiary or ELLC, as the case may be.

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Issuers may either (a) apply such Net Proceeds to permanently reduce Senior Debt of the Issuers or long-term Indebtedness of a Restricted Subsidiary of the Company (and, in either case, to correspondingly reduce commitments with respect thereto) or (b) reinvest or to commit itself by contract to reinvest the Net Proceeds in a Permitted Investment (other than Cash Equivalents); provided, however, that, so long as ELLC is an Unrestricted Subsidiary, in the case of an Asset Sale by ELLC, (i) the Net Proceeds shall first be applied to pay the principal and interest on the ELLC Note, (ii) the Net Proceeds shall then be distributed to the members of ELLC, in accordance with their membership interests, and (iii) of the Net Proceeds received by the Company pursuant to clause (ii), 50% shall be subject to this covenant, and provided, further, however, that in the case of an Asset Sale by the Company of its interest in ELLC, only 50% of the Net Proceeds received by the Company (net of payments on the ELLC Note) shall be subject to this covenant, so long as ELLC is an Unrestricted Subsidiary prior to any such Asset Sale. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, the Issuers are required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes (subject to the restrictions of the Indenture). If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Pending the final application of any such Net Proceeds, the Issuers may temporarily reduce Senior Debt, without a permanent reduction of availability thereunder, or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

CERTAIN COVENANTS

  Restricted Payments. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company), other than the Member Notes and dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Consolidated Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, other than any such Equity Interests owned by the Company or any Consolidated Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than Notes and the Member Notes), except at final maturity or scheduled sinking fund payments set forth in the original documentation governing such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Issuers would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the Company's most recently completed four full fiscal quarters for which internal financial statements are available preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test contained in the provisions described under the caption "--Incurrence of Indebtedness" below; and

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Issuers and their Restricted Subsidiaries after January 1, 1996 (excluding the Restricted Payments permitted by the next succeeding paragraph), is less than the sum of $25 million plus (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds, or the fair market value of assets (as determined in good faith by the Management Committee), received by the Company from capital contributions (other than the conversion of the Member Notes into equity interests of the Company in accordance with the terms thereof) or the issue or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), less any amounts paid to holders of the Member Notes, plus (iii) 50% of the net cash proceeds received by the Company (net of payments on the ELLC Note) from the sale or other liquidation of the Company's interest in ELLC or the sale by ELLC of all or substantially all its assets, plus (iv) 100% of the net cash proceeds received by the Company from a distribution by, or from the sale or other liquidation of, any Restricted Investment or Unrestricted Subsidiary other than cash proceeds received from ELLC and other than cash proceeds received from Investments and applied pursuant to clause (vi) of the next succeeding paragraph.

  The foregoing provisions will not prohibit (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment or the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company (A) in exchange for, or out of the proceeds of, a substantially concurrent capital contribution (other than the conversion of the Member Notes into equity interests of the Company in accordance with the terms thereof) or sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company or its Parent (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph, or (B) to the extent required by the final order of a Gaming Authority; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iv) so long as the Company is treated as a partnership or other pass through entity for United States federal income tax purposes, distributions to equity owners of the Company in an amount not to exceed the Tax Amount for such period; (v) payment of a fee not to exceed 1.5% of Net Revenues to the Managers pursuant to the Management Agreement as in effect on the date of the Indenture; (vi) Investments in an amount not to exceed $15.0 million in any Person or Persons primarily engaged in the Gaming Business, plus, to the extent not included in the Consolidated Net Income of the Issuers, 100% of net cash proceeds received by the Issuers from a distribution by, or from the sale or other liquidation of, any Investment made pursuant to this clause (vi), provided in no event shall amounts permitted to be invested pursuant to this clause (vi) exceed $15.0 million; and (vii) any redemption required pursuant to the provisions of the Indenture described under the caption "Gaming Redemption" above.

  The Management Committee may designate any Restricted Subsidiary, other than Capital, to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Issuers and their Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Management Committee set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than ten business days following the end of each fiscal quarter, the Company shall deliver to the Trustee an Officers' Certificate identifying each Restricted Payment made by the Company during such fiscal quarter and stating that each such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Issuers and any of their Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, including without limitation the application of any such net proceeds to repay Indebtedness), as if the additional Indebtedness had been incurred or had been issued at the beginning of such four-quarter period.

  The foregoing provisions will not apply to:

    (i) the incurrence by the Issuers and their Restricted Subsidiaries of Indebtedness pursuant to the bank lines of credit (including revolving and term loans) in an amount not to exceed $75.0 million at any time outstanding, less the aggregate amount of all permanent reductions thereto pursuant to the covenant described under "--Repurchase at the Option of Holders--Asset Sales;"

    (ii) the incurrence by the Issuers of Existing Indebtedness;

    (iii) the incurrence by the Issuers of Indebtedness represented by the Notes and the Indenture;

    (iv) the incurrence by the Issuers or any of their Restricted
  Subsidiaries of Indebtedness in one or more FF&E Financings and Capitalized Lease Obligations to acquire or refinance furniture, fixtures or equipment incident to and useful in the Gaming Business, in an aggregate principal amount not to exceed $15.0 million outstanding at any one time;

    (v) the incurrence of intercompany Indebtedness between or among the Issuers and any of their Consolidated Subsidiaries; provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than an Issuer or a Consolidated Subsidiary of an Issuer, or any sale or other transfer of any such Indebtedness to a Person that is not either an Issuer or a Consolidated Subsidiary of an Issuer, shall be deemed to constitute an incurrence of such Indebtedness by the Issuers or such Restricted Subsidiary, as the case may be;

    (vi) the incurrence by the Issuers or any of their Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or for the purpose of fixing or hedging any currency exchange rate risk;

    (vii) the incurrence by the Issuers or any of their Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred;

    (viii) the incurrence of other Indebtedness by the Company or its Restricted Subsidiaries in an amount not to exceed $20.0 million to fund expansions, renovations, land acquisitions and construction of real property improvements with respect to the Eldorado;

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

    (ix) the incurrence of Indebtedness pursuant to the Member Notes, the Daniels Notes or the ELLC Member Notes; and

    (x) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of letters of credit relating to workers compensation or self insurance, performance bonds or similar instruments; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of such bonds or instruments or payment of such letters of credit.

  Liens. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Issuers or any of their Restricted Subsidiaries on their Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Issuers or any of their Restricted Subsidiaries, (ii) make loans or advances to the Issuers or any of their Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Issuers or any of their Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of
(a) the Senior Credit Agreement as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof that contain restrictions that are no more restrictive than those contained in the Senior Credit Agreement as in effect on the date of the Indenture, (b) agreements existing and as in effect on the date of the Indenture, (c) any instrument governing Indebtedness permitted to be incurred pursuant to the terms of the Indenture,
(d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuers or any of their Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any restriction or encumbrance contained in contracts for the sale of assets permitted by the Indenture, provided that such restrictions relate only to the assets being sold pursuant to such contracts and (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation or Sale of Assets; Creation of Parent. The Indenture provides that neither Issuer may consolidate or merge with or into (whether or not such Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another limited-liability company, corporation, Person or entity, unless (i) such Issuer is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a limited-liability company, partnership or a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; (iv) such Issuer or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Issuer immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness;" (v) any such transaction would not require any Holder of Notes to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transactions, provided that a transaction involving a jurisdiction that does not require the licensing or qualification of all of the holders of the Notes, but reserves the discretionary right to require the licensing or qualification of any holder of Notes, shall not be prohibited pursuant to the terms of this clause (v); (vi) any such transaction would not result in the loss of any qualification or any material license of the Company or its Subsidiaries necessary for any Gaming Business then operated by the Company or its Subsidiary; and (vii) the Issuers have delivered to the Trustee an opinion of counsel reasonably satisfactory to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax in the same manner and at the same times as would have been the case if such transaction had not occurred.

  The Indenture provides that upon creation of Parent or upon the other transfer of sufficient membership interests to cause a dissolution for purposes of Section 708 of the Internal Revenue Code of 1986, as amended, or any successor provision thereto the Company will deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax in the same manner and at the same times as would have been the case if such transaction had not occurred.

  Transactions with Affiliates. The Indenture provides that neither Issuer will, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property (except Development Property) or assets from, or enter into or make or amend (for the purpose of increasing the obligations of either Issuer or their Restricted Subsidiaries thereunder or decreasing the obligations of any Affiliate thereunder without a commensurate decrease of the obligations of such Issuer or such Restricted Subsidiary thereunder) any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) such Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Management Committee set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved unanimously by the Management Committee and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any compensation paid to, indemnity provided on behalf of, or employment agreement entered into with, any officer or director of the Issuers or any of their Restricted Subsidiaries in the ordinary course of business, (2) transactions between or among the Issuers and their Restricted Subsidiaries and (3) Restricted Payments, Permitted Investments and other payments and distributions that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions. The Indenture provides that the Company will not, and will not permit ELLC to, modify, amend or otherwise alter the terms of the ELLC Note to extend the maturity thereof, reduce the amount payable by ELLC thereunder or the rate of interest applicable thereto or otherwise diminish the obligations of ELLC thereunder; provided, however, that the Company may, from time to time, contribute all or a portion of the ELLC Note to ELLC in exchange for an increased equity interest in ELLC.

  Business Activities. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage, directly or indirectly, in any business other than (i) a Gaming Business and (ii) such other businesses as the Company or any Restricted Subsidiary is engaged in on the date of the Indenture. Neither the Company nor any of its Subsidiaries is permitted by the Indenture to conduct a Gaming Business in any gaming jurisdiction in which the Company or such Subsidiary is not licensed on the date of the Indenture if the holders of the Notes would be required to be licensed as a result thereof; provided that the provisions described in this sentence will not prohibit the Company or any of its Subsidiaries from conducting a Gaming Business in any jurisdiction that does not require the licensing or qualification of all of the holders of the Notes, but reserves the discretionary right to require the licensing or qualification of any holder of Notes.

  The Indenture provides that until such time as ELLC is designated as a Restricted Subsidiary or merged with the Company, in each case in accordance with the terms of the Indenture, the Issuers shall not permit ELLC to (i) engage, directly or indirectly in any business or activity other than holding an interest in the Silver Legacy Joint Venture, subject to the right of ELLC to dispose of such interest in the Silver Legacy Joint Venture in accordance with the provisions of the covenant entitled "--Asset Sales" above, (ii) become the owner of any capital stock or other ownership interest in any other entity, (iii) incur, assume, guaranty or otherwise become liable for any Indebtedness to any other entity other than the ELLC Note, Indebtedness payable to the Issuers or any Restricted Subsidiary and Indebtedness incurred pursuant to Section 2.7 of the Joint Venture Agreement or (iv) issue membership interests representing more than 10% of the outstanding equity interests of ELLC prior to such issuance without first obtaining an opinion of fairness to ELLC of the consideration to be received by ELLC in respect of such issuance of membership interests from an investment banking firm of national standing.

  Subsidiary Guarantees. The Indenture provides that (i) each Restricted Subsidiary and (ii) if the Issuers or any of their Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such Restricted Subsidiary or such newly acquired or created Subsidiary shall execute a Guarantee and deliver an opinion of counsel relating to the enforceability and authorization of such Guarantee in accordance with the terms of the Indenture, pursuant to which such Subsidiary shall become a Guarantor, on a senior subordinated basis (pursuant to subordination provisions substantially similar to those described above under the caption "--Subordination"), of the Issuers' payment obligations under the Notes and the Indenture; provided, that this covenant shall not apply to any Subsidiary during such period as such Subsidiary (i) is incorporated in any jurisdiction outside the United States, (ii) has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary, (iii) has Adjusted Net Assets of less than $3.0 million or (iv) has less than $5.0 million of outstanding Indebtedness owed to any Person other than the Issuers or any Restricted Subsidiary.

  The Indenture provides that, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. In addition, the Indenture provides that, in the event the Management Committee designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Guarantee; provided that such designation is conducted in accordance with the applicable provisions of the Indenture.

  Designation of an Unrestricted Subsidiary as a Restricted Subsidiary. Any Unrestricted Subsidiary may be designated by the Management Committee as a Restricted Subsidiary; provided that (i) at the time of such designation after giving pro forma effect thereto as if such designation had occurred, and any Non-Recourse Debt previously incurred by such Unrestricted Subsidiary had been incurred, at the beginning of the Company's most recently completed four fiscal quarters for which internal financial statements are available preceding the date of such designation, the Issuers would be permitted to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test contained in the provisions described in the first paragraph under the caption

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

"--Incurrence of Indebtedness"; (ii) if such newly designated Restricted Subsidiary has Adjusted Net Assets of $3.0 million or more or $5.0 million or more of outstanding Indebtedness owed to any Person other than the Issuers or any Restricted Subsidiary, such newly designated Restricted Subsidiary executes and delivers a Guarantee and an opinion of counsel relating to the enforceability and authorization of such Guarantee as required by the Indenture; and (iii) no Default has occurred and is continuing immediately preceding such designation and after giving pro forma effect thereto.

  Designation of a Subsidiary as an Unrestricted Subsidiary. Any newly-organized Subsidiary may be designated by the Management Committee as an Unrestricted Subsidiary at the time of its formation, provided that such Subsidiary has total assets of $1,000 or less at the time of such designation. Any Restricted Subsidiary may be designated by the Management Committee as an Unrestricted Subsidiary (at which time such Restricted Subsidiary's Guarantee will terminate); provided that (i) at the time of such designation after giving pro forma effect thereto as if such designation had occurred at the beginning of the Issuers' most recently completed four fiscal quarters for which internal financial statements are available preceding the date of such designation, (A) the Issuers would be permitted to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test contained in the provisions described in the first paragraph under the caption "--Incurrence of Indebtedness" and (B) the Fixed Charge Coverage Ratio is not less than 80% of the Fixed Charge Coverage Ratio for such period without giving pro forma effect to such designation; and (ii) no Default has occurred and is continuing immediately preceding such designation and after giving pro forma effect thereto, including the requirement described in the third paragraph under the caption "--Restricted Payments" that any Investment in such Restricted Subsidiary be deemed to be a Restricted Payment made on the date of such designation.

  Limitation on Other Senior Subordinated Debt. The Indenture provides that the Issuers will not incur, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to or become responsible for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt (or in the case of a Guarantor, debt that is subordinate or junior in right of Payment to such Guarantor's Senior Debt) and senior in any respect in right of payment to the Notes or in the case of a Guarantor, senior to the Guarantee executed by such Guarantor.

  Independent Member of the Management Committee. The Indenture provides that, within 180 days from the date thereof, the Company will cause an independent person to be elected to serve on the Management Committee. As used herein, "independent" means that neither such person nor any member of such person's family (i) has any material, direct or indirect financial interest in the Issuers or any other obligor on the Notes or in any Affiliate of the Issuers or of any other obligor on the Notes or (ii) serves as an officer or employee of the Issuers or any other obligor on the Notes or any such Affiliate, provided that service on the Management Committee or the board of managers of the Company or the board of directors of Capital or any other obligor on the Notes or any such Affiliate will not be deemed to constitute service as an officer or employee thereof.

RESTRICTIONS ON ACTIVITIES OF CAPITAL

  The Indenture provides that Capital may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Capital may be a co-obligor or guarantor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are retained by the Company or loaned to one or more of the Company's Restricted Subsidiaries other than Capital.

PAYMENTS FOR CONSENT

  The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuers will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial position and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Issuers to comply with the repurchase provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "-- Repurchase at the Option of Holders--Asset Sales" or the covenants contained in "--Certain Covenants--Restricted Payments;" (iv) failure by the Issuers for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Restricted Subsidiaries (or the payment of which is guaranteed by the Issuers or any of their Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture having an outstanding principal amount of more than $5.0 million, individually or in the aggregate, if such Indebtedness has been accelerated (or has matured);
(vi) failure by the Issuers or any of their Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) any Guarantee of a Significant Guarantor shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Significant Guarantor, or any Person acting on behalf of any Significant Guarantor, shall deny or disaffirm its obligations under its Guarantee; (viii) any Gaming License relating to a Material Gaming Facility is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 30 days of any material portion or aspect of the Gaming Business of any Gaming Facility; (ix) certain events of bankruptcy or insolvency with respect to the Issuers, any of their Significant Subsidiaries, or any group of Subsidiaries that, considered together, would constitute a Significant Subsidiary; and (x) the Member Notes represent Indebtedness for more than 90 days.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable upon delivery of a notice of acceleration to the Company and to the agent for the lenders under the Senior Credit Agreement, provided, that the Notes shall become due and payable immediately if any Senior Debt has been or is accelerated following delivery of a notice of acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to either Issuer, any Significant Subsidiary of the Issuers or any group of Restricted Subsidiaries of the Issuers that, taken together, would constitute a Significant Subsidiary of the Issuers, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or premium, interest or Liquidated Damages (if any) on, the Notes.

  The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS AND STOCKHOLDERS

  No director, officer, employee, incorporator, partner, member or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium, interest and Liquidated Damages (if any) on, the Notes when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, interest and Liquidated Damages (if any) on, the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound; (vi) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and
(viii) the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants

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

described above under the caption "--Certain Covenants--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of, or premium, interest or Liquidated Damages (if any) on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or premium, interest or Liquidated Damages (if any) on, the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Certain Covenants-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers' obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to

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

the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Issuers expect that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, and premium, interest and Liquidated Damages (if any) on, any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Issuers nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Issuers believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Issuers notify the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuers are unable to locate a qualified successor within 90 days or (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Issuers nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

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

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Issuers will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuers expect that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Adjusted Net Assets" of a Guarantor at any date means the amount by which the book value of the property and assets of such Guarantor exceeds the total amount of liabilities, including without limitation contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Guarantor at such date.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Issuers or any of their Restricted Subsidiaries of Equity Interests of any of the Issuers' Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following will be deemed not to be Asset
Sales: (A) the disposition of Cash Equivalents or the sale of inventory or obsolete furniture, fixtures, equipment or other property (real or personal) in the ordinary course of business, (B) dispositions of gaming equipment in the ordinary course of business pursuant to an established program for the maintenance and upgrading of such equipment, (C) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (D) the grant in the ordinary course of business of, or lapse of, any license of patents, trademarks and other similar intellectual property, including transfer of intellectual property relating exclusively to the conduct of the business of The Brew Brothers, provided that, in such event, the Company shall be granted a license to use such transferred intellectual property for a nominal fee, (E) pursuant to the foreclosure of any Lien on assets securing any FF&E Financing or Capital Lease Obligation permitted pursuant to the provisions of the Indenture described above under the caption "--Incurrence of Indebtedness," provided that such FF&E Financing or Capital Lease Obligation is secured by a Lien that relates only to assets purchased with such FF&E Financing or Capital Lease Obligation, and provided, further, that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with applicable law;
(F) involving only the lease or sublease for a term not to exceed ten years (other than a sale and a leaseback transaction or similar transaction in which the owner, prior to the transaction, does not retain the residual interest of the property at the conclusion of the term of the lease) of real or personal property in the ordinary course of business and provided that, with respect to a lease or sublease for which (i) the aggregate rental payments exceed $1.0 million per annum the Company delivers to the Trustee a resolution of the Management Committee set forth in an Officers' Certificate certifying that the lease has been approved unanimously by the Management Committee and (ii) the aggregate rental payments exceed $5.0 million per annum the Company delivers to the Trustee an opinion as to the fairness to the Company of such lease from a financial point of view by an accounting, appraisal or investment banking firm of national standing; (G) resulting from (a) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or contribution to the capital of any Unrestricted Subsidiary, in accordance with the applicable provisions of the Indenture, or (b) the sale of Capital Stock of any Unrestricted Subsidiary or the sale of all or substantially all of the assets of any Unrestricted Subsidiary; (H) a transfer of assets by the Issuers to a Consolidated Subsidiary or by a Consolidated Subsidiary to the Issuers or to another Consolidated Subsidiary, (I) an issuance of Equity Interests by a Consolidated Subsidiary to the Issuers or to another Consolidated Subsidiary,
(J) a Permitted Investment, Restricted Payment or other payment or distribution that is permitted by the covenant described above under the caption "--Restricted Payments" and (K) the contribution, in exchange for an equity interest or debt obligation, of Development Property to a joint venture in which the Company, directly or indirectly, holds an equity interest.

  "Beneficial Owner" (including, with correlative meanings, "Beneficially Owned" and "Beneficial Ownership") means, with respect to any Capital Stock, a "person," as such term is used in Section 13(d)(3) of the Exchange Act, that is a "beneficial owner," as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, of such Capital Stock.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited-liability company, membership interests and (v) any other interest or participation that confers similar intellectual property, including transfer of intellectual property relating exclusively to the conduct of the business of The Brew Brothers, provided that, in such event, the Company shall be granted a license to use such transferred intellectual property for a nominal fee, (E) pursuant to the foreclosure of any Lien on assets securing any FF&E Financing or Capital Lease Obligation permitted pursuant to the provisions of the Indenture described above under the caption "--Incurrence of Indebtedness," provided that such FF&E Financing or Capital Lease Obligation is secured by a Lien that relates only to assets purchased with such FF&E Financing or Capital Lease Obligation, and provided, further, that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with applicable law;
(F) involving only the lease or sublease for a term not to exceed ten years (other than a sale and a leaseback transaction or similar transaction in which the owner, prior to the transaction, does not retain the residual interest of the property at the conclusion of the term of the lease) of real or personal property in the ordinary course of business and provided that, with respect to a lease or sublease for which (i) the aggregate rental payments exceed $1.0 million per annum the Company delivers to the

Trustee a resolution of the Management Committee set forth in an Officers' Certificate certifying that the lease has been approved unanimously by the Management Committee and (ii) the aggregate rental payments exceed $5.0 million per annum the Company delivers to the Trustee an opinion as to the fairness to the Company of such lease from a financial point of view by an accounting, appraisal or investment banking firm of national standing; (G) resulting from (a) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or contribution to the capital of any Unrestricted Subsidiary, in accordance with the applicable provisions of the Indenture, or
(b) the sale of Capital Stock of any Unrestricted Subsidiary or the sale of all or substantially all of the assets of any Unrestricted Subsidiary; (H) a transfer of assets by the Issuers to a Consolidated Subsidiary or by a Consolidated Subsidiary to the Issuers or to another Consolidated Subsidiary,
(I) an issuance of Equity Interests by a Consolidated Subsidiary to the Issuers or to another Consolidated Subsidiary, (J) a Permitted Investment, Restricted Payment or other payment or distribution that is permitted by the covenant described above under the caption "--Restricted Payments" and (K) the contribution, in exchange for an equity interest or debt obligation, of Development Property to a joint venture in which the Company, directly or indirectly, holds an equity interest.

  "Beneficial Owner" (including, with correlative meanings, "Beneficially Owned" and "Beneficial Ownership") means, with respect to any Capital Stock, a "person," as such term is used in Section 13(d)(3) of the Exchange Act, that is a "beneficial owner," as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, of such Capital Stock.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited-liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Carano Interests" means Donald L. Carano, his spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the exclusive benefit of, or the estate of, any of the foregoing.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition and (vi) shares of any fund investing exclusively in investments of the type described in clauses (i), (ii), (iii) or (iv) above if such fund has net assets of not less than $500.0 million.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Carano Interests or an Included Person, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) prior to the consummation of an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that the Carano Interests cease to control a majority of the voting power of the Company (other than in connection with an Initial Public Offering and sales or other dispositions of Capital Stock that do not result in the Carano Interests as a group no longer Beneficially Owning such Capital Stock), (iv) after an Initial Public Offering, the Company's becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any Person or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Carano Interests, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 35% or more of the total voting power entitled to vote in the election of the Management Committee or Board of Directors, as the case may be, or such other Person surviving the transaction and, at such time, the Carano Interests shall fail to beneficially own, directly or indirectly, securities representing greater than the combined voting power of the Company's or such other Person's Capital Stock as is beneficially owned by such Person or group; (v) the first day on which the Company fails to own 100% of the issued and outstanding Equity Interests of Capital, other than by reason of a merger of Capital with and into a corporate successor to the Company, and (vi) during any period of two consecutive years, individuals who at the beginning of such period constituted the Management Committee (together with any new managers whose election or appointment by such committee or whose nomination for election by the members of the Company was approved by a vote of a majority of the managers then still in office who were either managers at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Management Committee then in office; provided, however, that the sale or transfer by the Carano Interests to an Included Person shall not be a Change of Control so long as such Included Person maintains an ownership interest that, if held by the Carano Interests, would not constitute a Change of Control, and provided further that for purposes of this definition (except clause (v)) the term "Company" shall mean "Parent" should Parent exist and for purposes of clause
(vi), Management Committee and managers shall mean Board of Directors and directors should Parent exist.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, (ii) provision for taxes based on income or profits or, so long as such Person is treated as a partnership or other pass through entity for United States federal income tax purposes, the Tax Amount of such Person and its Restricted Subsidiaries for such period, (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, (v) pre-opening expenses to the extent that such pre-opening expenses were deducted in computing Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP and (vi) any abandonment loss incurred in connection with the expansion of the Eldorado which was reflected on the Company's Consolidated Statement of Income for the period ended December 31, 1995. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuers by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting (including without limitation ELLC) shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Consolidated Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination of Consolidated Net Income for such period permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles and any losses resulting from the application of Statement of Financial Accounting Standards No. 121 shall be excluded and (v) the Net Income of any Unrestricted Subsidiary, other than ELLC, shall be excluded, whether or not distributed to the Issuers or their Restricted Subsidiaries.

  "Consolidated Net Worth" means, with respect to any Person, the amount by which the total assets of such Person and its Restricted Subsidiaries exceed the sum of (i) the total liabilities of such Person and its Restricted Subsidiaries plus (ii) any Disqualified Stock of such Person and its Restricted Subsidiaries (other than any such Disqualified Stock issued to such Person or any of its Restricted Subsidiaries), in each case determined in accordance with GAAP.

  "Consolidated Subsidiary" of any Person means a Restricted Subsidiary of such Person which could be included with such Person in a consolidated group of such Person for federal income tax reporting.

  "Continuing Member" means, as of any date of determination, any member of the Management Committee who (i) was a member of the Management Committee on the date of the Indenture or (ii) was nominated for election to the Management Committee with the approval of at least a majority of the Continuing Members who were members of the Management Committee at the time of such nomination or election.

  "Daniels Notes" means Indebtedness in an amount not to exceed $3.5 million incurred to finance the acquisition of the Daniels Property.

  "Daniels Property" means that certain parcel of real property together with the improvements thereon located in the city of Reno, county of Washoe, state of Nevada, located on Washoe Assessor Parcels 007-292-18, 007-292-20 and 007-292-25, and more commonly known as Daniel's Motor Lodge, 275 North Sierra Street, Reno, Nevada 89501.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) Indebtedness under the Senior Credit Agreement and (ii) any other Senior Debt permitted to be incurred by the Issuers under the terms of the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Management Committee as "Designated Senior Debt."

  "Development Property" means a parcel of real property that is not part of a Gaming Facility and that (i) was owned as of the date of the Indenture by the Company, (ii) was owned as of the date of the Indenture by

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

Affiliates of the Company and transferred to the Company or a joint venture in which the Company participates and valued at the acquisition cost of such parcels by such Affiliate plus an amount equal to interest at the rate of 10% per annum on such acquisition cost from the date of acquisition by such Affiliate, (iii) the Daniels Property or (iv) is acquired by the Company after the date of the Indenture and has a fair market value of less than $1.0 million on the date of determination.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

  "Eldorado" means the casino/hotel owned and operated by the Company and located at Fourth and Virginia Streets in Reno, Nevada.

  "ELLC" means Eldorado Limited Liability Company, a Nevada limited-liability company.

  "ELLC Member Notes" means Indebtedness in an amount not to exceed $3.9 million incurred in connection with the acquisition by the Company of certain membership interests of ELLC from Affiliates of the Company.

  "ELLC Note" means the inter-company payable in the amount of $23.0 million made by ELLC in favor of the Company.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Event of Default" has the meaning specified under the caption "--Events of Default and Remedies."

  "Existing Indebtedness" means Indebtedness of the Issuers and their Restricted Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

  "FF&E" means furniture, fixtures and equipment, including gaming equipment, used in connection with any Gaming Business.

  "FF&E Financing" means the incurrence of Indebtedness, the proceeds of which will be used to finance the acquisition by the Company or a Restricted Subsidiary of FF&E used in connection with any Gaming Facility whether or not secured by a Lien on such FF&E; provided that such Indebtedness does not exceed the fair market value of such FF&E at the time of its acquisition.

  "Fixed Charges" means, with respect to any Person for any period, the sum of (without duplication) (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding all other amortization of debt issuance costs) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Disqualified Stock of such Person (other than payments to such Person and its Consolidated Subsidiaries), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership, the combined federal, state and local tax rate to which such Person would be subject if it were a Nevada corporation filing separate tax returns with respect to its Taxable Income), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period; provided, however, that
(i) in the event that such Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems any preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period; (ii) in the event that such Person or any of its Restricted Subsidiaries designates an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the provisions of the Indenture, or makes any acquisitions or dispositions (including Asset Sales), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such acquisitions or dispositions, as if the same had occurred at the beginning of the applicable four-quarter reference period, and, in the case of a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (v) of the proviso set forth in the definition of Consolidated Net Income and in the case of acquisitions, Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income; (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise, and whether now or hereafter in existence, or any officer or official thereof, including the Nevada State Gaming Commission, the Nevada State Gaming Control Board and any other applicable gaming regulatory authority with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

  "Gaming Business" means the gaming business and includes all businesses necessary for, incident to, connected with or arising out of the operation of a gaming establishment or facility (including developing and operating lodging, retail and restaurant facilities, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and any businesses incident and useful to the Gaming Business, including without limitation food and beverage distribution operations to the extent that they are operated in connection with a gaming business.

  "Gaming Facility" means any tangible vessel, building, or other structure used or expected to be used to enclose space in which a Gaming Business is conducted and (i) wholly or partially owned, directly or indirectly, by the Company or any Restricted Subsidiary or (ii) any portion or aspect of which is managed or used, or expected to be managed or used, by the Company or a Restricted Subsidiary; provided that the term Gaming

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

Facility does not include any real property whether or not such vessel, building or other structure is located thereon or adjacent thereto or any furniture, fixtures and equipment, including gaming equipment, used in connection with any Gaming Business.

  "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Company and its Subsidiaries, including all licenses granted under the gaming laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the Indenture, be subject.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantor" means each Subsidiary that executes a Guarantee of the Issuers' payment obligations under the Notes and the Indenture in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "HCM" means Hotel Casino Management, Inc., a Nevada corporation.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest and currency rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

  "Included Persons" means any Person that (i) has a class of equity securities that is traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, (ii) has equity market value as of the date of determination of $2 billion or more, (iii) has senior unsecured debt securities rated in a ratings category higher than the Notes, as rated by both of Moody's Investors Service and Standard & Poor's Ratings Group and (iv) engages primarily in the Gaming Business.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations or the amount of any Person's obligation to the redemption, repayment or other repurchase of its Disqualified Stock, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided that with respect to the Company and its Restricted Subsidiaries, the Guarantee of Indebtedness shall not be deemed an incurrence of Indebtedness to the extent that the Indebtedness so guaranteed is permitted to be incurred by the Company or a Restricted Subsidiary pursuant to the terms of the Indenture.

  "Initial Public Offering" means the first underwritten public offering of common Capital Stock of the Company or Parent registered under the Securities Act (other than a public offering registered on Form S-8 under the Securities
Act) that results in net proceeds of at least $20.0 million to the Company or the Parent, as the case may be.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (other than advances to vendors and customers in the ordinary course of business that are recorded as accounts receivable in accordance with GAAP and excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Issuers or any of their Restricted Subsidiaries for consideration consisting of Equity Interests (other than Disqualified Stock) of the Company shall not be deemed to be an Investment. If the Issuers or any of their Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Issuers such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of either Issuer, the Issuers shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

  "Joint Venture Agreement" means that certain Agreement of Joint Venture of Circus and Eldorado Joint Venture dated as of March 1, 1994 by and among ELLC, the Company and Galleon, Inc. and relating to the Silver Legacy.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Management Agreement" means the Management Agreement, dated the date of the Indenture, between the Company, REC and HCM.

  "Management Committee" means (i) for so long as the Company is a limited-liability company, the Board of Managers appointed pursuant to Article V of the Operating Agreement, (ii) if the Company is a partnership, the general partners or a committee or board generally managing the business of such partnership and (iii) otherwise the Board of Directors of the Company.

  "Managers" means REC and HCM, or any successors thereto.

  "Material Gaming Facility" means on any date any Gaming Facility that is owned by the Company or a Restricted Subsidiary (i) which has contributed more than 10% of the Net Revenues of the Company during the Company's most recently completed four full fiscal quarters for which internal financial statements are available preceding such date (such contribution to be annualized if such Gaming Facility has not been in full operation for all of such four fiscal quarters) or (ii) the book value of which on such date constitutes more than 10% of the total assets of the Company and its Restricted Subsidiaries as of the end of the most recently completed fiscal quarter for which internal financial statements are available.

  "Member Notes" shall mean a series of notes of the Company that: (i) are issued pro rata, to the members of the Company in contemplation of the Initial Public Offering; (ii) have terms specifying that principal amounts thereof may be paid only by proceeds from the Initial Public Offering; (iii) shall automatically be converted into membership interests, pro rata, (a) if not paid with proceeds of the Initial Public Offering within 90 days of issuance or (b) upon the occurrence of an Event of Default under the Notes; (iv) have a stated final maturity after the Notes; (v) are expressly subordinated in right of payment to the prior payment in full of the Notes; (vi) have stated interest payment dates no more often than semi-annually; (vii) have a stated interest rate of less than 10%; (viii) are unsecured; (ix) are not redeemable prior to stated maturity except from the proceeds of the Initial Public Offering; and (x) do not contain any terms or covenants which would cause the Member Notes to be in default prior to the Notes.

  "Net Income" means, with respect to any Person for any period, (i) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss), less (ii) in the case of any Person that is treated as a partnership or other pass through entity for United States federal or state income tax purposes, the Tax Amount of such Person for such period.

  "Net Proceeds" means the aggregate cash proceeds received by the Issuers, any of their Restricted Subsidiaries or ELLC in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes or Tax Distributions paid or payable by the Issuers, any of their Restricted Subsidiaries or ELLC as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), any purchase money obligations relating to the assets comprising such Asset Sale (to the extent repaid with the proceeds thereof) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Net Revenues" means the net revenues as determined under GAAP of the Company and its Restricted Subsidiaries as shown on the Company's financial statements.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Issuers nor any of their Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuers or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers or any of their Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Operating Agreement" means the Operating Agreement of Eldorado Resorts LLC, dated June 28, 1996, as amended to the date of the Indenture.

  "Parent" means a corporation to be formed which shall own all or substantially all of the common equity interests of the Company.

  "Permitted Investments" means (i) any Investment in the Issuers or in a Consolidated Subsidiary of the Issuers, including without limitation any Investment in the Gaming Business of the Issuers or any such Consolidated Subsidiaries of the Issuers; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Issuers or any of their Restricted Subsidiaries in a Person if, as a result of such Investment, (a) such Person becomes a Consolidated Subsidiary of the Company engaged in the Gaming Business or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Consolidated Subsidiary of the Company engaged in the Gaming Business; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (v) advances and loans to employees of the Company and its Restricted Subsidiaries in the ordinary course of business; (vi) Investments acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such Investment or accounts receivable or (b) as a result of a foreclosure by the Company or such Restricted Subsidiary or other transfer of title with respect to any secured Investment in default; (vii) the contribution, in exchange for an equity interest or debt obligation, of Development Property to a joint venture in which the Company, directly or indirectly, holds an equity interest; (viii) any Hedging Obligation; and
(ix) capital expenditures, including the acquisition of other tangible assets or the payment of costs of construction of real property improvements, in each case to be used or useful in the Gaming Business of the Company or its Restricted Subsidiaries.

  "Permitted Liens" means (i) Liens securing Senior Debt and Indebtedness of Restricted Subsidiaries that is permitted to be incurred pursuant to the Indenture; (ii) Liens securing Indebtedness that is pari passu in right of payment with the Notes, provided that the Notes are equally and ratably secured, (iii) Liens in favor of the Issuers or any of their Restricted Subsidiaries; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuers or any of their Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuers or any such Restricted Subsidiary; (v) Liens on property existing at the time of acquisition thereof by the Issuers or any of their Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness; (viii) Liens existing on the date of the Indenture; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (xii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (xiii) judgement or attachment Liens not giving rise to an Event of Default; (xiv) Liens arising out of the purchase, consignment, shipment or storage of inventory or other goods in the ordinary course of business; (xv) any interest or title of a lessor in property subject to any Capital Lease Obligation or other lease; (xvi) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xvii) leases or subleases permitted pursuant to the terms of the Indenture and that are granted to others and do not in any material respect interfere with the business of the Company or any Restricted Subsidiary; (xviii) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Restricted Subsidiary of its obligations under such lease; and (xix) Liens incurred in the ordinary course of business of the Issuers or any of their Restricted Subsidiaries that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or any such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuers or any of their Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuers or any such Restricted Subsidiary; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred only by the Issuer or the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means an individual, partnership, limited-liability company, corporation, trust or unincorporated organization and a government or agency or a political subdivision thereof.

  "Public Equity Offering" means an underwritten public offering of common Capital Stock of the Company or Parent registered under the Securities Act (other than a public offering registered on Form S-8 under the Securities Act) that results in net proceeds of at least $20.0 million to the Company.

  "REC" means Recreational Enterprises, Inc., a Nevada corporation.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

  "Senior Credit Agreement" means that certain Loan Agreement, dated as of March 25, 1994, between the Issuer, the banks named therein, Bank of America National Trust and Savings Association, as administrative agent, First Interstate Bank of Nevada, N.A., as amended by that certain First Amendment to Loan Agreement, dated as of September 29, 1995, that certain Second Amendment to Loan Agreement, dated as of the date of the Indenture, and any further amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings thereof.

  "Senior Debt" means (i) Indebtedness under the Senior Credit Agreement and
(ii) any other Indebtedness permitted to be incurred by the Issuers under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt of the Issuers. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing by the Issuers, (b) any Indebtedness of the Issuers to any of their Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Significant Guarantor" means any Guarantor with Adjusted Net Assets in excess of $5.0 million.

  "Silver Legacy Joint Venture" means Silver Legacy Joint Venture, a Nevada general partnership.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Amount" means, with respect to any period, without duplication, the amount of taxable income of any Person for such period multiplied by the highest marginal combined federal, state and local tax rates applicable to individuals during such period, but only at such blended state and local tax rates at which such Person would have been subject to taxation if such Person had been taxed as a corporation during such period.

  "Tax Distribution" means a distribution in respect of taxes to the partners of the Company pursuant to clause (iv) of the second paragraph of the covenant entitled "Restricted Payments."

  "Unrestricted Subsidiary" means any Subsidiary, other than Capital, that is designated by the Management Committee as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) is not party to any agreement, contract, arrangement or understanding with the Issuers or any of their Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers, (iii) is a Person with respect to which neither the Issuers nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results and (iv) is not a guarantor of, and is not otherwise directly or indirectly providing credit support for, any Indebtedness of the Issuers or any of their Restricted Subsidiaries. Any such designation by the Management Committee shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuers as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness," the Issuers shall be in default of such covenant).

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Latham & Watkins, counsel to the Issuers, the following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that for a period not to exceed 180 days after the date of effectiveness of the Registration Statement, unless extended pursuant to the terms of the Registration Rights Agreement, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Issuers have agreed to pay all expenses incident to the Issuers' performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                        NEVADA REGULATION AND LICENSING

  The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Act and various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Authorities. The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which seek to, among other things, (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity, (ii) establish and maintain responsible accounting practices and procedures, (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities, (iv) prevent cheating and fraudulent practices and (v) provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

  The Company, which operates the Eldorado, is licensed by the Nevada Gaming Authorities and is a corporate licensee (a "Corporate Licensee") under the terms of the Nevada Act. The gaming license requires the periodic payment of fees and taxes and is not transferable. The Company is required to register with the Nevada Commission as a publicly traded corporation (a "Registered Corporation") at the time it makes the Exchange Offer. Registered Corporations are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may request. No person may become a member of, or receive any percentage of the profits from, the Company without first obtaining licenses and approvals from the Nevada Gaming Authorities. All of the members of the Company have obtained the licenses and approvals necessary to own their respective interests in the Company. The Company has obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities at the Eldorado.

  The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company in order to determine whether such individual is suitable or should be licensed as a business associate of the Company. Officers, directors and certain key employees of the Company must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

  If the Nevada Gaming Authorities were to find an officer, director or key employee of the Company unsuitable for licensing or unsuitable to continue having a relationship with the Company, the Company would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

  The Company is required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Company must be reported to, or approved by, the Nevada Commission.

  If it were determined that the Nevada Act was violated by the Company, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Company's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Company's gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

  The Nevada Commission may, in its discretion, require the holder of any debt security of the Company, including the Notes, to file applications, be investigated and be found suitable to own such debt security. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Company can be sanctioned, including the loss of its licenses, if without the prior approval of the Nevada Commission, it:
(i) pays to the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

  The Company is presently licensed by the Nevada Gaming Authorities under the provisions of the Nevada Act applicable to privately owned corporations. In order to consummate the Exchange Offer, the Company will be required to apply for registration with the Nevada Commission as a Registered Corporation and for approval of the public offering of the New Notes. The Company presently has applications pending with the Nevada Gaming Authorities for such approvals. Assuming that such orders and approvals are obtained, the following discussion pertaining to Registered Corporations will apply.

  Any beneficial holder of a Registered Corporation's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability as a beneficial holder of a Registered Corporation's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

  The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Gaming Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of a Registered Corporation, any change in a Registered Corporation's corporate charter, bylaws, management, policies or operations or any of its gaming affiliates or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by shareholders, (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

  Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Gaming Board may be found unsuitable. The same restrictions apply to a record owner of the Company's securities if the record owner, after request, fails to identify the beneficial owner of such securities. Any shareholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. A Registered Corporation is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a member or to have any other relationship with such corporation, the Registered Corporation
(i) pays that person any dividend or interest upon voting securities of such corporation, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise or
(iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities, including, if necessary, the immediate purchase of such voting securities for cash at fair market value.

  A Registered Corporation is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authority at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. A Registered Corporation is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the stock certificates of a Registered Corporation to bear a legend indicating that the securities are subject to the Nevada Act.

  Neither the Company nor a Registered Corporation may make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada or to retire or extend obligations incurred for such purposes. The Exchange Offer will qualify as a public offering (as such term is defined in the Nevada Act) and will require the prior approval of the Nevada Commission upon the recommendation of the Nevada Gaming Board. In addition, because the Company will qualify as a Registered Corporation upon the effectiveness of the Exchange Offer, it must receive an exemption from provisions in the Nevada Act that render a Registered Corporation ineligible to hold a gaming license and prohibit a Corporate Licensee from making a public offering of its securities. The Company presently has applications pending with the Nevada Gaming Authorities for such approval and exemption. Approval of a public offering, if given, will not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Gaming Board as to the accuracy or adequacy of the prospectus or the investment merits of the New Notes offered in the Exchange Offer. Any representation to the contrary is unlawful.

  Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements or any act or conduct by a person whereby he obtains control may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Board and Nevada Commission with respect to a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling shareholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as a part of the approval process relating to the transaction.

  The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Registered Corporations may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates, (ii) preserve the beneficial aspects of conducting business in the corporate form and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are required in certain circumstances from the Nevada Commission before a Registered Corporation may make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management may be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's shareholders for the purposes of acquiring control of the Registered Corporation.

  License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received, (ii) the number of gaming devices operated or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments.

  Any person who is licensed, required to be licensed, registered, required to be registered or is under common control with such person (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Gaming Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Gaming Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada for the reason of personal unsuitability.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Exchange Notes will be passed upon for the Issuers by Latham & Watkins, Los Angeles, California and McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP ("McDonald Carano"), Reno and Las Vegas, Nevada. Donald L. Carano, a member of the Board of Managers and the Chief Executive Officer of the Company, maintains an "of counsel" relationship with McDonald Carano, but is not involved in the active practice of law or in the representation of the Company or any of its affiliates as an attorney.

                                    EXPERTS

  The consolidated financial statements of the Predecessor Partnership and its subsidiary as of December 31, 1994 and 1995 and for each year of the three-year period ended December 31, 1995 included in this Prospectus and included elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

          ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

Report of Independent Public Accountants.................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Income........................................... F-4
Consolidated Statements of Partners' Equity................................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
 Eldorado Hotel Associates Limited Partnership:

  We have audited the accompanying consolidated balance sheets of ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP and subsidiary (the "Partnership") as of December 31, 1994 and 1995 and the related consolidated statements of income, partners' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eldorado Hotel Associates Limited Partnership and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
March 27, 1996

          ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                DECEMBER 31,
                              -----------------  JUNE 30,
                                1994     1995      1996
                              -------- -------- -----------
                                                (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..............  $  5,360 $  6,122  $  4,784
  Accounts receivable, net..     2,662    3,949     5,215
  Inventories...............     1,209    1,992     2,358
  Prepaid expenses..........     1,126    1,528     2,426
                              -------- --------  --------
    Total current assets....    10,357   13,591    14,783
INVESTMENT IN JOINT
 VENTURE....................    42,229   44,644    44,583
PROPERTY AND EQUIPMENT,
 net........................    97,582  147,281   149,698
OTHER ASSETS, net...........    10,216   10,076     9,749
                              -------- --------  --------
    Total assets............  $160,384 $215,592  $218,813
                              ======== ========  ========
             LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-
   term debt................  $  1,119 $ 13,674  $ 18,146
  Current portion of capital
   lease obligations........       213      520       627
  Accounts payable..........     3,296    3,279     3,677
  Retention payable on
   construction.............       411    1,361       175
  Accrued and other
   liabilities..............     5,881    7,570     8,414
  Due to partners and
   affiliates...............       598      329       143
                              -------- --------  --------
    Total current
     liabilities............    11,518   26,733    31,182
LONG-TERM DEBT, less current
 portion....................    77,643  107,477    97,817
CAPITAL LEASE OBLIGATIONS,
 less current portion.......        89    1,959     2,498
                              -------- --------  --------
    Total liabilities.......    89,250  136,169   131,497
                              -------- --------  --------
MINORITY INTEREST...........     1,500    4,655     4,641
COMMITMENTS AND
 CONTINGENCIES (Note 11)....
PARTNERS' EQUITY............    69,634   74,768    82,675
                              -------- --------  --------
    Total liabilities and
     partners' equity.......  $160,384 $215,592  $218,813
                              ======== ========  ========

 The accompanying notes are an integral part of these consolidated statements.

          ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                FOR THE SIX
                                   FOR THE YEARS ENDED         MONTHS ENDED
                                       DECEMBER 31,              JUNE 30,
                                ----------------------------  ----------------
                                  1993      1994      1995     1996     1995
                                --------  --------  --------  -------  -------
                                                                (UNAUDITED)
OPERATING REVENUES:
  Casino....................... $ 95,261  $ 97,809  $106,737  $49,319  $50,124
  Food and beverage............   31,436    31,718    33,780   16,919   15,171
  Hotel........................   16,518    16,837    17,200    8,036    8,278
  Other........................    5,328     4,316     4,908    3,351    1,987
                                --------  --------  --------  -------  -------
                                 148,543   150,680   162,625   77,625   75,560
  Less--promotional allow-
   ances.......................  (11,486)  (12,482)  (13,895)  (6,825)  (6,767)
                                --------  --------  --------  -------  -------
    Net revenues...............  137,057   138,198   148,730   70,800   68,793
OPERATING EXPENSES:
  Casino.......................   34,573    37,554    42,692   21,084   20,441
  Food and beverage............   23,772    23,006    26,363   12,778   11,551
  Hotel........................    5,882     6,554     7,536    3,571    3,891
  Other........................    2,799     2,361     2,043    1,515      814
  Selling, general and adminis-
   trative.....................   27,316    27,509    28,335   13,980   13,260
  Depreciation.................    7,443     7,612     8,409    5,067    3,662
  Abandonment loss.............      --        --      1,862      --       --
  Equity in net loss of subsid-
   iary........................      --        --      3,208       61      --
                                --------  --------  --------  -------  -------
    Total operating expenses...  101,785   104,596   120,448   58,056   53,619
                                --------  --------  --------  -------  -------
OPERATING INCOME...............   35,272    33,602    28,282   12,744   15,174
INTEREST EXPENSE, net..........   (4,979)   (2,967)   (5,093)  (4,651)  (1,356)
                                --------  --------  --------  -------  -------
NET INCOME BEFORE MINORITY
 INTEREST......................   30,293    30,635    23,189    8,093   13,818
MINORITY INTEREST IN NET LOSS
 OF
 SUBSIDIARY....................      --        --        745       14      --
                                --------  --------  --------  -------  -------
NET INCOME..................... $ 30,293  $ 30,635  $ 23,934  $ 8,107  $13,818
                                ========  ========  ========  =======  =======


 The accompanying notes are an integral part of these consolidated statements.

          ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                             (DOLLARS IN THOUSANDS)

BALANCE, December 31, 1992............................................ $ 45,206
  Distributions.......................................................  (17,700)
  Net income..........................................................   30,293
                                                                       --------
BALANCE, December 31, 1993............................................   57,799
                                                                       --------
  Distributions.......................................................  (18,800)
  Net income..........................................................   30,635
                                                                       --------
BALANCE, December 31, 1994............................................   69,634
                                                                       --------
  Distributions.......................................................  (18,800)
  Net income..........................................................   23,934
                                                                       --------
BALANCE, December 31, 1995............................................   74,768
                                                                       --------
  Distributions (unaudited)...........................................     (200)
  Net income (unaudited)..............................................    8,107
                                                                       --------
BALANCE, June 30, 1996 (unaudited).................................... $ 82,675
                                                                       ========




 The accompanying notes are an integral part of these consolidated statements.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                               FOR THE SIX
                                 FOR THE YEARS ENDED        MONTHS ENDED JUNE
                                     DECEMBER 31,                  30,
                              ----------------------------  ------------------
                                1993      1994      1995      1996      1995
                              --------  --------  --------  --------  --------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income................. $ 30,293  $ 30,635  $ 23,934  $  8,107  $ 13,818
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation.............    7,443     7,612     8,409     5,067     3,662
    Equity in net loss of
     subsidiary..............      --        --      3,208        61       --
    Minority interest in net
     loss of subsidiary......      --        --       (745)      (14)      --
Loss on sale of property and
 equipment...................      200       147     1,761       --        (40)
(Increase) Decrease in--
  Accounts receivable, net...     (193)     (640)   (1,287)   (1,266)       (8)
  Inventories................      (63)      200      (783)     (366)     (378)
  Prepaid expenses...........      173       (89)     (402)     (898)     (430)
  Other assets, net .........   (8,068)    1,112      (103)      327       (72)
(Decrease) Increase in--
  Accounts payable, retention
   payable, accrued and other
   liabilities and due to
   partners and affiliates...    2,217      (191)    2,353      (130)    1,234
                              --------  --------  --------  --------  --------
  Net cash provided by
   operating activities......   32,002    38,786    36,345    10,888    17,786
                              --------  --------  --------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchases of property and
   equipment, net of
   disposals.................  (10,562)  (12,053)  (57,451)   (6,524)  (30,734)
  Investment in joint
   venture...................      --    (25,014)   (5,623)      --     (5,372)
  Proceeds from sale of
   property and equipment....       84        22       283        16         5
                              --------  --------  --------  --------  --------
  Net cash used in investing
   activities................  (10,478)  (37,045)  (62,791)   (6,508)  (36,101)
                              --------  --------  --------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from long-term and
   other debt................    5,756    94,892    53,000     7,000    26,250
  Principal payments on long-
   term and other debt.......   (9,932)  (77,297)  (10,892)  (12,518)   (6,646)
  Contributions by minority
   interest member...........      --        --      3,900       --      3,900
  Distributions..............  (17,700)  (18,800)  (18,800)     (200)   (9,700)
                              --------  --------  --------  --------  --------
  Net cash provided by (used
   in) financing activities.. $(21,876) $ (1,205) $ 27,208  $ (5,718) $ 13,804
                              --------  --------  --------  --------  --------



 The accompanying notes are an integral part of these consolidated statements.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

                            (DOLLARS IN THOUSANDS)


                                                                FOR THE SIX
                                                               MONTHS ENDED
                            FOR THE YEARS ENDED DECEMBER 31,     JUNE 30,
                            --------------------------------- ----------------
                               1993        1994       1995     1996     1995
                            ----------  ---------- ---------- -------  -------
                                                                (UNAUDITED)
(DECREASE)/INCREASE IN
 CASH AND CASH
 EQUIVALENTS..............  $     (352) $      536 $      762 $(1,338) $(4,511)
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF PERIOD...       5,176       4,824      5,360   6,122    5,360
                            ----------  ---------- ---------- -------  -------
CASH AND CASH EQUIVALENTS
 AT END OF PERIOD.........  $    4,824  $    5,360 $    6,122 $ 4,784  $   849
                            ----------  ---------- ---------- -------  -------
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
  Cash paid during period
   for interest...........  $    5,121  $    4,959 $    6,639 $ 4,194  $ 3,448
                            ==========  ========== ========== =======  =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  During the year ended December 31, 1994, the Partnership contributed land totalling $17,215,000 ($325,000 of which was included in Other Assets) to a joint venture (See Note 5).

  During the year ended December 31, 1994, the minority interest member contributed land valued at $1,500,000 to Eldorado Limited Liability Company (See Notes 1 and 5).

  During the year ended December 31, 1995, the Partnership entered into capital lease obligations totalling $2,458,000 for slot machines and other equipment.

  During the six months ended June 30, 1996, the Partnership entered into capital lease obligations totalling $976,000 for slot machines and other equipment (unaudited).



 The accompanying notes are an integral part of these consolidated statements.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation/Operations

  The consolidated financial statements include the accounts of Eldorado Hotel Associates Limited Partnership (the "Partnership") and its majority-owned subsidiary, Eldorado Limited Liability Company ("ELLC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  The consolidated financial statements for the six months ended June 30, 1995 and 1996 and related amounts in the Notes to Consolidated Financial Statements are unaudited, but in the opinion of management reflect all normal and recurring adjustments necessary for a fair presentation of the results of those periods.

  The Partnership owns and operates the Eldorado Hotel & Casino, a 817-room hotel casino in downtown Reno, Nevada. ELLC owns a 50% interest in a joint venture that owns the Silver Legacy Resort Casino, a 1,711 room hotel that opened July 28, 1995 and is located contiguous to the Eldorado Hotel & Casino.

  ELLC was organized as a Nevada limited-liability company on March 1, 1994. During 1994, the Partnership contributed land and received an initial 88.75% interest in ELLC. During 1995, the Partnership's interest was reduced to 76.76% as a result of other members' contributions.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

 Inventories

  Inventories are stated at the lower of cost, using a first-in, first-out basis, or market value.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset or the term of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

 Capitalization of Interest

  The Partnership capitalizes interest on funds disbursed during the active construction and development phases of its facilities and other major projects. This includes interest capitalized on the Partnership's investment in the Silver Legacy Resort Casino. Interest capitalized during the fiscal years ended December 31, 1993, 1994 and 1995 was approximately $253,000, $2,140,000 and $2,742,000, respectively.

 Investment in the Silver Legacy Resort Casino

  ELLC accounts for its 50% joint venture interest in the Silver Legacy Joint Venture (as defined herein) under the equity method of accounting.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

 Casino Revenue and Promotional Allowances

  In accordance with industry practice, the Partnership recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenue and then deducted as promotional allowances. The cost of providing such complimentary services is charged to operating expenses in the casino department. Such estimated costs of providing complimentary services are as follows (in thousands):

                                                                    FOR THE SIX
                                              FOR THE YEARS ENDED  MONTHS ENDED
                                                  DECEMBER 31,       JUNE 30,
                                              -------------------- -------------
                                               1993   1994   1995   1995   1996
                                              ------ ------ ------ ------ ------
                                                                    (UNAUDITED)
      Food and beverage...................... $6,026 $6,996 $7,716 $3,785 $3,722
      Hotel..................................    607    789  1,222    574    754
      Other..................................    300  1,018  1,033    490    507
                                              ------ ------ ------ ------ ------
                                              $6,933 $8,803 $9,971 $4,849 $4,983
                                              ====== ====== ====== ====== ======

 Federal Income Taxes

  The Partnership is not subject to income taxes; therefore, no provision for income taxes has been made as the Partners include their respective shares of partnership income in their income tax returns.

 Reclassifications

  Certain reclassifications have been made to prior years' consolidated financial statements to conform to current year presentation.

2. ACCOUNTS RECEIVABLE

  Components of accounts receivable, net are as follows (in thousands):

                                                     DECEMBER 31,
                                                     --------------   JUNE 30,
                                                      1994    1995      1996
                                                     ------  ------  -----------
                                                                     (UNAUDITED)
      Accounts receivable........................... $3,296  $4,524    $5,656
      Due from partners and affiliates..............    116      98       219
                                                     ------  ------    ------
                                                      3,412   4,622     5,875
      Allowance for doubtful accounts...............   (750)   (673)     (660)
                                                     ------  ------    ------
          Total..................................... $2,662  $3,949    $5,215
                                                     ======  ======    ======

3. CERTAIN RISK AND UNCERTAINTIES

  A significant portion of the Partnership's revenues and operating income are generated from patrons who are residents of northern California. A change in general economic conditions or the extent and nature of casino gaming in California, Washington or Oregon could adversely affect the Partnership's operating results.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                                      FOR THE
                                                                    SIX MONTHS
                                                  DECEMBER 31,         ENDED
                                    ESTIMATED   ------------------   JUNE 30,
                                   SERVICE LIFE   1994      1995       1996
                                   ------------ --------  --------  -----------
                                     (YEARS)                        (UNAUDITED)
Land and improvements............       --      $ 13,622  $ 14,511   $ 13,597
Buildings and other leasehold im-
 provements......................     10-33       78,972   129,715    132,282
Furniture, fixtures, and equip-
 ment............................      5-15       43,397    52,195     50,175
Property held under capital lease
 (Note 11).......................      3-15        3,159     5,682      6,685
Construction in progress.........                  7,993     1,627      5,520
                                                --------  --------   --------
                                                 147,143   203,730    208,259
Less--Accumulated depreciation...                (49,561)  (56,449)   (58,561)
                                                --------  --------   --------
  Property and equipment, net....               $ 97,582  $147,281   $149,698
                                                ========  ========   ========

  Substantially all property and equipment are pledged as collateral for long-term debt (see Note 7).

5. INVESTMENT IN THE SILVER LEGACY RESORT CASINO

  Effective March 1, 1994, ELLC and Galleon, Inc. (a Nevada corporation owned and controlled by Circus Circus Enterprises, Inc.) entered into a joint venture (the "Silver Legacy Joint Venture") pursuant to a joint venture agreement (the "Joint Venture Agreement") to develop the Silver Legacy Resort Casino (the "Silver Legacy"). The Silver Legacy consists of a casino and hotel located in Reno, Nevada, which began operations on July 28, 1995. During 1994, ELLC contributed land to the Silver Legacy Joint Venture with a fair value of $25,000,000 (a book value of $17,215,000), and cash of $23,000,000. Additional cash contributions of $3,900,000 were made in 1995, for a total equity investment of $51,900,000. Each partner owns a 50% interest in the Silver Legacy Joint Venture. Galleon, Inc. contributed cash of $51,900,000 to the Silver Legacy Joint Venture. Galleon, Inc. is entitled to receive a priority allocation of operating income, up to an amount equal to 7.5% of the initial investment, not to exceed $290,000,000, adjusted for taxes, and reduced for depreciation and principal payments, starting May 1997, as defined in the Joint Venture Agreement.

  During 1994, the Partnership contributed land with a fair value of $22,185,000 (cost of $15,715,000) to ELLC; the minority interest member of ELLC contributed land with a fair value of $2,815,000 (cost of $1,500,000) to ELLC. Based upon these contributions, the Partnership had an 88.75% interest in ELLC as of December 31, 1994. In addition, during 1994, the Partnership loaned $23,000,000 to ELLC to contribute to the Silver Legacy Joint Venture; this note receivable from ELLC is eliminated in consolidation. During 1995, the minority interest member contributed cash of $3,900,000 to ELLC; as a result, the Partnership's interest in ELLC was reduced to 76.76%. For the year ended December 31, 1995, ELLC's 50% share of the Silver Legacy Joint Ventures' net loss was ($3,208,000). The minority interest member's investment in ELLC was therefore adjusted by ($745,000), its respective share of the loss. For the six months ended June 30, 1996, ELLC's 50% share of the Silver Legacy Joint Ventures' net loss was ($61,000); the minority interest member's investment in ELLC was therefore adjusted by ($14,000), its respective share of the loss (unaudited).

          ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

  The change in the Partnership's investment in the Silver Legacy Joint Venture is as follows (in thousands):

                                                        DECEMBER 31,  JUNE 30,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Beginning balance................................   $42,229      $44,644
      Equity in net (loss) of subsidiary...............    (3,208)         (61)
      Contributions....................................     3,900          --
      Distributions....................................       --           --
      Other (capitalized interest).....................     1,723          --
                                                          -------      -------
      Ending balance...................................   $44,644      $44,583
                                                          =======      =======

  Summarized balance sheet information for the Silver Legacy Joint Venture is as follows (in thousands):

                                                        DECEMBER 31,  JUNE 30,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Current assets...................................   $ 16,165    $ 16,075
      Property and equipment, net......................    352,837     347,460
      Other assets.....................................        958         887
                                                          --------    --------
        Total assets...................................   $369,960    $364,422
                                                          ========    ========
      Current liabilities..............................   $ 46,163    $ 41,380
      Long-term liabilities............................    226,413     225,779
      Partners' equity.................................     97,384      97,263
                                                          --------    --------
        Total liabilities and partners' equity.........   $369,960    $364,422
                                                          ========    ========

  Summarized results of operations for the Silver Legacy Joint Venture are as follows (in thousands):

                                       FOR THE PERIOD OF INCEPTION  FOR THE SIX
                                           (MARCH 1, 1994) TO       MONTHS ENDED
                                            DECEMBER 31, 1995      JUNE 30, 1996
                                       --------------------------- -------------
                                                                    (UNAUDITED)
      Net Revenues....................           $66,013             $ 71,016
      Operating Expenses..............           (63,052)             (60,754)
                                                 -------             --------
      Operating Income................             2,961               10,262
                                                 -------             --------
      Other (Expense).................            (9,377)             (10,384)
                                                 -------             --------
      Net Loss........................           $(6,416)            $   (122)
                                                 =======             ========

  The Silver Legacy commenced operations on July 28, 1995.

          ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

6. ACCRUED AND OTHER LIABILITIES

  Accrued and other liabilities consist of the following (in thousands):

                                                       DECEMBER 31,
                                                       -------------  JUNE 30,
                                                        1994   1995     1996
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
     Accrued payroll and benefits..................... $3,096 $3,386   $2,180
     Accrued vacation.................................    646    740      858
     Accrued medical claims...........................    653  1,068      866
     Progressive slot liability.......................    585    666      646
     Other............................................    901  1,710    3,864
                                                       ------ ------   ------
                                                       $5,881 $7,570   $8,414
                                                       ====== ======   ======

7. LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                                  DECEMBER 31,
                                                -----------------   JUNE 30,
                                                 1994      1995       1996
                                                -------  --------  -----------
                                                                   (UNAUDITED)
     Outstanding portion of reducing revolver
      and the revolving credit line due in
      quarterly installments of principal (plus
      interest calculated using either Base
      rate or Eurodollar rate) due March 25,
      2000; secured by substantially all real
      property................................. $75,294  $118,544   $113,690
     Notes payable to a corporation due in
      quarterly principal installments of
      $97,500 and $90,000, respectively,
      (including monthly interest at prime plus
      2%; the rate at December 31, 1995 and
      June 30, 1996 was 10.5% and 10.25%,
      respectively) to June 30, 1997 and July
      30, 1999, respectively, when principal
      balance is due; secured by real
      property.................................   2,828     2,104      1,833
     Notes Payable, Other......................     640       503        440
                                                -------  --------   --------
                                                 78,762   121,151    115,963
     Less--Current portion.....................  (1,119)  (13,674)   (18,146)
                                                -------  --------   --------
                                                $77,643  $107,477   $ 97,817
                                                =======  ========   ========

  Scheduled maturities of long-term debt are as follows for the years ended December 31, (in thousands):

     1996.............................................................. $ 13,674
     1997..............................................................   17,939
     1998..............................................................   17,617
     1999..............................................................   18,255
     2000..............................................................   53,546
     Thereafter........................................................      120
                                                                        --------
                                                                        $121,151
                                                                        ========

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

  The reducing revolver and the revolving credit lines consist of: Line A for $115,000,000 (the reducing revolver) and Line B (the revolving credit line) for $15,000,000 maturing March 25, 2000; of which $107,775,000 was drawn on Line A as of December 31, 1995 and $10,769,000 of which was drawn on Line B as of December 31, 1995 (see "Letters of Credit" in Note 11). The loan agreement, among other things, includes various provisions which require a minimum tangible net worth, a minimum total debt to EBITDA ratio and limitations on expenditures for property and equipment and on additional borrowings. Under the minimum tangible net worth covenant, $10.6 million was available for equity distributions as of June 30, 1996 (unaudited).

  On July 31, 1996, Eldorado Resorts LLC, a Nevada limited-liability company and successor to the Partnership (the "Company"), and Eldorado Capital Corp., a Nevada corporation ("Capital" and, together with the Company, the "Issuers"), sold $100,000,000 in aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2006 (the "Notes"). The Notes are joint and several obligations of the Issuers. The Notes mature on August 15, 2006 and bear interest at the rate of 10 1/2% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 1997. Pursuant to a Registration Rights Agreement dated as of July 31, 1996, among the Issuers and the Initial Purchasers party thereto (the "Registration Rights Agreement"), the Issuers will file a registration statement under the Securities Act of 1933, as amended, with respect to an offer to exchange the Notes for debt securities of the Issuers with terms identical to the Notes.

  The Indenture relating to the Notes contains certain covenants which, among other things, limit the ability of the Issuers and any Restricted Subsidiaries (as defined in the Indenture) to incur additional indebtedness, pay dividends or make other distributions, create certain liens, enter into certain transactions with affiliates, utilize proceeds from asset sales, issue or sell equity interests of subsidiaries and enter into certain mergers and consolidations and requires the Company to maintain certain financial requirements.

  The net proceeds of the Offering of approximately $96.5 million were used by the Company to repay a portion of its existing debt. Concurrent with this repayment, the Company amended its $130 million existing bank credit facility, which was scheduled to mature March 25, 2000. The amended credit facility (the "Credit Facility") provides for a senior secured revolving credit facility of $50 million. Borrowings bear interest, at the Company's option, at either (i) the greater of (a) the reference rate publicly announced by Bank of America and (b) the Federal Funds Rate plus .50% plus an applicable percentage or (ii) the Eurodollar rate plus an applicable percentage. The Credit Facility will mature July 31, 2001.

  The Credit Facility is secured by substantially all of the Company's real property. The facility includes various restrictions and other covenants including: (i) restrictions on the disposition of property, (ii) restrictions on investments and acquisitions, (iii) restrictions on distributions to members of the Company, (iv) restrictions on the incurrence of negative pledges, (v) restrictions on the incurrence of indebtedness and the issuance of guarantees, (vi) restrictions on transactions with affiliates and, (vii) restrictions on annual capital expenditures including capital leases. The Credit Facility also contains financial covenants including a maximum total debt to EBITDA ratio, a maximum senior debt to EBITDA ratio, a minimum fixed charge coverage ratio and a minimum equity requirement. Included in prepaid expenses and other accruals at June 30, 1996 are $500,000 of debt offering costs related to the Indenture and the amendment to the credit facility which will be amortized over the life of the applicable agreements (unaudited).

8. ABANDONMENT LOSS

  During fiscal year 1995, the Partnership abandoned certain real property with a net book value of $1,862,000 related to the expansion of the existing casino.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

9. EMPLOYEE BENEFIT PLANS

  On May 1, 1990, the Partnership established a voluntary, qualified, defined contribution plan covering all full-time employees of the Partnership who have completed six months and 1,000 hours of service and are age twenty-one or older. The plan allows an employer contribution up to 25 percent of the first 6 percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(K) of the Internal Revenue Code. The Partnership's matching contributions were $208,000, $221,000 and $252,000 for the fiscal years ended December 31, 1993, 1994 and 1995, respectively.

10. EXECUTIVE DEFERRED COMPENSATION PLANS

  Effective January 1, 1990, the Partnership established a Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees. The Partnership has established a trust fund to hold and invest amounts elected by the executives to be deferred from their current compensation. As of December 31, 1994 and 1995, the Partnership has accrued $481,000 and $629,000, respectively, related to this deferred compensation agreement.

  The Partnership instituted the Eldorado Performance and Appreciation Rights Plan (the "Plan") for the benefit of certain of its key executives and other key employees of the Partnership and its general partners, effective for the fiscal year commencing January 1, 1995. A person shall be eligible to be granted performance and/or appreciation rights only if on the proposed grant date, such person is an executive or other key employee of the Partnership or an affiliate of the Partnership. The performance right allows the key employee the right to receive an amount equal to a percentage of income from the grant date, as defined, through the date of exercise. The appreciation right allows the key employee to receive compensation based upon the difference between the value of the Partnership, as defined, as of January 1, 1995 (the "Base Rate") and the future value of the Partnership. One Partnership Unit (1% of the Partnership) is equivalent to the combination of 100,000 performance rights and 100,000 appreciation rights. The Base Rate for each appreciation right is $26.66 as of January 1, 1995. The Partnership value is calculated as a factor of eight (8) times trailing twelve months operating income (adjusted for certain items to approximate EBITDA) less funded indebtedness and adjusted for certain additional items, as defined. The rights are not ownership interests in the Partnership. As of December 31, 1995, 860,000 appreciation rights have been granted. The maximum amount of performance rights and appreciation rights which may be granted shall not exceed 1,000,000 each.

  The Plan's committee shall determine the date on which each performance right or appreciation right shall vest and become exercisable; as of December 31, 1995, no vesting period has been established. The Partnership value as of December 31, 1995, as calculated, is below the $26.66 Base Rate, and therefore no accrual is required as of December 31, 1995. Except as defined in the Plan agreement, the Partnership has no duty or obligation to fund or secure the benefits payable to key executives.

11. COMMITMENTS AND CONTINGENCIES

 Letters of Credit

  Line B of the revolving credit line (see Note 7) allows for the issuance of letters of credit which reduces the available line by the amount pledged. At December 31, 1995 the amount pledged was $932,000.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

 Capital Leases

  The Partnership leases certain equipment under agreements classified as capital leases. The future minimum lease payments by year under these leases, together with the present value of the minimum lease payments consisted of the following at December 31, (in thousands):

       1996............................................................. $  705
       1997.............................................................    604
       1998.............................................................    604
       1999.............................................................    604
       2000.............................................................    482
       Thereafter.......................................................    --
                                                                         ------
       Minimum lease payments...........................................  2,999
       Less--Amounts representing interest..............................   (520)
                                                                         ------
                                                                         $2,479
                                                                         ======

 Operating Leases

  The Partnership leases equipment under operating leases. Future minimum payments (expiring from 1996 and thereafter) under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 1995 (in thousands):

                                                                  FUTURE MINIMUM
                                                                  LEASE PAYMENTS
                                                                  --------------
       1996......................................................      $245
       1997......................................................       189
       1998......................................................       189
       1999......................................................        10
       Thereafter................................................       --
                                                                       ----
                                                                       $633
                                                                       ====

  Total rental expense under operating leases was $939,000 for the year ended December 31, 1993, $751,000 for the year ended December 31, 1994 and $751,000 for the year ended December 31, 1995. Additional rent for land upon which the hotel casino resides of $649,000 in 1995 ($636,000 in 1993 and $642,000 in
1994) was paid to a related party based on gross gaming receipts. This rental agreement expires June 30, 2027.

 Legal Matters

  The Partnership is a litigant in legal matters arising in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or results of operations of the Partnership.

12. CORPORATE EXPENSES/MANAGEMENT FEES

  The Partnership pays management fees to Recreation Enterprises, Inc. and Hotel Casino Management, Inc., the owners of 55% and 29% of the Partnership's equity interests, respectively. Historically, the salaries of senior executive officers and certain other key employees of the Partnership were not directly incurred by the Partnership, but were paid from a portion of the management fees paid to Recreational Enterprises, Inc. As of July 1, 1996, the aggregate annual salaries of such senior executive officers and other key employees became payroll obligations of the Partnership. In connection with the consummation of the offering of the Notes, the Partnership entered into a Management Agreement with Recreational Enterprises, Inc. and Hotel Casino Management, Inc. providing that future management fees paid to Recreational Enterprises, Inc. and Hotel Casino Management, Inc. will not exceed 1.5% of the Partnership's annual net revenues.

         ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP AND SUBSIDIARY

13. RELATED PARTIES

  The Partnership pays management fees to two of its corporate Partners. Such fees, included in selling, general and administrative and operating department expenses, were $4,632,000, $3,777,000 and $4,288,000 for the years ended
December 31, 1993, 1994 and 1995, respectively. Salaries for certain of the Partnership's executives were paid by the management company during the years and are included in the management fee.

  The Partnership also utilizes wine that is produced by a winery owned by one of the owners of the Company.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF OR THAT ANY INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   3
Summary..................................................................   4
Risk Factors.............................................................  13
The Exchange Offer.......................................................  20
Use of Proceeds..........................................................  29
Capitalization...........................................................  29
Selected Consolidated Financial Data.....................................  30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  33
Business.................................................................  40
Management...............................................................  51
Security Ownership of Certain Beneficial Owners and Management...........  57
Certain Transactions.....................................................  59
Material Agreements......................................................  60
Description of Notes.....................................................  66
Certain Federal Income Tax Considerations................................  96
Plan of Distribution.....................................................  96
Nevada Regulation and Licensing..........................................  97
Legal Matters............................................................ 100
Independent Auditors..................................................... 100
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  UNTIL    , 199  (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $100,000,000


                             ELDORADO RESORTS LLC

                            ELDORADO CAPITAL CORP.

                          10 1/2% SENIOR SUBORDINATED
                                NOTES DUE 2006

                               ----------------

                                  PROSPECTUS

                               ----------------


                                       , 199

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 The Company

  The Company's Articles of Organization provide that no manager, member or interest holder of the Company shall be individually liable for a debt, obligation or liability of the Company, unless otherwise agreed by such person. The Articles of Organization also eliminate the personal liability of the Company's managers to the fullest extent permitted or not prohibited by Chapter 86 of the Nevada Revised Statutes (the "NRS"), including liability of a manager for acts or omissions of such manager in connection with the business or affairs of the Company including any breach of fiduciary duty, mistake of judgment or business decision but excepting acts or omissions that a final adjudication establishes involved intentional misconduct, fraud or a knowing violation of law that was material to the subject cause of action.

  The Company's Operating Agreement provides that no manager or officer of the Company shall be liable to the Company or its members or interest holders for acts or omissions in connection with the business or affairs of the Company, including any breach of fiduciary duty, mistake of judgment or business decision, except for acts or omissions that a final adjudication establishes involved intentional misconduct, fraud or a knowing violation of law that was material to the subject cause of action. The Operating Agreement provides for indemnification of the Company's managers and officers against all liabilities arising out of the Company or its business or affairs, except for those related to acts or omissions that a final adjudication establishes involved intentional misconduct, fraud or a knowing violation of law that was material to the subject cause of action.

  In addition, the Company's Operating Agreement provides for indemnification of the Company's members in connection with actions, suits or proceedings other than actions by or in the right of the Company, by reason of the fact that they are or were such members, against expenses reasonably incurred in connection with any such action, suit or proceeding, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The Operating Agreement also provides for indemnification of the Company's members in connection with actions or suits by or in the right of the Company, by reason of the fact that they are or were such members, against expenses reasonably incurred in connection with the defense or settlement of any such action or suit, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company, except for claims, issues or matters as to which they have been adjudged by a court of competent jurisdiction to be liable to the Company or for amounts paid in settlement to the Company.

  Section 86.371 of the General Corporation Law of Nevada (the "NGCL") provides that unless otherwise provided in the articles of organization or an agreement signed by the member or manager to be charged, no member or manager of any Nevada limited-liability company is individually liable for the debts or liabilities of the company.

  Under Section 86.411 of the NGCL, a limited-liability company may indemnify its managers, members, employees and agents in connection with actions, suits or proceedings other than actions by or in the right of the company, by reason of the fact that they are or were such managers, members, employees or agents, against expenses and liabilities reasonably incurred in connection with any such action, suit or proceeding, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Under Section 86.421 of the NGCL, a limited-liability company may indemnify its managers, members, employees and agents in connection with actions or suits by or in the right of the company, by reason of the fact that they are or were such managers, members, employees or agents, against expenses reasonably incurred in connection with the defense or settlement of any such action or suit, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the company, except for claims, issues or matters as to which they have been adjudged by a court of competent jurisdiction to be liable to the company or for amounts paid in settlement to the company. In addition, Section 86.431 of the NGCL requires a company to indemnify its managers, members, employees and agents to the extent that they have been successful on the merits or otherwise in the defense of any actions, suits or proceedings referred to in Sections 86.411 and 86.421, or any claims, issues or matters therein, against expenses reasonably incurred in connection with any such defense.

  Notwithstanding the foregoing sections, Section 86.451 of the NGCL prohibits indemnification of a manager or member, except under certain circumstances, if a final adjudication establishes that such manager or member's acts or omissions involved intentional misconduct, fraud or a knowing violation of law that was material to the subject cause of action.

 Capital

  Capital's Articles of Incorporation provide that no director of Capital shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director, except for (i) acts or omissions involving intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of Chapter 78 of the NRS, and provides that if Chapter 78 is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Capital's directors shall be eliminated or limited to the full extent permitted by Chapter 78 as so amended. Capital's Articles of Incorporation also provide for indemnification of its directors to the fullest extent permitted by Chapter 78 of the NRS against any liabilities asserted against and incurred by them by reason of the fact that they are or were such directors. In addition, Capital's Articles of Incorporation provide for indemnification of its directors and officers in accordance with the NRS.

  Capital's Bylaws provide for indemnification of its directors and officers against any liabilities incurred by reason of the fact that they are or were such directors or officers, except to the extent prohibited by Chapter 78 of the NRS.

  Section 78.751(1) of the NGCL provides that a corporation may indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings other than actions by or in the right of the corporation, by reason of the fact that they are or were such directors, officers, employees or agents, against expenses and liabilities reasonably incurred in connection with any such action, suit or proceeding, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Under Section 78.751(2), a corporation may indemnify its directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they are or were such directors, officers, employees or agents, against expenses reasonably incurred in connection with the defense or settlement of any such action or suit, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except for claims, issues or matters as to which they have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation. In addition, Section 78.751(3) requires a corporation to indemnify its directors, officers, employees and agents to the extent that they have been successful on the merits or otherwise in the defense of any actions, suits or proceedings referred to in subsections (1) and (2), or any claims, issues or matters therein, against expenses reasonably incurred in connection with any such defense.

  Notwithstanding the foregoing subsections, Section 78.751(6) of the NGCL prohibits indemnification of a director or officer, except under certain circumstances, if a final adjudication establishes that such director or officer's acts or omissions involved intentional misconduct, fraud or a knowing violation of law that was material to the subject cause of action.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES.

 (a) Exhibits

  A list of exhibits filed with this Registration Statement on Form S-4 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by this reference.

 (b) Financial Statement Schedules

  Schedules not listed are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on September 12, 1996.

                                          ELDORADO RESORTS LLC

Date: September 12, 1996                  By:   /s/ Donald L. Carano
                                             ----------------------------------
                                                    Donald L. Carano
                                           Chief Executive Officer, President
                                                  and Presiding Manager

                                          ELDORADO CAPITAL CORP.

Date: September 12, 1996                  By:   /s/ Donald L. Carano
                                             ---------------------------------
                                                    Donald L. Carano
                                                        President

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Donald L. Carano his true and lawful attorney and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming that said attorney and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Donald L. Carano          Chief Executive Officer,      September 12, 1996
  __________________________________ President and Presiding
          Donald L. Carano           Manager of the Board of
                                     Managers of Eldorado Resorts
                                     LLC (Principal Executive
                                     Officer) and President
                                     (Principal Executive
                                     Officer) and Director of
                                     Eldorado Capital Corp.
       /s/ Robert M. Jones           Chief Financial Officer of    September 12, 1996
  __________________________________ Eldorado Resorts LLC
          Robert M. Jones            (Principal Financial and
                                     Accounting Officer)

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Gene R. Carano            Treasurer of Eldorado         September 12, 1996
____________________________________ Capital Corp. (Principal
           Gene R. Carano            Financial and Accounting
                                     Officer)

   /s/ Raymond J. Poncia, Jr.        Member of the Board of        September 12, 1996
____________________________________ Managers of Eldorado Resorts
       Raymond J. Poncia, Jr.        LLC--appointed by Hotel
                                     Casino Management, Inc. as
                                     its corporate representative
                                     and Director of Eldorado
                                     Capital Corp.

       /s/ Gary L. Carano            Member of the Board of        September 12, 1996
____________________________________ Managers of Eldorado Resorts
           Gary L. Carano            LLC--appointed by
                                     Recreational Enterprises,
                                     Inc. as its corporate
                                     representative

      /s/ Gregg R. Carano            Director of Eldorado Capital  September 12, 1996
____________________________________ Corp.
          Gregg R. Carano

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                   DESCRIPTION OF EXHIBIT                       PAGE
 -------                  ----------------------                   ------------
  2.1    Eldorado Resorts LLC Articles of Merger
  2.2    Agreement and Plan of Merger dated as of June 28, 1996
          by and between Eldorado Hotel Associates Limited
          Partnership and Eldorado Resorts LLC
  3.1    Articles of Organization of Eldorado Resorts LLC
  3.2    Articles of Incorporation of Eldorado Capital Corp.
  3.3    Operating Agreement of Eldorado Resorts LLC dated as of
          June 28, 1996 by and among Recreational Enterprises,
          Inc., Hotel-Casino Management, Inc., Hotel Casino
          Realty Investments, Inc., Donald L. Carano and Ludwig
          J. Corrao
  3.4    Bylaws of Eldorado Capital Corp.
  4.1    Indenture dated July 31, 1996 between Eldorado Resorts
          LLC, Eldorado Capital Corp. and Fleet National Bank,
          as trustee
  4.2    Registration Rights Agreement dated as of July 31, 1996
          by and among Eldorado Resorts LLC, Eldorado Capital
          Corp., Bear, Stearns & Co. Inc., Wasserstein Perella
          Securities, Inc. and BA Securities, Inc.
  4.3    Form of Exchange Note (included in Exhibit 4.1)
  4.4    Amended and Restated Loan Agreement dated as of July
          31, 1996 among Eldorado Resorts LLC and Bank of
          America National Trust and Savings Association, as
          sole initial Bank, Issuing Bank and Administrative
          Agent
  5      Opinion of Latham & Watkins, including consent
  8      Opinion of Latham & Watkins regarding certain federal
          income tax matters, including consent
 10.1    Agreement of Joint Venture of Circus and Eldorado Joint
          Venture dated as of March 1, 1994 by and between
          Eldorado Limited Liability Company and Galleon, Inc.
 10.2    Environmental Indemnity entered into as of May 30, 1995
          by Circus Circus Enterprises, Inc. and Eldorado Hotel
          Associates Limited Partnership
 10.3    Management Agreement dated as of June 28, 1996 by and
          between Eldorado Resorts LLC, Recreational
          Enterprises, Inc. and Hotel-Casino Management, Inc.
 10.4    Indemnity Agreement dated as of July 25, 1996 between
          Eldorado Resorts LLC and Eldorado Capital Corp.
 10.5    Purchase Agreement and Joint Escrow Instructions dated
          June 26, 1996 by and between Daniel's Motor Lodge,
          Inc. and Eldorado Hotel Associates Limited Partnership
 10.6.1  Lease dated July 21, 1972 by and between C. S. & Y
          Associates and Eldorado Hotel Associates
 10.6.2  Addendum to Lease dated March 20, 1973 by and between
          C. S. & Y Associates and Eldorado Hotel Associates
 10.6.3  Amendment to Lease dated January 1, 1978 by and between
          C. S. & Y Associates and Eldorado Hotel Associates
 10.6.4  Amendment to Lease dated January 31, 1985 by and
          between C. S. & Y Associates and Eldorado Hotel
          Associates
 10.6.5  Third Amendment to Lease dated December 24, 1987 by and between C. S. & Y Associates and Eldorado Hotel
          Associates

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                   DESCRIPTION OF EXHIBIT                       PAGE
 -------                  ----------------------                   ------------
  10.7   Eldorado Hotel Associates Limited Partnership 1995
          Performance and Appreciation Rights Plan effective
          January 1, 1995
  10.8   Eldorado Hotel Casino Deferred Compensation Plan
          effective January 1, 1990
  10.9   Eldorado Hotel Casino Deferred Compensation Plan Trust
          Agreement dated December 1, 1990 by and between
          Eldorado Hotel Associates Limited Partnership and
          Donald L. Carano
  12     Computation of Ratio of Earnings to Fixed Charges
  21     List of Subsidiaries
  23     Consent of Independent Public Accountants
  25     Statement of Eligibility and Qualification of Fleet
          National Bank, as Trustee
  27     Financial Data Schedule
  99.1   Form of Letter of Transmittal
  99.2   Form of Notice of Guaranteed Delivery
  99.3   Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9
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